Filed Pursuant to Rule 424(b)(5)

Registration No. 333-223044

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
4.875% Notes due 2028	US$1,000,000,000	US$124,500

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

To Prospectus dated May 30, 2018

Enel Chile S.A.

US$1,000,000,000 4.875% Notes due 2028

We are offering US$1,000,000,000 4.875% Notes due 2028 (the “notes”). We will pay interest on the notes semi-annually in arrears on June 12 and December 12 of each year, commencing December 12, 2018. The notes will bear interest at a rate of 4.875% per year and will mature on June 12, 2028. We will pay principal and interest on the notes in United States dollars.

We may redeem the notes, in whole or in part, at any time and from time to time, at our option, at a redemption price equal to the greater of the outstanding principal amount of the notes and a “make-whole” amount, in each case plus accrued and unpaid interest, if any, on the principal amount of the notes being redeemed to the date of redemption. In addition, we may redeem the notes, in whole or in part, at any time and from time to time, beginning on the date that is three months prior to the scheduled maturity date of the notes, at our option, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, on the principal amount of the notes being redeemed to the date of redemption. We may also redeem the notes in whole, but not in part, at any time, if certain changes relating to Chilean tax laws occur, at 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, on the principal amount of the notes being redeemed to the date of redemption. See “Description of the Notes.”

The notes will be our unsecured and unsubordinated obligations and will rank pari passu in right of payment with all of our other existing and future unsecured and unsubordinated obligations, except for statutory priorities or obligations granted preference by operation of Chilean law. The notes will be effectively subordinated to all of our secured indebtedness with respect to the value of our assets securing that indebtedness and structurally subordinated to all of the existing and future liabilities of our subsidiaries. The notes will be issued in minimum denominations of US$1,000 and integral multiples of US$1,000 in excess thereof.

Investing in these notes involves risks that are described in the “Risk Factors” section of our Annual Report on Form 20-F for the fiscal year ended December 31, 2017, as amended, and beginning on page S-20 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

ANY OFFER OR SALE OF NOTES IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA WHICH HAS IMPLEMENTED DIRECTIVE 2003/71/EC (THE “PROSPECTUS DIRECTIVE”) MUST BE ADDRESSED TO QUALIFIED INVESTORS (AS DEFINED IN THE PROSPECTUS DIRECTIVE).

	Per Note	Total
Public offering price(1)	98.824%	US$	988,240,000
Underwriting discount	0.450%	US$	4,500,000
Proceeds to us (before expenses)(1)	98.374%	US$	983,740,000

(1)	Plus accrued interest, if any, from June 12, 2018, if settlement occurs after that date.

We intend to apply to list the notes on the New York Stock Exchange (the “NYSE”). We expect trading in the notes on the NYSE to begin within 30 days after the original issue date. If such a listing is obtained, we will have no obligation to maintain such listing, and we may delist the notes at any time. There is currently no established trading market for the notes.

The notes may not be publicly offered or sold, directly or indirectly, in the Republic of Chile, or to any resident of Chile, except as permitted by applicable Chilean law. The notes will not be registered under Law No. 18,045, as amended (Ley de Mercado de Valores or the “Securities Market Law”), with the Financial Market Commission (Comisión para el Mercado Financiero or the “CMF”) and, accordingly, the notes cannot and will not be offered or sold to persons in Chile except in circumstances which have not resulted and will not result in a public offering under Chilean law, and/or in compliance with General Rule (Norma de Carácter General) No. 336, dated June 27, 2012, issued by the CMF (“CMF Rule 336”). Pursuant to CMF Rule 336, the notes may be privately offered in Chile to certain “qualified investors,” identified as such therein (which in turn are further described in General Rule No. 216, dated June 12, 2008, issued by the CMF). See “Underwriting Selling—Restrictions—Chile.”

Delivery of the notes is expected to be made to purchasers in book-entry form only through the facilities of The Depository Trust Company, for the benefit of its participants, including Euroclear Bank SA/NV and Clearstream Banking, société anonyme, Luxembourg on or about June 12, 2018.

Joint Book-Running Managers

BBVA	Citigroup	J.P. Morgan	Morgan Stanley	Santander	Scotiabank

The date of this prospectus supplement is June 7, 2018.

Enel Chile’s Organizational Structure(1)

As of the date of this prospectus supplement and

after giving effect to the 2018 Reorganization

(1)	Only principal operating consolidated entities are presented here. The percentage listed in the box for each of Enel Chile’s consolidated subsidiaries represents its economic interest in such consolidated subsidiary.
(2)	Enel owns 61.9% of our outstanding shares (excluding treasury stock which will be cancelled).

Prospectus Supplement

Prospectus

In making your investment decision, you should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus filed by us with the U.S. Securities and Exchange Commission (“SEC”). We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information you should not rely on it. The selling shareholder is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate as of any date other than the date of the document or that the information we have filed and will file with the SEC that is incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the filing date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus, dated May 30, 2018, that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using the SEC’s shelf registration rules. In this prospectus supplement, we provide you with specific information about the terms of this offering of the notes. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, the notes and other information you should know before investing in the notes. This prospectus supplement also adds to, updates and changes some of the information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made or incorporated by reference prior to the date hereof in this prospectus supplement and the accompanying prospectus, the statements made or incorporated by reference prior to the date hereof in this prospectus supplement and the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement.

Before you invest in the notes, you should read the registration statement of which this document forms a part and this document, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus that are described under the caption “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

This prospectus supplement, including the accompanying prospectus and the incorporated documents, includes trademarks, service marks and trade names owned by us or other companies. All such trademarks, service marks and trade names are the property of their respective owners.

References in this prospectus supplement to “Enel Chile S.A.”, “Enel Chile”, the “Company”, “we”, “us” and “our” are to Enel Chile S.A., its subsidiaries and its predecessors, unless the context indicates otherwise. The term “you” refers to a prospective investor.

PRESENTATION OF INFORMATION

Financial Information

In this prospectus supplement, unless otherwise specified, references to “U.S. dollars,” “USD” or “US$,” are to dollars of the United States of America; references to “pesos” or “Ch$” are to Chilean pesos, the legal currency of Chile; and references to “UF” are to Inflation-Indexed Units (Unidades de Fomento). The UF is a Chilean inflation-indexed, peso-denominated monetary unit that is adjusted daily to reflect changes in the official Consumer Price Index (“CPI”) of the Chilean National Institute of Statistics (Instituto Nacional de Estadísticas or “INE”). The UF is adjusted in monthly cycles. Each day in the period beginning on the tenth day of the current month through the ninth day of the succeeding month, the nominal peso value of the UF is indexed in order to reflect a proportionate amount of the change in the Chilean CPI during the prior calendar month. As of March 31, 2018, one UF was equivalent to Ch$26,996.89. The U.S. dollar equivalent of one UF was US$44.69 on March 31, 2018, using the Observed Exchange Rate reported by the Central Bank of Chile (Banco Central de Chile) as of March 31, 2018 of Ch$603.39 per US$1.00. The U.S. dollar observed exchange rate (dólar observado) (the “Observed Exchange Rate”), which is reported by the Central Bank of Chile and published daily on its webpage, is the weighted average exchange rate of the previous business day’s transactions in the Formal Exchange Market. The Central Bank of Chile may intervene by buying or selling foreign currency on the Formal Exchange Market to maintain the Observed Exchange Rate within a desired range.

Our consolidated financial statements, and, unless otherwise indicated, other financial information concerning Enel Chile included in or incorporated by reference into this prospectus supplement are presented in Chilean pesos. We prepare our consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”).

All of our subsidiaries are consolidated and all their assets, liabilities, income, expenses and cash flows are included in the consolidated financial statements after making the adjustments and eliminations related to intra-group transactions. Investments in associated companies over which we exercise significant influence are included in our consolidated financial statements using the equity method. For detailed information regarding consolidated entities, jointly-controlled entities and associated companies, see Appendices 1, 2 and 3 to the consolidated financial statements included in our Annual Report Form 20-F for the year ended December 31, 2017, as amended, and our Report on Form 6-K filed on May 30, 2018, all of which are incorporated by reference into this prospectus supplement.

Solely for the convenience of the reader, this prospectus supplement contains translations of certain Chilean peso amounts into U.S. dollars at specified rates. Unless otherwise indicated, the U.S. dollar equivalent for information in Chilean pesos as of and for the three months ended March 31, 2018 is based on the Observed Exchange Rate for March 31, 2018 of Ch$603.39 per US$1.00. The Federal Reserve Bank of New York does not report a noon buying rate for Chilean pesos. No representation is made that the Chilean peso or U.S. dollar amounts shown in this prospectus supplement could have been or could be converted into U.S. dollars or Chilean pesos, as the case may be, at such rate or at any other rate. See “Exchange Rates”.

Technical Terms

References to “TW” are to terawatts (1012 watts or a trillion watts); references to “GW” and “GWh” are to gigawatts (109 or a billion watts) and gigawatt hours, respectively; references to “MW” and “MWh” are to megawatts (106 or a million watts) and megawatt hours, respectively; references to “kW” and “kWh” are to kilowatts (103 or a thousand watts) and kilowatt hours, respectively; references to “kV” are to kilovolts, and references to “MVA” are to megavolt amperes. References to “BTU” and “MBTU” are to British thermal unit and million British thermal units, respectively. A “BTU” is an energy unit equal to approximately 1,055 joules. References to “Hz” are to hertz; and references to “mtpa” are to metric tons per annum. Unless otherwise indicated, statistics provided in this prospectus supplement with respect to the installed capacity of electricity generation facilities are expressed in MW. One TW equals 1,000 GW, one GW equals 1,000 MW and one MW equals 1,000 kW.

Statistics relating to aggregate annual electricity production are expressed in GWh and based on a year of 8,760 hours, except for leap years, which are based on 8,784 hours. Statistics relating to installed capacity and production of the electricity industry do not include electricity of self-generators.

Energy losses experienced by generation companies during transmission are calculated by subtracting the number of GWh of energy sold from the number of GWh of energy generated (excluding their own energy consumption and losses on the part of the power plant), within a given period. Losses are expressed as a percentage of total energy generated.

Energy losses during distribution are calculated as the difference between total energy purchased (GWh of electricity demand, including own generation) and the energy sold excluding tolls and energy consumption not billed (also measured in GWh), within a given period. Distribution losses are expressed as a percentage of total energy purchased. Losses in distribution arise from illegally tapped energy as well as technical losses.

Calculation of Economic Interest

References are made in this prospectus supplement to the “economic interest” of Enel Chile and in its related companies. We may have direct and indirect ownership interests in such related companies. In circumstances where we do not directly own an interest in a related company, our economic interest in such ultimate related company is calculated by multiplying the percentage of economic interest in a directly held related company by the percentage of economic interest of any entity in the ownership chain of such related company. For example, if we own a 6% equity stake in an associate company and 40% is directly held by our 60%-owned subsidiary, our economic interest in such associate would be 60% times 40%, plus 6%, equal to 30%.

Rounding

Certain figures included in this prospectus supplement have been rounded for ease of presentation. Because of this rounding, it is possible that amounts in tables may not add up to exactly the same amounts as the sum of the entries.

Non-GAAP Financial Measures

A body of generally accepted accounting principles is commonly referred to as “GAAP.” For this purpose, a non-GAAP financial measure is generally defined by the SEC as one that purports to measure historical or future financial performance, financial position or cash flows but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure. This prospectus supplement discloses our consolidated EBITDA and Adjusted EBITDA, both of which are non-GAAP financial measures. EBITDA consists of net income plus depreciation and amortization, financial expense and income tax. Adjusted EBITDA consists of EBITDA plus impairment losses, minus other non-operating income (expense).

EBITDA and Adjusted EBITDA are not presentations made in accordance with IFRS or generally accepted accounting principles in the United States. Our management believes that disclosure of EBITDA and Adjusted EBITDA can provide useful information to financial analysts and the investing public in their evaluation of our operating performance and their comparison of our operating performance to the operating performance of other companies in the same industry and other industries. Because not all companies calculate EBITDA or Adjusted EBITDA, EBITDA and Adjusted EBITDA as used herein may not be comparable to EBITDA or Adjusted EBITDA used by other companies.

See “Prospectus Supplement Summary—Summary Consolidated Financial and Operating Information” and “Selected Consolidated Financial and Operating Data of Enel Chile” for a reconciliation of consolidated Adjusted EBITDA and EBITDA to our consolidated net income. The non-GAAP financial measures described in this prospectus supplement are not a substitute for the IFRS measures of earnings. EBITDA and Adjusted EBITDA are metrics derived from our financial statements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and current reports and other information, including the registration statement of which this prospectus supplement is a part and exhibits to the registration statement, with the SEC. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available on our website at www.enelchile.cl. We are an issuer in Chile of securities registered with the CMF. Shares of our common stock are traded on the Santiago Stock Exchange, the Electronic Stock Exchange and the Valparaíso Stock Exchange (collectively, the “Chilean Stock Exchanges”), under the symbol “ENELCHILE”. Accordingly, we are currently required to file quarterly and annual reports and issue hechos esenciales o relevantes (notices of significant or material events) to the CMF, and provide copies of such reports and notices to the Chilean Stock Exchanges. All such reports are in Spanish and available at www.enelchile.cl and www.cmfchile.cl. The information contained on and linked from our Internet site or the CMF site is not incorporated by reference into this prospectus supplement and the accompanying prospectus.

INCORPORATION BY REFERENCE

We are “incorporating by reference” in this prospectus supplement specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus supplement;

•	we are disclosing important information to you by referring you to those documents; and

•	information contained in documents that we file in the future with the SEC automatically will update and supersede earlier information contained in or incorporated by reference into this prospectus supplement (any information so updated or superseded will not constitute a part of this prospectus supplement, except as so updated or superseded).

This prospectus supplement incorporates by reference the documents listed below and any future Annual Reports on Form 20-F and Reports on Form 6-K (to the extent designated in the Form 6-K as being filed and incorporated by reference into this prospectus supplement) that we file with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement:

•	Our Annual Report on Form 20-F for the year ended December 31, 2017, as amended (the “2017 Form 20-F”);

•	Our Report on Form 6-K filed with the SEC on May 30, 2018 (SEC File No. 001-37723) (the “May 2018 Form 6-K”);

•	Our Report on Form 6-K filed with the SEC on June 7, 2018 (SEC File No. 001-37723) (the “June 2018 Form 6-K”); and

•	The descriptions of our common stock and American Depositary Receipts contained in our Registration Statement on Form 20-F, initially filed with the SEC on March 30, 2016, as amended (SEC File No. 001-37723), including any amendment or report that updates such descriptions.

Except for any Reports on Form 6-K specifically designated as being filed and incorporated by reference herein, we are not incorporating any document or information furnished and not filed in accordance with SEC rules.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference herein contain statements that are or may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. These statements include statements regarding our intent, belief or current expectations, including but not limited to any statements concerning:

•	our capital investment program;

•	trends affecting our financial condition or results from operations;

•	our dividend policy;

•	the future impact of competition and regulation;

•	political and economic conditions in the countries in which we or our related companies operate or may operate in the future;

•	any statements preceded by, followed by or that include the words “believes,” “expects,” “predicts,” “anticipates,” “intends,” “estimates,” “should,” “may” or similar expressions; and

•	other statements contained or incorporated by reference in this prospectus supplement or in the documents incorporated by reference herein regarding matters that are not historical facts.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

•	demographic developments, political events, economic fluctuations and interventionist measures by authorities in Chile;

•	water supply, droughts, flooding and other weather conditions;

•	changes in Chilean environmental regulations and the regulatory framework of the electricity industry;

•	our ability to implement proposed capital expenditures, including our ability to arrange financing where required;

•	the nature and extent of future competition in our principal markets;

•	integration of Enel Green Power Latin América S.A. may not be successful or we may not realize the business growth opportunities, revenue benefits or other benefits; and

•	the factors discussed in the 2017 Form 20-F and in this prospectus supplement under the heading “Risk Factors”.

You should not place undue reliance on such statements, which speak only as of the date that they were made. Our independent registered public accounting firm has not examined or compiled the forward-looking statements and, accordingly, does not provide any assurance with respect to such statements. You should consider these cautionary statements together with any written or oral forward-looking statements that we may issue in the future. We do not undertake any obligation to release publicly any revisions to forward-looking statements contained in this prospectus supplement or in the documents incorporated by reference herein to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

For all these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights information contained elsewhere in this prospectus supplement. This summary is not complete and does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” and “Forward-Looking Statements” sections and our historical consolidated financial statements and the notes to those financial statements, before making an investment decision.

Our Company

We are a publicly held stock corporation (sociedad anónima abierta) organized on March 1, 2016 under the laws of the Republic of Chile and trace our origins to Enersis S.A. (currently known as Enel Américas S.A.). We were spun off from Enersis S.A. on April 21, 2016 and currently own Enersis S.A.’s former electricity generation and distribution businesses in Chile, including Enel Generación Chile S.A. (“Enel Generación”), independently from Enel Américas S.A.

We are an electricity utility company engaged, through subsidiaries and affiliates, in the generation and distribution of electricity businesses in Chile. As of December 31, 2017, we had 6,351 MW of installed capacity and 1.8 million distribution customers. Our installed capacity is comprised of 28 generation facilities and a total of 111 generation units, of which approximately 55% consists of hydroelectric power plants.

For additional information regarding Enel Chile, see the documents listed under “Incorporation by Reference,” including the 2017 Form 20-F, the May 2018 Form 6-K and the June 2018 Form 6-K, which are incorporated by reference into this prospectus supplement.

The 2018 Reorganization

On April 2, 2018, we completed a corporate reorganization (the “2018 Reorganization”) to consolidate our parent company Enel S.p.A.’s conventional and non-conventional renewable energy businesses in Chile under one company, Enel Chile, which will become Enel’s only vehicle to invest in Chile. The 2018 Reorganization involved the following transactions:

•	a cash tender offer by Enel Chile for all outstanding shares of common stock (including American Depositary Shares or “ADSs”) of Enel Generación other than Enel Generación shares owned by us (the “Tender Offer”). The Tender Offer was subject to the condition that the tendering holders of Enel Generación shares and ADSs use Ch$236 of the Ch$590 tender offer consideration for each Enel Generación share and Ch$7,080 of the Ch$17,700 tender offer consideration for each Enel Generación ADS to subscribe for shares of our common stock at a subscription price of Ch$82 per Enel Chile share (or Ch$2,460 per Enel Chile ADS) (the “Enel Chile U.S. Share/ADS Subscription Condition”);

•	a capital increase (the “Capital Increase”) to make available a sufficient number of shares of common stock of Enel Chile to deliver to tendering holders of Enel Generación shares and ADSs to satisfy the Enel Chile U.S. Share/ADS Subscription Condition and the Enel Chile Share Subscription Condition in the Tender Offer; and

•	a merger pursuant to which Enel Green Power Latin América S.A. (“EGPL”) merged into Enel Chile (the “Merger”). EGPL was a closely held stock corporation organized under the laws of the Republic of Chile. Before the 2018 Reorganization, EGPL was a member of the Enel Green Power group of companies. Enel Green Power is a transnational company dedicated to electricity generation with renewable resources, which in turn is controlled by Enel. EGPL was a renewable energy generation holding company engaged, through its wholly owned subsidiary Enel Green Power Chile Ltda. (“EGP Chile”), in the electricity generation business in Chile. In the Merger, EGPL was absorbed by Enel Chile and EGP Chile became a wholly owned subsidiary of Enel Chile.

Under Chilean Law, the 2018 Reorganization was deemed a related party transaction, subject to the statutory requirements and protections of the Title XVI of the Chilean Corporations Act. Therefore, the following additional key requirements were met:

•	directors and executive officers who have an interest in the related party transaction disclosed such interest;

•	two-thirds of the outstanding voting shares at the ESM held on December 20, 2017 approved the related party transaction; and

•	the Board of Directors resolutions adopting the related party transaction were disclosed at the ESM held on December 20, 2017 along with the identification of the board members who approved said transaction.

Additionally, the following requirements were also met:

•	the Board of Directors appointed an independent evaluator to report on the conditions, effects and potential impact of the transaction on the company to shareholders;

•	the Directors’ Committee appointed an additional independent evaluator;

•	the opinions of the independent evaluators were made publicly available; and

•	each director made a publicly available statement as to whether the related party transaction is in the best interest of the company as well as disclosed any relationship with the counterparty or such director’s interest in the related party transaction.

The different steps of the 2018 Reorganization were approved by the respective shareholders of Enel Chile, Enel Generación and EGPL at their extraordinary shareholders’ meetings held on December 20, 2017. The Tender Offer occurred between February 16, 2018 and March 22, 2018, the preemptive rights offering in connection with the Capital Increase took place between February 15, 2018 and March 16, 2018 and the 2018 Reorganization, in the aggregate, was completed and effective on April 2, 2018.

As a result of the consummation of the 2018 Reorganization, we increased our ownership of Enel Generación from 60% to a 93.6% economic interest. We continue to own 99.1% Enel Distribución. Currently, we consolidate the Chilean conventional and renewable electricity generation business through Enel Generación, the Chilean electricity distribution business through Enel Distribución and the Chilean non-conventional renewable electricity generation business through EGP Chile. Enel remains as our parent company and our majority shareholder with 61.9% of our voting shares (excluding treasury stock which will be cancelled) after giving effect to the 2018 Reorganization.

Summary Consolidated Financial and Operating Information of Enel Chile

The tables below present a summary of our consolidated financial and operating information as of and for the periods indicated. The following summary historical consolidated financial information as of December 31, 2017 and 2016 and for each year in the three-year period ended December 31, 2017 was derived from the audited consolidated financial statements of Enel Chile included in the 2017 Form 20-F, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. Our audited and unaudited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus were prepared in accordance with IFRS, as issued by the IASB. The summary historical consolidated financial information as of December 31, 2015, 2014 and 2013 and for each year in the two-year period ended December 31, 2014 was derived from audited consolidated financial statements of Enel Chile not included or incorporated by reference into this prospectus supplement and the accompanying prospectus. The summary historical consolidated financial information as of March 31, 2018 and for the three months ended March 31, 2018 and 2017 has been derived from the unaudited consolidated interim financial statements of Enel Chile included in the May 2018 Form 6-K, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The summary historical consolidated financial information should be read in conjunction with Enel Chile’s Operating and Financial Review and the consolidated financial statements and notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus. For more information, see “Where You Can Find More Information.” Historical results are not necessarily indicative of the results to be expected in the future.

The following table sets forth Enel Chile’s summary historical consolidated financial information for the periods indicated:

	As of and for the three months ended March 31,			As of and for the year ended December 31,
	2018(1)	2018	2017	2017	2016	2015	2014	2013
	(unaudited)	(unaudited)		(Ch$ millions, except share
	(US$ millions, except share and per share amounts)	(Ch$ millions, except share and per share amounts)		and per share amounts)
Summary Consolidated Statement of Comprehensive Income Information
Revenues and other operating income	931	561,484	594,438	2,529,347	2,541,567	2,399,029	2,049,065	1,738,083
Operating costs(2)	(704)	(424,950)	(464,980)		(1,973,778)	(1,873,540)	(1,666,315)	(1,346,460)
Operating income	226	136,534	129,458	578,631	567,789	525,489	382,750	391,623
Financial results(3)	(12)	(7,187)	(4,179)	(22,415)	(20,483)	(97,869)	(67,045)	(56,363)
Other non-operating income	—	—	104,902	113,241	121,490	20,056	70,893	14,528
Share of profit (loss) of associates and joint ventures accounted for using the equity method	4	2,240	(695)	(2,697)	7,878	8,905	(54,353)	24,309
Income before income taxes	218	131,587	229,486	666,760	676,674	456,581	332,245	374,097
Income tax expenses	(54)	(32,515)	(50,564)	(143,342)	(111,403)	(109,613)	(132,687)	(61,712)
Net income	164	99,072	178,922	523,418	565,271	346,968	199,558	312,385
Net income attributable to the parent Company	116	70,129	116,623	349,383	384,160	251,838	162,459	229,527

	As of and for the three months ended March 31,			As of and for the year ended December 31,
	2018(1)	2018	2017	2017	2016	2015	2014	2013
	(unaudited)	(unaudited)		(Ch$ millions, except share
	(US$ millions, except share and per share amounts)	(Ch$ millions, except share and per share amounts)		and per share amounts)
Net income attributable to non-controlling interests	48	28,943	62,300	174,035	181,111	95,130	37,099	82,858
Total basic and diluted earnings per average number of shares (Ch$/US$ per share)	0.002	1.43	2.38	7.12	7.83	5.13	3.31	5.08
Total basic and diluted earnings per average number of ADSs (Ch$/US$ per ADS)	0.118	71.43	118.78	355.84	391.26	256.49	165.46	253.79
Cash dividends per share (Ch$/US$ per share)(4)	0.001	0.76	0.76	3.23	2.09	—	—	—
Cash dividends per ADS (Ch$/US$ per ADS)(4)	0.063	37.82	37.94	161.72	104.65	—	—	—
Weighted average number of shares of common stock (millions)	49,093	49,093	49,093	49,093	49,093	49,093	49,093	45,219
Summary Consolidated Statement of Financial Position Information
Total assets	10,902	6,578,234	5,474,820	5,694,773	5,398,711	5,325,469	5,126,735	4,820,392
Non-current liabilities	3,331	2,009,799	1,169,175	1,090,995	1,178,471	1,270,006	1,122,585	826,478
Equity attributable to the parent Company	5,071	3,059,631	2,876,786	2,983,384	2,763,391	2,592,682	2,472,201	2,438,837
Equity attributable to non-controlling interests	1,338	837,210	759,740	803,578	699,602	609,219	611,864	626,947
Total equity	6,458	3,896,840	3,636,525	3,786,962	3,462,994	3,201,901	3,084,066	3,065,784
Capital stock	3,694	2,229,109	2,229,109	2,229,109	2,229,109	2,229,109	2,229,109	2,238,169
Other Consolidated Financial Information
EBITDA(5)	292	175,947	271,942	841,859	858,818	707,650	527,727	549,968
Adjusted EBITDA(5)	290	174,772	169,138	739,253	765,376	675,635	524,372	519,344
Capital expenditures (CAPEX)(6)	125	75,212	86,200	266,030	222,386	309,503	196,932	128,239
Depreciation, amortization and impairment losses(7)	63	38,239	39,681	160,622	197,587	150,147	141,623	127,720

(1)	Solely for the convenience of the reader, Chilean peso amounts have been converted into U.S. dollars at the exchange rate of Ch$603.39 per US$1.00, as of March 31, 2018.
(2)	Operating costs represent raw materials and supplies used, other work performed by the entity and capitalized, employee benefits expenses, depreciation and amortization expenses, impairment losses recognized in the period’s profit or loss and other expenses.
(3)	Financial results represent (+) financial income, (-) financial expenses, (+/-) foreign currency exchange differences and net gains/losses from indexed assets and liabilities.
(4)	For 2016, cash dividends correspond to a payout ratio of 50% based on our 2016 annual consolidated net income as reported to the CMF, based on 10 months of results starting as of our date of formation on March 1, 2016, which therefore differs from the twelve months of net income included in the 2017 Form 20-F.

(5)	EBITDA consists of net income plus depreciation and amortization, financial expense and income tax. Adjusted EBITDA consists of EBITDA plus impairment losses, minus other non-operating income (expense).
(6)	Capital expenditure (CAPEX) figures represent cash flows used for purchases of property, plant and equipment and intangible assets for each year.
(7)	For further detail, please refer to Note 28 of the Notes to the Enel Chile unaudited consolidated interim financial statements included in the May 2018 Form 6-K, which is incorporated by reference into this prospectus supplement.

The following table sets forth a reconciliation of our consolidated EBITDA and Adjusted EBITDA to our consolidated net income for the periods indicated:

	As of and for the three months ended March 31,			As of and for the year ended December 31,
	2018(1)	2018	2017	2017	2016	2015	2014	2013
	(unaudited)	(unaudited)
	(US$ millions)	(Ch$ millions)		(Ch$ millions)
Net Income	164	99,072	178,922	523,418	565,271	346,968	199,558	312,385
(+) Depreciation and amortization expense	62	37,173	38,277	152,684	161,661	153,201	128,437	119,507
(+) Financial expense, net	12	7,187	4,179	22,415	20,483	97,869	67,045	56,363
(+) Income tax	54	32,515	50,564	143,342	111,403	109,613	132,687	61,712

EBITDA	292	175,947	271,942	841,859	858,818	707,650	527,727	549,968
(+) Impairment losses	2	1,065	1,404	7,938	35,927	(3,055)	13,185	8,213
(-) Other non-operating income	4	2,240	104,208	110,544	129,368	28,961	16,541	38,837

Adjusted EBITDA	290	174,772	169,138	739,253	765,376	675,635	524,372	519,344

(1)	Solely for the convenience of the reader, Chilean peso amounts have been converted into U.S. dollars at the exchange rate of Ch$603.39 per U.S. dollar, the Observed Exchange Rate for March 31, 2018.

The following table sets forth operating information of subsidiaries of Enel Chile for the periods indicated:

	As of and for the three months ended March 31,		As of and for the year ended December 31,
	2018	2017	2017	2016	2015	2014	2013
OPERATING INFORMATION OF SUBSIDIARIES
Enel Distribución
Electricity sold (GWh)	4,075	4,011	16,438	15,924	15,893	15,690	15,140
Number of customers (thousands)	1,889	1,840	1,882	1,826	1,781	1,737	1,694
Total energy losses (%)(1)	5.1	5.0	5.1	5.3	5.3	5.3	5.3

Enel Generación
Installed capacity (MW)(2)	6,351	6,351	6,351	6,351	6,351	6,351	5,571
Generation (GWh)(2)	4,278	4,387	17,073	17,564	18,294	18,063	19,438

(1)	Energy losses in distribution arise from illegally tapped energy as well as technical losses. Energy losses in GWh are calculated as the difference between total energy generated and purchased and the energy sold, excluding tolls and energy consumption not billed, within a given period. Losses are expressed as a percentage of total energy purchased.
(2)	Data includes the capacity and generation of GasAtacama beginning in 2014, as a result of its consolidation. Prior to 2014, the data does not include GasAtacama capacity or generation because our interest in GasAtacama was unconsolidated.

Summary Consolidated Financial Information of EGPL

The tables below present a summary of EGPL’s consolidated financial information as of and for the periods indicated. The following summary historical consolidated financial information as of December 31, 2017 and 2016 and for each year in the three-year period ended December 31, 2017 was derived from the audited consolidated financial statements of EGPL included in the May 2018 Form 6-K, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. EGPL’s audited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus were prepared in accordance with IFRS, as issued by the IASB. The summary historical consolidated financial information as of December 31, 2015 has been derived from audited consolidated financial statements of EGPL not included or incorporated by reference into this prospectus supplement or the accompanying prospectus. The summary historical consolidated financial information for the year ended December 31, 2014 has been derived from the unaudited consolidated financial statements of EGPL not included or incorporated by reference into this prospectus supplement or the accompanying prospectus. Pursuant to Item 3.A.1 of Form 20-F, summary historical consolidated financial information as of December 31, 2014 and 2013 and for the year ended December 31, 2013 has been omitted as such information cannot be provided without unreasonable effort or expense. The summary historical consolidated financial information should be read in conjunction with EGPL’s consolidated financial statements and notes thereto included in the May 2018 Form 6-K, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. For more information, see “Where You Can Find More Information.” Historical results are not necessarily indicative of the results to be expected in the future.

The following table sets forth EGPL’s summary historical consolidated financial information for the periods indicated:

	For the year ended December 31,
	2017	2016	2015	2014
		(US$ thousands)		(unaudited)
Summary Consolidated Statement of Comprehensive Income Information
Revenues and other operating income	393,461	307,740	203,791	146,814
Operating costs(1)	(254,388)	(200,205)	(140,545)	(98,149)
Operating income	139,073	107,535	63,246	48,665
Financial results(2)	(62,779)	(99,536)	(42,697)	(15,972)
Other gains	—	8,167	—	—

Income before income taxes	76,404	16,166	20,549	32,693
Income tax expense	(753)	6,576	(23,787)	(22,050)
Net income	75,651	22,742	(3,238)	10,643

Net income attributable to the parent Company	69,506	20,411	(1,878)	8,788

Net income attributable to non-controlling interests	6,145	2,331	(1,360)	1,855

Other Consolidated Financial Information
Capital expenditures (CAPEX)(3)	175,674	532,486	218,883	274,301
Depreciation, amortization and impairment losses(4)	116,434	81,993	50,695	22,861

	As of and for the year ended December 31,
	2017	2016	2015
	(US$ millions)
Consolidated Statement of Financial Position Information
Total assets	2,631,825	2,521,090	1,947,616
Non-current liabilities	1,179,989	1,174,500	1,195,851
Equity attributable to the parent company	1,051,889	228,782	205,329
Equity attributable to non-controlling interests	151,678	146,163	142,171
Total equity	1,203,567	374,945	347,500
Capital stock(5)	827,205	77,280	77,280

(1)	Operating costs represent raw materials and supplies used, other work performed by the entity and capitalized, employee benefits expenses, depreciation and amortization expenses, impairment losses recognized in the period’s profit or loss and other expenses.
(2)	Financial results represent (+) financial income, (-) financial expenses, (+/-) foreign currency exchange differences and net gains/losses from indexed assets and liabilities.
(3)	Capital expenditures (CAPEX) figures represent cash flows used for purchases of property, plant and equipment and intangible assets for each year.
(4)	For further detail, please refer to Note 27 of the Notes to the EGPL unaudited consolidated interim financial statements included in the May 2018 Form 6-K, which is incorporated by reference into the accompanying prospectus.
(5)	Capital stock represents issued capital.

Unaudited Pro Forma Consolidated Financial Information

The following summary pro forma consolidated financial information give effect to the 2018 Reorganization and should be read in conjunction with the Unaudited Pro Forma Consolidated Financial Information and related notes incorporated by reference into this prospectus supplement and accompanying prospectus. For accounting purposes, the Tender Offer will be accounted for as acquisitions of minority interests and the Merger will be accounted for as a combination of entities under common control. The historical financial information set forth below has been derived from, and is qualified by reference to, the consolidated financial statements of Enel Chile and EGPL, and should be read in conjunction with those consolidated financial statements and notes thereto incorporated herein by reference. For pro forma purposes, the unaudited pro forma consolidated statements of comprehensive income for the years ended December 31, 2017, 2016 and 2015 give effect to the Tender Offer, the related Capital Increase and the Merger as if they had been consummated on January 1, 2015, and the unaudited pro forma consolidated statement of financial position as of December 31, 2017 gives effect to the Tender Offer, the related Capital Increase and the Merger as if they had been consummated on December 31, 2017. You should not rely on this summary unaudited pro forma consolidated information as being indicative of the results that would actually have been obtained if the 2018 Reorganization had been consummated for the above-mentioned periods or the future results of Enel Chile. See “Where You Can Find More Information” and “Unaudited Pro Forma Consolidated Financial Information.”

	For the year ended December 31,
	2017	2016	2015
	(in thousands of Ch$, except share and per share amounts)
Pro Forma Consolidated Statement of Comprehensive Income Information:
Revenues and other operating income	2,616,765,221	2,656,016,845	2,474,782,180
Operating Income	668,820,552	640,503,283	566,896,374
Income before taxes from continuing operations	657,075,906	628,372,658	410,801,418
Income tax expense, continuing operations	(128,726,232)	(92,740,655)	(111,858,713)
Net income from continuing operations	528,349,674	535,632,003	298,942,705
Net income attributable to Enel Chile	490,792,388	498,223,022	275,973,836
Net income attributable to non-controlling interests	37,557,286	37,408,981	22,968,869
Basic and diluted earnings per share:
Basic and diluted earnings per share from continuing operations	7.10	7.21	3.99
Basic and diluted earnings per share	7.10	7.21	3.99
Weighted average number of shares of common stock (thousands)	69,132,961.63	69,132,961.63	69,132,961.63

	As of December 31, 2017
	(in thousands of Ch$)
Pro Forma Consolidated Statement of Financial Position Information:
Total assets		7,311,577,549
Total non-current liabilities		2,862,654,348
Total current liabilities		949,622,433
Equity attributable to owners of parent company		3,260,904,884
Non-controlling interests		238,395,884
Total equity		3,499,300,768

The Offering

The offering terms are summarized below solely for your convenience. This summary is not a complete description of the notes. You should read the full text and more specific details contained elsewhere in this prospectus supplement. For a more detailed description of the notes, see “Description of the Notes” in this prospectus supplement.

Issuer	Enel Chile S.A.

Notes	US$1,000,000,000 aggregate principal amount of 4.875% notes due 2028.

Interest Rate	4.875% per year.

Maturity	The notes will mature on June 12, 2028.

Interest Payment Dates	June 12 and December 12 of each year, commencing on December 12, 2018.

Sinking Fund	None.

Book-Entry System and Form and Denomination of the Notes	The notes will be issued only in fully registered form, without coupons, in the form of one or more global securities registered in the name of a nominee of The Depository Trust Company (“DTC”), as depositary for the accounts of its participants, including Euroclear Bank SA/NV and Clearstream Bank, société anonyme, Luxembourg. Beneficial interests in the global securities will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC. The notes will not be issued in definitive form except under certain limited circumstances described herein. The notes will be issued in minimum denominations of US$1,000 and integral multiples of US$1,000 in excess thereof. See “Description of the Notes—Book-Entry System; Delivery and Form.”

Ranking of the Notes	The notes will be our unsecured and unsubordinated obligations and will, at all times, rank pari passu in right of payment with all our other existing and future unsecured and unsubordinated obligations (except those statutory priorities or obligations granted preference by operation of Chilean law, including labor and tax claims).

We conduct a substantial part of our operations through our subsidiaries. The notes will effectively rank junior to any indebtedness and obligations (including trade payables) of our subsidiaries to the extent of the assets of such subsidiaries. The notes will also rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. At March 31, 2018, Enel Chile, on a stand-alone basis, had Ch$931 billion of outstanding indebtedness, none of which was secured, and our consolidated subsidiaries had aggregate outstanding indebtedness of Ch$775 billion (excluding indebtedness owed to us and to other subsidiaries), none of which was secured.

At March 31, 2018, we did not guarantee any of the outstanding subsidiary debt. However, following the Merger completed on April 2, 2018, we will novate and assume the guarantees of approximately US$530 million of indebtedness of EGP Chile and its subsidiaries previously guaranteed by Enel S.p.A., which we expect will be completed during the third quarter of 2018. At March 31, 2018, none of our indebtedness was guaranteed by our subsidiaries. The Indenture for the notes will contain no restrictions on the amount of additional indebtedness that may be incurred by us or our subsidiaries; however, as set forth under “Description of the Notes—Certain Covenants,” the Indenture will contain certain restrictions on our ability and the ability of our subsidiaries to incur secured indebtedness. Our ability to make payments with respect to the notes is dependent in part upon the receipt of distributions, dividends, interest or other amounts from our subsidiaries and equity investees. See “Risk Factors—Risks Related to the Notes—We depend on payments from our subsidiaries to meet our payment obligations.”

Indenture	The notes will be issued under an indenture to be entered into (the “Indenture”), between us and The Bank of New York Mellon, as trustee. See “Description of the Notes.”

Covenants	The Indenture will contain, among others, a limitation on liens covenant and a limitation on sale and leaseback transactions covenant.

Events of Default	For a discussion of certain events of default that will permit acceleration of the principal of the notes plus accrued interest, and any other amounts due with respect to the notes, see “Description of the Notes—Events of Default.”

Use of Proceeds	The net proceeds from the offering will be applied (i) to refinance outstanding borrowings under our credit agreement entered into with certain affiliates of the underwriters as lenders, the proceeds of which were used to fund the cash portion of the 2018 Reorganization, and (ii) for general corporate purposes. Pending such use, we may temporarily invest the proceeds. See “Use of Proceeds.”

Optional Redemption	We may redeem the notes, in whole or in part, at any time and from time to time, at our option, by paying the greater of the outstanding principal amount of the notes and the applicable “make-whole” redemption price described under the heading “Description of the Notes—Optional Redemption—Make-Whole Redemption,” plus any accrued and unpaid interest on the principal amount of the notes being redeemed to the redemption date.

In addition, at our option, we may redeem the notes at any time or from time to time, beginning on the date that is three months prior to the scheduled maturity of the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus any accrued and unpaid interest on the principal amount of the notes being redeemed to the redemption date.

Futhermore, our election to redeem any notes may be conditioned on and provide that it is subject to the occurrence of any events or the satisfaction of any conditions described in the notice of redemption on or before the redemption date.

Optional Tax Redemption	The notes are also redeemable at our option in whole (but not in part), at any time, at 100% of the principal amount of the notes being redeemed, plus any accrued and unpaid interest on the principal amount of the notes being redeemed to the redemption date, if the laws or regulations affecting taxes in Chile change in certain respects. See “Description of the Notes—Optional Redemption for Changes in Chilean Tax Law.”

Additional Amounts	In the event that any payments of principal or interest under the notes are subject to withholding or deduction of taxes required by Chilean law, we will pay such additional amounts as may be necessary to ensure that the net amount received by the holders of the notes after withholding or deduction for or on account of any Chilean taxes will not be less than the amount that would have been received in the absence of such withholding or deduction. For a discussion of the tax consequences of, and limitations on, the payment of additional amounts with respect to any such taxes, see “Description of the Notes—Payment of Additional Amounts” and “Material Chilean and U.S. Federal Tax Considerations.”

Material Chilean and U.S. Federal Tax Considerations	For a discussion of material Chilean tax and U.S. federal income tax considerations relating to the ownership, acquisition and disposition of the notes, please see “Material Chilean and U.S. Federal Tax Considerations” in this prospectus supplement.

Listing	We intend to apply to list the notes for trading on the NYSE. We expect trading in the notes on the NYSE to begin within 30 days after the original issue date. If such a listing is obtained, we will have no obligation to maintain such listing, and we may delist the notes at any time. The notes are new securities and there is currently no established trading market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market-making with respect to the notes without notice.

Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained. See “Underwriting.”

Further Issuances

We may from time to time, without notice to or the consent of the holders of the notes, create and issue further debt securities having the same terms (except for the issue date, the public offering price and the first interest payment date) and ranking equally and ratably with the notes, in all respects, as described under “Description of the Notes—General.”

Risk Factors	In analyzing an investment in the notes we are offering, you should carefully consider, along with other matters included or incorporated by reference in this prospectus supplement, the information set forth under “Risk Factors.”

Trustee	The Bank of New York Mellon.

Governing Law	State of New York.

RISK FACTORS

We have set forth risk factors in the 2017 Form 20-F, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. We have also set forth below certain risk factors that relate specifically to the securities offered hereby. We may include further risk factors in subsequent Reports on Form 6-K or other filings with the SEC that may be incorporated by reference in this prospectus supplement and the accompanying prospectus. You should carefully consider all these risk factors in addition to the other information presented or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Related to the Notes

The market value of the notes may depend on economic conditions in Latin America or other parts of the world over which we have no control.

The market value of debt securities of Chilean companies, including ours, is affected to varying degrees by economic and market conditions in other Latin American countries and elsewhere in the world. Although economic conditions in such countries may differ significantly from economic conditions in Chile, investors’ reactions to developments in any of these other countries may have an adverse effect on the market value of securities of Chilean issuers. An increase in the perceived risks associated with investing in Latin American countries and elsewhere in the world could dampen capital flows to Chile and adversely affect the Chilean economy in general, and the interest of investors in the notes in particular. We cannot assure you that the value of the notes will not be negatively affected by events in other Latin American markets or the global economy in general.

Furthermore, on June 23, 2016, the United Kingdom held an in-or-out referendum on the United Kingdom’s membership within the European Union, the result of which favored the exit of the United Kingdom from the European Union, or “Brexit.” The United Kingdom and the European Union have begun a process of negotiation to determine the future terms of the United Kingdom’s relationship with the European Union. Depending on the terms of Brexit, economic conditions in the United Kingdom, the European Union and global markets may be adversely affected by reduced growth and volatility. The uncertainty, during and after the period of negotiation could also have a negative economic impact and increase volatility in the markets, particularly in the Eurozone. Such volatility and negative economic impact could, in turn, adversely affect the value and trading of the notes.

We will be permitted to incur more debt ranking equally to the notes or secured indebtedness, which may intensify the risks associated with our current leverage, including the risk that we will be unable to service our debt.

The Indenture governing the notes will not limit our ability to incur additional debt that ranks on an equal and ratable basis with the notes. In addition, we currently maintain a senior unsecured term loan agreement entered into with certain affiliates of the underwriters as lenders, comprised of a Ch$517.7 billion Term A Chilean peso term loan facility (the “Term A loan”) and a US$697.5 million Term B U.S. dollar term loan facility (the “Term B loan”), the proceeds of which were used to pay fees and expenses incurred in connection with the 2018 Reorganization. The indebtedness under this senior unsecured term loan facility ranks equally with the notes. As of the date of this prospectus supplement, the full amounts available have been drawn under these facilities.

If we incur any additional debt that ranks on an equal and ratable basis with the notes, the holders of that debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with an insolvency, liquidation, reorganization, dissolution or other winding-up of us subject to satisfaction of certain debt limitations. This may have the effect of reducing the amount of proceeds paid to you. Subject to certain limitations, we also have the ability to incur secured debt, and such debt would be effectively senior to the notes to the extent of such collateral.

The notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries, and our ability to service our debt is dependent on the performance of our subsidiaries.

The notes are our obligations exclusively and not of any of our subsidiaries. Our operations are conducted through our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Moreover, our rights to receive assets of any subsidiary upon its liquidation or reorganization, and the ability of holders of the notes to benefit indirectly therefrom, will be effectively subordinated to the claims of creditors, including trade creditors, of that subsidiary.

In addition, the Indenture governing the notes will not contain any limitation on the amount of liabilities, such as trade payables, that may be incurred by our subsidiaries.

If certain changes to tax law were to occur, we would have the option to redeem the notes.

The notes are redeemable at our option in whole (but not in part), at any time at the principal amount thereof, plus accrued and unpaid interest, if any, on the principal amount of the notes being redeemed, if, as a result of changes in the laws or regulations affecting Chilean taxation, we become obligated to pay additional amounts with respect to interest on the notes at a rate of withholding or deduction in excess of 4%. Although no proposal to increase the withholding tax rate in Chile is currently pending, we cannot assure you that an increase in withholding tax rate will not be presented to or enacted by the Chilean Congress. See “Description of the Notes—Optional Redemption for Changes in Chilean Tax Law” and “Material Chilean and U.S. Federal Tax Considerations.”

The notes will be junior to the claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes are our unsecured obligations, ranking pari passu in right of payment with our other unsecured and unsubordinated obligations (except those statutory priorities or obligations granted preference by operation of Chilean law, including labor and tax claims) and effectively junior to any secured indebtedness we may incur to the extent of the value of the assets securing that indebtedness. As of March 31, 2018, Enel Chile on a stand-alone basis had Ch$931 billion of debt, none of which was secured, and the Indenture governing the notes will permit us to incur secured debt under specified circumstances. If we incur secured debt, our assets securing that indebtedness will be subject to claims by our secured creditors. In the event of our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up, our assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in any remaining assets ratably with all of our other unsecured and unsubordinated creditors, including trade creditors. If there are not sufficient assets remaining to pay all these creditors, then all or a portion of the notes then outstanding would remain unpaid.

We depend on payments from our subsidiaries to meet our payment obligations.

In order to pay our obligations, we rely on cash from dividends, loans, interest payments, capital reductions and other distributions from our subsidiaries. The ability of our subsidiaries to pay dividends, interest payments, loans and other distributions to us is subject to legal constraints such as dividend restrictions, fiduciary duties and limitations that may be imposed by local authorities, except for legal minimums.

Contractual Constraints. Distribution restrictions included in certain credit agreements of our subsidiaries may prevent dividends and other distributions to shareholders if they are not in compliance with certain financial ratios. Generally, our credit agreements prohibit any type of distribution if there is an ongoing default. See “Item 5. Operating and Financial Review and Prospects—B. Liquidity and Capital Resources” in the 2017 Form 20-F.

Operating Results of Our Subsidiaries. The ability of our subsidiaries and equity affiliates to pay dividends or make loan payments or other distributions to us is limited by their operating results. To the extent that the cash requirements of any of our subsidiaries exceed their available cash, such subsidiary will not be able to make cash available to us.

Any of the situations described above could adversely affect our business, results of operations and financial condition.

We have limited covenants in the Indenture governing the notes.

The Indenture governing the notes will contain limited covenants, including those restricting our ability and certain of our subsidiaries’ ability to create certain liens and enter into certain sale and leaseback transactions. The limitation on liens and limitation on sale and leaseback covenants contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See “Description of the Notes—Certain Covenants” in this prospectus supplement and “Description of Debt Securities—Certain Covenants” in the accompanying prospectus. In light of these exceptions, holders of the notes may be structurally or contractually subordinated to new lenders.

The Indenture and the notes will not provide any protection with respect to change of control transactions, which may adversely affect you in the event of a change of control transaction.

The Indenture and the notes will not provide any protection with respect to change of control transactions, other than certain limited requirements in connection with a merger, consolidation or transfer of properties and assets substantially as an entirety. The absence of protections may adversely affect you in the event of a change of control transaction, including a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership. The Indenture and the notes do not contain provisions that permit the holders of the notes to require us to repurchase the notes in the event of a change of control transaction.

The notes are a new issue of securities for which there is currently no public market. You may be unable to sell your notes if a trading market for the notes does not develop, and if any develop, they may not be liquid.

The notes are a new issue of securities and there is currently no established trading market for the notes and an active trading market may not develop. Although we intend to apply to list the notes for trading on the NYSE, no assurance can be given that the notes will become or remain listed, that a trading market for the notes will develop or of the price at which investors may be able to sell the notes, if at all. In addition, if such a listing is obtained, we will have no obligation to maintain such listing, and we may delist the notes at any time.

The underwriters have advised us that they currently intend to make a market in the notes following the offering, as permitted by applicable laws and regulations. However, the underwriters have no obligation to make markets in the notes and they may discontinue any market making in the notes at any time at their sole discretion without notice. Accordingly, we cannot assure you that liquid trading markets will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable. Any trading markets for the notes that develop and any future trading prices of the notes may be affected by many factors, including:

•	prevailing interest rates;

•	our financial condition and results of operations;

•	the then-current ratings assigned to the notes;

•	the market for similar debt securities;

•	changes in our prospects or the prospects for companies in our industry generally;

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes; and

•	the terms related to optional redemption of the notes.

The notes cannot and will not be publicly offered or sold to persons in Chile, and may be privately offered or sold in Chile only in circumstances which have not resulted and will not result in a public offering under Chilean law, and/or in compliance with CMF Rule 336. See “Underwriting—Selling Restrictions—Chile”. The definition of a public offering of securities under Chilean law includes both offers directed to the general public and offers directed to a part or specific group thereof. We are not required and do not expect to register the notes with the CMF.

The obligations under the notes will be subordinated to certain statutory liabilities.

Under Chilean bankruptcy law, the obligations under the notes are subordinated to certain statutory preferences. In the event of liquidation, such statutory preferences, including claims for salaries, wages, secured obligations, social security, taxes and court fees and expenses, will have preference over any other claims, including claims by any investor in respect of the notes.

Ratings of the notes may change after issuance and affect the market prices and marketability of the notes.

We currently expect that the notes will be rated by one or more rating agencies. Those ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of the rating may be obtained from the applicable rating agency. We cannot provide assurances that the credit ratings will be issued or remain in effect for any given period of time or that the ratings will not be lowered, suspended or withdrawn entirely by the rating agencies. It is also possible that the ratings may be lowered in connection with future events, such as acquisitions. If rating agencies lower, suspend or withdraw the ratings, the market price or marketability of the notes may be adversely affected. In addition, any decline in the ratings of the notes may make it more difficult for us to raise capital on acceptable terms in order to repay the notes at maturity.

Different disclosure requirements in Chile and the United States may provide you with different or less information about us than you expect.

Disclosure requirements for public companies in Chile differ from those applicable in the United States. Accordingly, the available information about us may not be the same as the information available to securityholders of a U.S. company. There may be less publicly available information about us than is regularly published about companies in the United States and certain other jurisdictions. Although we are subject to Exchange Act disclosure requirements applicable to a foreign private issuer, we are not subject to the periodic reporting requirements of the Exchange Act that are applicable to U.S. companies and, therefore, are not required to comply with the periodic information disclosure requirements that the Exchange Act imposes on U.S. companies.

We are subject to anti-corruption, anti-bribery, anti-money laundering and antitrust laws and regulations in Chile and certain other countries. Violations of any such laws or regulations could have a material adverse impact on our reputation and results of operations and financial condition.

We are subject to anti-corruption, anti-bribery, anti-money laundering, antitrust and other laws and regulations and are required to comply with the applicable laws and regulations of Chile and certain other jurisdictions. In addition, we are subject to economic sanctions regulations that restrict our dealings with certain sanctioned countries, individuals and entities. There can be no assurance that our internal policies and procedures will be sufficient to prevent or detect all inappropriate practices, fraud or violations of law by our affiliates, employees, directors, officers, partners, agents and service providers or that any such persons will not take actions in violation of our policies and procedures. Any violations by us of anti-corruption, anti-bribery, anti-money laundering and antitrust laws or sanctions regulations could have a material adverse effect on our business, reputation, results of operations and financial condition.

Enforcing your rights as a noteholder in Chile may prove difficult.

We are organized under the laws of Chile and our principal place of business is in Chile. All of our officers and controlling persons reside outside of the United States. In addition, all of our assets are located outside of the United States. As a result, it may be difficult for holders of notes to effect service of process within the United States on such persons or to enforce judgments against them or us, including in any action based on civil liabilities under the U.S. federal securities laws. Based on the opinion of our Chilean counsel, there is doubt as to the enforceability against such persons in Chile, whether in original actions or in actions to enforce judgments of U.S. courts, of liabilities based solely on the U.S. federal securities laws. See “Enforceability of Civil Liabilities.”

In addition, your rights under the notes will be subject to the insolvency and administrative laws of Chile, and we cannot assure that you will be able to effectively enforce your rights in any bankruptcy, insolvency or similar proceedings. In addition, the bankruptcy, insolvency, administrative and other laws of Chile may be materially different from, or in conflict with, each other, including in the areas of rights of creditors, priority of government entities and other third party and related party creditors’, ability to obtain post-bankruptcy filing loans or to pay interest and the duration of proceedings. The laws of Chile may not be as favorable to your interests as the laws of those jurisdictions with which you are familiar. The application of these laws, or any conflict among them, could call into question what and how Chilean laws should apply. Such issues may adversely affect your ability to enforce your rights under the notes in Chile or limit any amounts that you may receive.

Exchange controls and restrictions on foreign currency remittance could impede our ability to make payments under the notes.

Exchange control risks include availability risk, the risk that even though we have sufficient Chilean peso-denominated revenues to meet our obligations, U.S. dollars are not available for conversion; convertibility risk, the risk that a Chilean government entity will restrict, condition or terminate our legal right to convert Chilean pesos into U.S. dollars; and transferability risk, the risk that a Chilean government entity will allow us to convert currency into U.S. dollars, but will place restrictions or prohibitions on those U.S. dollars leaving the country. Although Chile has not been affected by exchange controls since 1999, we cannot assure that exchange controls may not be imposed in the future. For more information, see “Exchange Controls.” Chilean issuers are authorized to offer securities internationally complying with the provisions of Chapter XIV of the Compendium of Foreign Exchange Regulations of the Chilean Central Bank (the “Chilean Central Bank Compendium”), including the obligation to provide certain information to the Chilean Central Bank. See “Exchange Controls.” Under Chapter XIV of the Chilean Central Bank Compendium, payments and remittances of funds from Chile are governed by the rules in effect at the time the payment or remittance is made. Therefore, any change to Chilean laws and regulations made after the date hereof may affect foreign investors who have acquired the notes.

There can be no assurance that further Chilean Central Bank regulations or legislative changes to the current foreign exchange control regime in Chile will not restrict or prevent us from acquiring U.S. dollars or that further restrictions applicable to us will be imposed which may affect our ability to remit U.S. dollars for payment of interest or principal on the notes. There can be no assurance that restrictions applicable to the holders will not be imposed in the future, nor can there be any assessment of the duration or impact of such restrictions if imposed.

The ratings of the notes may be lowered or withdrawn depending on various factors.

One or more independent credit rating agencies may assign credit ratings to the notes. The ratings address the risk of default of payment of interest on each payment date. The ratings of the notes are not a recommendation to purchase, hold or sell the notes and the ratings do not comment on market price or suitability for a particular investor. Ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the views of the rating agencies at the time the ratings are issued.

The ratings of the notes are subject to change and may be lowered or withdrawn. We cannot assure you that ratings will remain in effect for any given period of time or that ratings will not be lowered, suspended or withdrawn entirely by the ratings agencies, if, in the judgment of rating agencies, circumstances so warrant. A downgrade in or withdrawal of the ratings of the notes will not be an event of default under the indenture governing the notes. The assigned ratings may be raised or lowered depending, among other things, on the rating agency’s assessment of our financial strength, as well as its assessment of Chilean sovereign risk generally. Any lowering, suspension or withdrawal of ratings may have an adverse effect on the market price and marketability of the notes.

Risks Related to Enel Chile’s Business

You should read and consider the risk factors specific to Enel Chile’s business. These risks are described in the 2017 Form 20-F and in other documents that are incorporated by reference into this prospectus supplement. See “Where To Obtain More Information” for more detail on the information incorporated by reference into this prospectus supplement.

USE OF PROCEEDS

The net cash proceeds from the offering are estimated to be US$972.4 million, after deducting the underwriting discount and estimated expenses. We intend to use the net proceeds (i) to refinance outstanding borrowings under our credit agreement, entered into with certain affiliates of the underwriters as lenders, the proceeds of which were used to fund the cash portion of the 2018 Reorganization, and (ii) for general corporate purposes. Pending such use, we may temporarily invest the proceeds.

EXCHANGE RATES

In Chile, there are two currency markets, the Formal Exchange Market (Mercado Cambiario Formal) and the Informal Exchange Market (Mercado Cambiario Informal). The Formal Exchange Market is comprised of banks and other entities authorized by the Central Bank of Chile. The Informal Exchange Market is comprised of entities that are not expressly authorized to operate in the Formal Exchange Market, such as certain foreign currency exchange houses and travel agencies, among others. The Central Bank of Chile has the authority to require that certain purchases and sales of foreign currencies be carried out on the Formal Exchange Market. Both the Formal and Informal Exchange Markets are driven by free market forces. Current regulations require that the Central Bank of Chile be informed of certain transactions that must be carried out through the Formal Exchange Market.

The U.S. dollar Observed Exchange Rate (dólar observado), which is reported by the Central Bank of Chile and published on each Chilean business day in the Chilean Official Gazette (Diario Oficial), is the weighted average exchange rate of the previous business day’s transactions in the Formal Exchange Market. The Central Bank of Chile may intervene by buying or selling foreign currency on the Formal Exchange Market to attempt to maintain the Observed Exchange Rate within a desired range.

The Informal Exchange Market reflects transactions carried out at an informal exchange rate (the “Informal Exchange Rate”). There are no limits imposed on the extent to which the rate of exchange in the Informal Exchange Market can fluctuate above or below the Observed Exchange Rate.

The Federal Reserve Bank of New York does not report a noon buying rate for Chilean pesos. As of June 6, 2018 the U.S. dollar Observed Exchange Rate was Ch$629.21 per US$1.00.

The following table sets forth the low, high, average and period-end Observed Exchange Rate for U.S. dollars for the periods set forth below, as reported by the Central Bank of Chile:

	Daily Observed Exchange Rate (Ch$ per US$1.00)(1)
	Low(2)	High(2)	Average(3)	Period-end
Month ended
June 2018 (through June 6, 2018)	629.21	633.92	n.a.	629.21
May 2018	617.69	637.03	n.a.	631.29
April 2018	594.41	610.98	n.a.	610.98
March 2018	595.93	609.58	n.a.	603.39
February 2018	588.28	603.07	n.a.	593.61
January 2018	599.33	609.49	n.a.	603.25
December 2017	614.75	655.74	n.a.	614.75

Year ended December 31,
2017	614.75	679.05	649.11	614.75
2016	645.22	730.31	676.67	669.47
2015	597.10	715.66	654.66	710.16
2014	527.53	621.41	573.70	606.75
2013	466.50	533.95	498.83	524.61

Source: Central Bank of Chile.

(1)	Nominal figures.
(2)	Exchange rates are the actual low and high, on a day-by-day basis for each period.
(3)	The average of the exchange rates on the last day of each month during the period.

EXCHANGE CONTROLS

The Chilean Central Bank is the entity responsible, among other things, for monetary policies and exchange controls in Chile. Chilean issuers are authorized to offer securities internationally provided they comply with, among other things, the provisions of Chapter XIV of the Chilean Central Bank Compendium.

Pursuant to the provisions of Chapter XIV of the Central Bank Compendium, it is not necessary to seek the Chilean Central Bank’s prior approval in order to issue the notes. The Chilean Central Bank only requires that: (1) the remittance of funds obtained from the sale of the notes into Chile be made through the Formal Exchange Market and disclosed to the Chilean Central Bank as described below; and (2) all remittances of funds to make payments under the notes made from Chile be made through the Formal Exchange Market and disclosed to the Chilean Central Bank as described below.

The proceeds of the sale of the notes may be brought into Chile or held abroad. If we remit the funds obtained from the sale of the notes into Chile, such remittance must be made through the Formal Exchange Market and we must deliver to the Chilean Central Bank directly or through an entity of the formal exchange market an annex providing information about the transaction, together with a letter instructing such entity to deliver us the foreign currency or the Chilean peso equivalent thereof. If we do not remit the funds obtained from the sale of the notes into Chile, we have to provide the same information to the Chilean Central Bank directly or through an entity of the Formal Exchange Market within the first 10 days of the month following the date on which we received the funds. The regulations require that the information provided describe the financial terms and conditions of the securities offered, related guarantees and the schedule of payments.

All payments in connection with the notes made from Chile must be made through the Formal Exchange Market. Pursuant to Chapter XIV of the Chilean Central Bank Compendium, no prior authorization from the Chilean Central Bank is required for such payments in U.S. dollars. The participant of the Formal Exchange Market involved in the transfer must provide certain information to the Chilean Central Bank on the banking business day following the day of payment. In the event payments are made outside Chile using foreign currency held abroad, we must provide the relevant information to the Chilean Central Bank directly or through an entity of the Formal Exchange Market within the first 10 days of the month following the date on which the payment was made.

Under Chapter XIV of the Chilean Central Bank Compendium, payments and remittances of funds from Chile are governed by the rules in effect at the time the payment or remittance is made. Therefore, any change made to Chilean laws and regulations after the date hereof will affect foreign investors who have acquired the notes. We cannot assure you that further Chilean Central Bank regulations or legislative changes to the current foreign exchange control regime in Chile will not restrict or prevent us from acquiring U.S. dollars or that further restrictions applicable to us will not affect our ability to remit U.S. dollars for payment of interest or principal on the notes.

The above is a summary of the Chilean Central Bank’s regulations with respect to the issuance of debt securities, including the notes, as in force and effect as of the date of this prospectus supplement. We cannot assure you that restrictions will not be imposed in the future, nor can there be any assessment of the duration or impact of such restrictions if imposed. This summary does not purport to be complete and is qualified in its entirety by reference to the provisions of Chapter XIV of the Chilean Central Bank Compendium, a copy of which is available from us upon request.

CAPITALIZATION

The following table sets forth information concerning our actual cash, short-term debt, long-term debt, non-controlling interest and shareholders’ equity at March 31, 2018 and as adjusted for the sale of the notes and receipt of estimated net cash proceeds of US$972.4 million, after deducting estimated fees and expenses, but without adjusting for the use of such proceeds, in each case, translated into U.S. dollars at the Observed Exchange Rate for March 31, 2018.

	As of March 31, 2018
	Actual		As Adjusted
	Ch$	US$(1)	Ch$	US$(1)
	(in thousands of Ch$ and US$)
Cash and cash equivalents	412,168,999	683,089	998,881,570	1,655,449

Short-term debt	22,339,556	37,023	22,339,556	37,023

Long-term debt:
Bank debt and other loans	946,930,157	1,569,350	946,930,157	1,569,350
Bonds payable	742,419,546	1,230,414	742,419,546	1,230,414
Financial leases	12,113,136	20,075	12,113,136	20,075
4.875% Notes due 2028 offered hereby(2)	—	—	586,712,571	972,360

Total long-term debt	1,701,462,839	2,819,839	2,288,175,410	3,792,199

Equity:
Equity attributable to shareholders of Parent:	3,059,630,846	5,070,735	3,059,630,846	5,070,735
Non-controlling interest	837,209,592	1,387,510	837,209,592	1,387,510

Total equity	3,896,840,438	6,458,245	3,896,840,438	6,458,245

Total short-term debt, long-term debt and equity	5,620,642,833	9,315,108	6,207,355,404	10,287,468

(1)	Solely for the convenience of the reader, Chilean peso amounts have been translated into U.S. dollars at the Observed Exchange Rate of Ch$603.39 per US$1 for March 31, 2018.
(2)	In accordance with IFRS, the liability for the 4.875% Notes due 2028 offered hereby is recognized based on the cash received, after deducting estimated costs of the offering directly attributable to obtaining the financing.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods indicated. For purposes of this table: “Earnings” is defined as pre-tax income from continuing operations adjusted for undistributed earnings of less than majority owned subsidiaries and fixed charges excluding capitalized interest. “Fixed charges” is defined as interest on borrowings (whether expensed or capitalized), the portion of rental expense applicable to interest, and amortization of debt issuance costs.

	Three Months Ended March 31, 2018	Year Ended December 31,
		2017	2016	2015	2014	2013
Ratio of earnings to fixed charges	10.23	14.82	15.29	4.86	5.60	5.92

ENEL CHILE SELECTED HISTORICAL FINANCIAL INFORMATION

The following selected historical consolidated financial information as of December 31, 2017 and 2016 and for each year in the three-year period ended December 31, 2017 was derived from the audited consolidated financial statements of Enel Chile included in the 2017 Form 20-F, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. Our audited and unaudited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus were prepared in accordance with IFRS, as issued by the IASB. The selected historical consolidated financial information as of December 31, 2015, 2014 and 2013 and for each year in the two-year period ended December 31, 2014 was derived from audited consolidated financial statements of Enel Chile not included or incorporated by reference into this prospectus supplement or the accompanying prospectus. The selected historical consolidated financial information as of March 31, 2018 and for the three months ended March 31, 2018 and 2017 have been derived from the unaudited consolidated interim financial statements of Enel Chile included in the May 2018 Form 6-K, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. In April 2016, Enel Chile was spun-off from Enersis S.A. to hold the Chilean energy generation and distribution business of Enersis S.A. The selected historical consolidated financial information should be read in conjunction with Enel Chile’s Operating and Financial Review and the consolidated financial statements and notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus. For more information, see “Where You Can Find More Information.” Historical results are not necessarily indicative of the results to be expected in the future.

The following table sets forth Enel Chile’s selected historical consolidated financial information for the periods indicated:

	As of and for the three months ended March 31,			As of and for the year ended December 31,
	2018(1)	2018	2017	2017	2016	2015	2014	2013
	(unaudited) (US$ millions, except share and per share amounts)	(unaudited) (Ch$ millions, except share and per share amounts)		(Ch$ millions, except share and per share amounts)
Selected Consolidated Statement of Comprehensive Income Information
Revenues and other operating income	931	561,484	594,438	2,529,347	2,541,567	2,399,029	2,049,065	1,738,083
Operating costs(2)	(704)	(424,950)	(464,980)	(1,950,716)	(1,973,778)	(1,873,540)	(1,666,315)	(1,346,460)
Operating income	226	136,534	129,458	578,631	567,789	525,489	382,750	391,623
Financial results(3)	(12)	(7,187)	(4,179)	(22,415)	(20,483)	(97,869)	(67,045)	(56,363)
Other non-operating income	—	—	104,902	113,241	121,490	20,056	70,893	14,528
Share of profit (loss) of associates and joint ventures accounted for using the equity method	4	2,240	(695)	(2,697)	7,878	8,905	(54,353)	24,309
Income before income taxes	218	131,587	229,486	666,760	676,674	456,581	332,245	374,097
Income tax expenses	(54)	(32,515)	(50,564)	(143,342)	(111,403)	(109,613)	(132,687)	(61,712)
Net income	164	99,072	178,922	523,418	565,271	346,968	199,558	312,385
Net income attributable to the parent Company	116	70,129	116,623	349,383	384,160	251,838	162,459	229,527

	As of and for the three months ended March 31,			As of and for the year ended December 31,
	2018(1)	2018	2017	2017	2016	2015	2014	2013
	(unaudited) (US$ millions, except share and per share amounts)	(unaudited) (Ch$ millions, except share and per share amounts)		(Ch$ millions, except share and per share amounts)
Net income attributable to non-controlling interests	48	28,943	62,300	174,035	181,111	95,130	37,099	82,858
Total basic and diluted earnings per average number of shares (Ch$/US$ per share)	0.002	1.43	2.38	7.12	7.83	5.13	3.31	5.08
Total basic and diluted earnings per average number of ADSs (Ch$/US$ per ADS)	0.118	71.43	118.78	355.84	391.26	256.49	165.46	253.79
Cash dividends per share (Ch$/US$ per share)(4)	0.001	0.76	0.76	3.23	2.09	—	—	—
Cash dividends per ADS (Ch$/US$ per ADS)(4)	0.063	37.82	37.94	161.72	104.65	—	—	—
Weighted average number of shares of common stock (millions)	49,093	49,093	49,093	49,093	49,093	49,093	49,093	45,219
Selected Consolidated Statement of Financial Position Information
Total assets	10,902	6,578,234	5,474,820	5,694,773	5,398,711	5,325,469	5,126,735	4,820,392
Non-current liabilities	3,331	2,009,799	1,169,175	1,090,995	1,178,471	1,270,006	1,122,585	826,478
Equity attributable to the parent Company	5,071	3,059,631	2,876,786	2,983,384	2,763,391	2,592,682	2,472,201	2,438,837
Equity attributable to non-controlling interests	1,338	837,210	759,740	803,578	699,602	609,219	611,864	626,947
Total equity	6,458	3,896,840	3,636,525	3,786,962	3,462,994	3,201,901	3,084,066	3,065,784
Capital stock	3,694	2,229,109	2,229,109	2,229,109	2,229,109	2,229,109	2,229,109	2,238,169
Other Consolidated Financial Information
EBITDA(5)	292	175,947	271,942	841,859	858,818	707,650	527,727	549,968
Adjusted EBITDA(5)	290	174,772	169,138	739,253	765,376	675,635	524,372	519,344
Capital expenditures (CAPEX)(6)	125	75,212	86,200	266,030	222,386	309,503	196,932	128,239
Depreciation, amortization and impairment losses(7)	63	38,239	39,681	160,622	197,587	150,147	141,623	127,720

(1)	Solely for the convenience of the reader, Chilean peso amounts have been converted into U.S. dollars at the exchange rate of Ch$603.39 per US$1.00, as of March 31, 2018.
(2)	Operating costs represent raw materials and supplies used, other work performed by the entity and capitalized, employee benefits expenses, depreciation and amortization expenses, impairment losses recognized in the period’s profit or loss and other expenses.
(3)	Financial results represent (+) financial income, (-) financial expenses, (+/-) foreign currency exchange differences and net gains/losses from indexed assets and liabilities.
(4)	For 2016, cash dividends correspond to a payout ratio of 50% based on our 2016 annual consolidated net income as reported to the CMF, based on 10 months of results starting as of our date of formation on March 1, 2016, which therefore differs from the twelve months of net income included in the 2017 Form 20-F.
(5)	EBITDA consists of net income plus depreciation and amortization, financial expense and income tax. Adjusted EBITDA consists of EBITDA plus impairment losses, minus other non-operating income (expense).
(6)	Capital expenditure (CAPEX) figures represent cash flows used for purchases of property, plant and equipment and intangible assets for each year.
(7)	For further detail, please refer to Note 28 of the Notes to the Enel Chile unaudited consolidated interim financial statements included in the May 2018 Form 6-K, which is incorporated by reference into this prospectus supplement.

EGPL SELECTED HISTORICAL FINANCIAL INFORMATION

The following selected historical consolidated financial information as of December 31, 2017 and 2016 and for each year in the three-year period ended December 31, 2017 was derived from the audited consolidated financial statements of EGPL included in the May 2018 Form 6-K, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. EGPL’s audited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus were prepared in accordance with IFRS, as issued by the IASB. The selected historical consolidated financial information as of December 31, 2015 has been derived from audited consolidated financial statements of EGPL not included or incorporated by reference into this prospectus supplement or the accompanying prospectus. The selected historical consolidated financial information for the year ended December 31, 2014 has been derived from the unaudited consolidated financial statements of EGPL not included or incorporated by reference into this prospectus supplement or the accompanying prospectus. Pursuant to Item 3.A.1 of Form 20-F, selected historical consolidated financial information as of December 31, 2014 and 2013 and for the year ended December 31, 2013 has been omitted as such information cannot be provided without unreasonable effort or expense. The selected historical consolidated financial information should be read in conjunction with EGPL’s consolidated financial statements and notes thereto included in the May 2018 Form 6-K, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. For more information, see “Where You Can Find More Information.” Historical results are not necessarily indicative of the results to be expected in the future.

The following table sets forth EGPL’s selected historical consolidated financial information for the periods indicated:

	For the year ended December 31,
	2017	2016	2015	2014
				(unaudited)
		(US$ thousands)
Selected Consolidated Statement of Comprehensive Income Information
Revenues and other operating income	393,461	307,740	203,791	146,814
Operating costs(1)	(254,388)	(200,205)	(140,545)	(98,149)
Operating income	139,073	107,535	63,246	48,665
Financial results(2)	(62,779)	(99,536)	(42,697)	(15,972)
Other gains	—	8,167	—	—

Income before income taxes	76,404	16,166	20,549	32,693
Income tax expense	(753)	6,576	(23,787)	(22,050)
Net income	75,651	22,742	(3,238)	10,643

Net income attributable to the parent Company	69,506	20,411	(1,878)	8,788

Net income attributable to non-controlling interests	6,145	2,331	(1,360)	1,855

Other Consolidated Financial Information
Capital expenditures (CAPEX)(3)	175,674	532,486	218,883	274,301
Depreciation, amortization and impairment losses(4)	116,434	81,993	50,695	22,861

	As of and for the year ended December 31,
	2017	2016	2015
	(US$ millions)
Consolidated Statement of Financial Position Information
Total assets	2,631,825	2,521,090	1,947,616
Non-current liabilities	1,179,989	1,174,500	1,195,851
Equity attributable to the parent company	1,051,889	228,782	205,329
Equity attributable to non-controlling interests	151,678	146,163	142,171
Total equity	1,203,567	374,945	347,500
Capital stock(5)	827,205	77,280	77,280

(1)	Operating costs represent raw materials and supplies used, other work performed by the entity and capitalized, employee benefits expenses, depreciation and amortization expenses, impairment losses recognized in the period’s profit or loss and other expenses.
(2)	Financial results represent (+) financial income, (-) financial expenses, (+/-) foreign currency exchange differences and net gains/losses from indexed assets and liabilities.
(3)	Capital expenditures (CAPEX) figures represent cash flows used for purchases of property, plant and equipment and intangible assets for each year.
(4)	For further detail, please refer to Note 27 of the Notes to the EGPL unaudited consolidated interim financial statements included in the May 2018 Form 6-K, which is incorporated by reference into the accompanying prospectus.
(5)	Capital stock represents issued capital.

DESCRIPTION OF THE NOTES

The notes described in this prospectus supplement will be issued under an indenture to be dated as of June 12, 2018 (the “Base Indenture”), as amended and supplemented by the first supplemental indenture to be dated as of June 12, 2018 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between Enel Chile and The Bank of New York Mellon, as trustee (the “Trustee”), initial security registrar and initial paying agent. The following summary of the material provisions of the Indenture and the notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture and the form of certificate evidencing the notes, including the definitions of certain terms therein. The definitions of certain terms used in the following summary are set forth below under “—Certain Definitions.” A copy of the Base Indenture has been filed or incorporated by reference as an exhibit to the registration statement of which the accompanying prospectus is a part. Capitalized terms used in the following summary and not otherwise defined herein shall have the meanings specified in the Indenture. As used in the following description of the notes, the terms “Enel Chile” “we,” “our” and “us” mean Enel Chile S.A., excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

General

The Indenture does not limit the aggregate principal amount of notes that may be issued thereunder and provides that notes may be issued thereunder from time to time in one or more series. The notes will be Enel Chile’s unsecured and unsubordinated obligations and will rank pari passu in right of payment with all of Enel Chile’s other existing and future unsecured obligations that is not, by its terms, expressly subordinated in right of payment to the notes, except for statutory priorities and obligations granted preference by operation of Chilean law. The notes will effectively rank junior to all of Enel Chile’s secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally subordinated to all of the existing and future liabilities of Enel Chile’s subsidiaries.

The aggregate principal amount of the notes will be US$1,000,000,000. Pursuant to the terms of the Indenture, Enel Chile may, from time to time without the consent of holders of a series of notes, issue further notes having terms identical to those of such series of notes so that any further issue is consolidated and forms a single series with such series of notes; provided that if any further notes are not fungible with such series of notes for United States federal income tax purposes, such further notes shall have separate CUSIP and ISIN numbers.

The notes will mature on June 12, 2028. The notes will bear interest from June 12, 2018, at the rate of 4.875% per annum, payable semiannually in arrears on June 12 and December 12 of each year, commencing December 12, 2018, to the persons in whose names the notes are registered, subject to certain exceptions as provided in the Indenture, at the close of business on the preceding May 28 or November 27, as the case may be. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The notes will not be entitled to the benefit of any sinking fund and will not be subject to repurchase by Enel Chile at the option of the holders. The notes will be subject to redemption at the option of Enel Chile as described below under “—Optional Redemption.”

The notes will be issued only in fully registered form without coupons, in denominations of US$1,000 and any integral multiple of US$1,000 in excess thereof. The notes will be denominated and payable in U.S. dollars.

The notes sold will initially be represented by global notes (as defined below) in book-entry form. Holders of interests in global notes will not be entitled to receive notes in definitive certificated form registered in their names except in the limited circumstances described below. See “—Book-Entry System; Delivery and Form.”

The principal of and premium, if any, and interest on the notes will be payable at the office or agency maintained by Enel Chile for that purpose in the Borough of Manhattan, The City of New York (the “Place of

Payment”); provided that payments of interest may be made at the option of Enel Chile by check mailed to the address of the persons entitled thereto or by transfer to an account maintained by the payee with a bank located in the United States; and provided, further, that payments on global notes will be made to The Depository Trust Company, as Depositary (the “Depositary”), or its nominee. The office or agency initially maintained by Enel Chile for the foregoing purposes shall be the office of the Trustee in New York City designated for such purpose. No service charge shall be made for any registration of transfer or exchange of notes, but Enel Chile may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

If any interest payment date, redemption date or maturity date of any of the notes is not a business day at any Place of Payment, then payment of principal, premium, if any, and interest need not be made at such Place of Payment on such date but may be made on the next succeeding business day at such Place of Payment with the same force and effect as if made on the relevant payment date, and no interest will accrue on the amount so payable for the period from and after such interest payment date, redemption date or maturity date, as the case may be.

Enel Chile will not be required to issue, register the transfer of or exchange notes during the period beginning at the opening of business 15 days before the date of the mailing of a notice of redemption of such series of notes selected for redemption and ending at the close of business on the date of such mailing.

Initially, the Trustee will act as security registrar and paying agent for the notes. The notes may be presented for registration of transfer and exchange at the offices of the security registrar for the notes.

Ranking of Notes

The notes will be direct unsecured and unconditional general obligations exclusively of Enel Chile and will not be obligations of any subsidiaries of Enel Chile. Enel Chile conducts substantially all of its operations through subsidiaries. Therefore, Enel Chile’s rights and the rights of its creditors, including holders of the notes, to participate in the assets of any subsidiary upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of such subsidiary’s creditors, including creditors of Enel Chile that enjoy the benefit of guaranties issued by such subsidiaries, except to the extent that Enel Chile may be a creditor with recognized claims against the subsidiary, in which case Enel Chile’s claims would still be effectively subordinated to any third party security interests in, or mortgages or other liens on, the assets of that subsidiary and would be subordinated to any liabilities of the subsidiary senior to those held by Enel Chile.

Enel Chile’s consolidated subsidiaries had Ch$775 billion of debt (excluding debt owed to Enel Chile and other intercompany debt) outstanding as of March 31, 2018, none of which was secured. Although Enel Chile’s credit facilities impose limitations on the incurrence of additional indebtedness by Enel Chile and its subsidiaries, Enel Chile and its subsidiaries retain the ability to incur substantial additional indebtedness and other liabilities.

The notes will also be junior in right of payment to Enel Chile’s secured creditors to the extent of their collateral. As of March 31, 2018, Enel Chile, excluding its subsidiaries and its equity affiliates, had Ch$931 billion of debt outstanding, none of which was secured. As of March 31, 2018, Enel Chile did not guarantee any of the outstanding debt of its securities; however, in connection with the Merger completed on April 2, 2018, Enel Chile will novate and assume the guarantees of approximately US$530 million of indebtedness of EGP Chile and its subsidiaries previously guaranteed by Enel S.p.A., which Enel Chile expects will be completed during the third quarter of 2018. As of March 31, 2018, none of Enel Chile’s indebtedness on a stand-alone basis was guaranteed by its subsidiaries.

Highly Leveraged Transactions; Change of Control

The Indenture does not include any covenants or other provisions which afford holders protection in the event of a highly leveraged transaction or a change of control, other than certain limited requirements in connection with a merger, consolidation or transfer of properties and assets substantially as an entirety.

Payment of Additional Amounts

All payments and deliveries of or in respect of principal, interest and premium, if any, on each note shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, penalties, fines, duties, assessments or other governmental charges of whatever nature (or interest on any of the foregoing) (collectively, “Taxes”) imposed, levied, collected, withheld or assessed by, within or on behalf of the Republic of Chile or any political subdivision or governmental authority thereof or therein having power to tax (a “Relevant Jurisdiction”), unless such withholding or deduction is required by law or by regulation or the interpretation or administration thereof. If Enel Chile is required to make any withholding or deduction described in the preceding sentence with respect to any payment or delivery made in respect of the notes, Enel Chile will pay such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amounts received by the holder of such note (including Additional Amounts) after such withholding or deduction shall equal the respective amounts of principal, interest and premium, if any, that would have been receivable in respect of such note in the absence of such withholding or deduction. Notwithstanding the foregoing no such Additional Amounts shall be payable in respect of any note:

(i) in the case of payments for which presentation of a note is required, if such note is presented for payment more than 30 days after the later of (x) the date on which such payment first became due and (y) if the full amount payable has not been received in the Place of Payment by the Trustee on or prior to such due date, the date on which, the full amount having been so received and notice to that effect shall have been given to the holder by the Trustee or the paying agent, on behalf of the Trustee, except to the extent that the holder would have been entitled to such Additional Amounts on presenting such note for payment on the last day of the applicable 30-day period;

(ii) for any estate, inheritance, gift, sales, use, value added, transfer, excise, capital gains, personal property or similar Taxes;

(iii) if held by or on behalf of a holder or beneficial owner who is liable for Taxes in respect of such note by reason of having some present or former, direct or indirect, connection with a Relevant Jurisdiction (including, without limitation, being a citizen of, being incorporated or engaged in a trade or business in, or having a residence or principal place of business, permanent establishment or other presence in a Relevant Jurisdiction), other than the mere holding of such note or the receipt of principal, interest or premium, if any, in respect thereof;

(iv) for any Taxes that would not have been imposed (or would have been reduced) but for the failure of a holder or a beneficial owner of such note to comply with any applicable certification, documentation, information or other reporting requirement concerning the nationality, residence, identity or connection with the applicable Relevant Jurisdiction, or to make any other similar claim for exemption to the applicable Relevant Jurisdiction, if, after having been requested in writing by Enel Chile to comply with such applicable certification, documentation, information or other reporting requirement, or to make such a claim, such holder or beneficial owner fails to do so within 30 days;

(v) for any Taxes which are payable otherwise than by deduction or withholding from payments of principal, interest and premium, if any, on such note;

(vi) for any Taxes that would not have been so imposed if the holder had presented a note for payment (where presentation is required) to another paying agent, if any;

(vii) with respect to any payment to a holder of a note that is a fiduciary or partnership (including an entity treated as a partnership for tax purposes) or any Person other than the sole beneficial owner of such payment or note, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment or note would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such note;

(viii) for any Taxes imposed on or in respect of (x) Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended, and any current or future regulations or official interpretations thereof

(“FATCA”), (y) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction which (in either case) facilitates the implementation of FATCA or (z) any agreement entered into pursuant to the implementation of the preceding clauses (x) or (y) with the U.S. Internal Revenue Service, the United States government or any governmental or taxation authority under any other jurisdiction; or

(ix) for any combination of the foregoing clauses (i) through (viii) above.

All references in this prospectus supplement or the Indenture to principal, interest or premium shall be deemed to include references to any Additional Amounts which may be payable on the notes as described under this “Description of the Notes” section with respect to such principal, interest or premium.

Enel Chile will also (i) make any required withholding or deduction for Taxes imposed with respect to payments on the notes and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. Upon request, Enel Chile shall provide the Trustee with documentation evidencing the payment of Taxes in respect of which Enel Chile has paid Additional Amounts. Copies of such documentation shall be made available by the Trustee to the holders or the other paying agents, as applicable, upon written request therefor.

Refunds, if any, of Taxes with respect to which Enel Chile pays Additional Amounts shall be for the account of Enel Chile. If Additional Amounts actually paid with respect to a note pursuant to the preceding paragraphs are based on rates of deduction or withholding of Taxes imposed by a Taxing Authority in excess of the appropriate rate applicable to the holder or the beneficial owner of such note, and, as a result thereof, such holder or beneficial owner is entitled under the law of such Taxing Authority to make a claim for a refund or credit of such Taxes, then such holder or beneficial owner shall, by accepting a note or an interest therein, be deemed to have assigned and transferred all right, title and interest to any such claim for a refund or credit of such Taxes to Enel Chile. However, by making such assignment, the holder or beneficial owner makes no representation or warranty that Enel Chile will be entitled to receive such claim for refund or credit and incurs no other obligation (including, for the avoidance of doubt, any filing or other action) with respect thereto.

Enel Chile shall promptly pay when due any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery, or registration of each note or any other document or instrument relating to the issuance thereof, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside of the Republic of Chile and except as provided in the Indenture with respect to certain transfers and exchanges of notes. Enel Chile shall indemnify and make whole the holders of notes for any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies payable by Enel Chile as provided in this paragraph paid by such holders.

Optional Redemption

The notes will be redeemable, at Enel Chile’s option, from time to time, through any one or more of the methods set forth below. Notes called for redemption will become due on the date fixed for redemption. On or before any redemption date, Enel Chile will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued and unpaid interest, if any, on the notes to be redeemed.

Enel Chile’s election to redeem any notes may be conditioned and provide that it is subject to the occurrence of any events or the satisfaction of any conditions described in the notice of redemption on or before the date fixed for the redemption. A notice of conditional redemption will be of no effect unless all conditions to the redemption have occurred or been satisfied on or before the redemption date or have been waived by Enel Chile.

Notwithstanding the foregoing, payments of interest on the notes that are due and payable on or prior to a date fixed for redemption of notes will be payable to the holders of those notes registered as such at the close of business on the relevant record dates according to the terms and provisions of the Indenture.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Unless Enel Chile defaults in payment of the redemption price, on and after any redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption.

Upon presentation of any note redeemed in part only, Enel Chile will execute, and the Trustee will authenticate and deliver on the order of the holder thereof, a new note of authorized denominations, in principal amount equal to the unredeemed portion of the note so presented.

Redemption at Par

The notes will be redeemable, in each case in whole or in part, at any time and from time to time, beginning on the date that is three months prior to the scheduled maturity of the notes (the “Par Call Date”), at Enel Chile’s option at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, on the principal amount of the notes being redeemed to the redemption date.

Make-Whole Redemption

The notes will be redeemable, in each case in whole or in part, at any time and from time to time, at Enel Chile’s option at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed, and (ii) the sum of the present values of the Remaining Scheduled Payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the applicable redemption date) discounted to that redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points; plus, in the case of both clause (i) and clause (ii) above, accrued and unpaid interest, if any, on the principal amount of the notes being redeemed to the redemption date.

In connection with such optional redemption, the following defined terms apply:

“Comparable Treasury Issue” means the United States Treasury security or securities selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the Par Call Date that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the Par Call Date.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker for the notes obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by Enel Chile to act as the “Independent Investment Banker.”

“Reference Treasury Dealer” means Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC or Scotia Capital (USA) Inc. or any of their respective affiliates and successors that are primary U.S. Government securities dealers in New York City (“Primary Treasury Dealers”) and two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by us; provided that if any of the foregoing shall cease to be a Primary Treasury Dealer, Enel Chile shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at or about 3:30 p.m., New York City time, on the third business day preceding that redemption date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption and as if redeemed on the Par Call Date; provided that, if that redemption date is not an interest payment date with respect to such notes, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date, computed as of the third business day immediately preceding that redemption date.

Optional Redemption for Changes in Chilean Tax Law

If as a result of any change in or amendment to the laws or treaties (or any rules or regulations thereunder) of a Relevant Jurisdiction, or any amendment to or change in an official interpretation, administration or application of such laws, treaties, rules, or regulations (including a holding by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of a change in official position, is announced on or after the issue date of the notes of a series (or if a successor assumes the obligations under the notes, such later date), Enel Chile have or will become obligated to pay any Additional Amounts in excess of the Additional Amounts Enel Chile would be obligated to pay if payments were subject to withholding or deduction at a rate of 4% (the “Minimum Withholding Level”), Enel Chile may, at its option, redeem all, but not less than all, of the notes of such series, at a redemption price equal to 100% of the principal amount, together with any accrued and unpaid interest to the date fixed for redemption, upon irrevocable notification not less than 30 days nor more than 90 days prior to the date fixed for redemption. For the avoidance of doubt, Enel Chile shall not have the right to redeem the notes of a series solely because Enel Chile becomes obligated to pay Additional Amounts that are less than or equal to the amounts payable at the Minimum Withholding Level. No notice of such redemption may be given earlier than 90 days prior to the earliest date on which Enel Chile would, but for such redemption, be obligated to pay Additional Amounts above the Minimum Withholding Level, if payment in respect of the notes of such series were actually due on such date. Notwithstanding the foregoing, Enel Chile shall not have the right to so redeem the notes of a series unless Enel Chile determines, in its reasonable business judgment, that it cannot avoid the obligation to pay such Additional Amounts above the Minimum Withholding Level by the use of reasonable measures available to it; provided that for the avoidance of doubt changing Enel Chile’s jurisdiction is not a reasonable measure for the purposes of this paragraph.

Prior to any notice of redemption of the notes of a series, Enel Chile will deliver to the Trustee: (1) an officers’ certificate stating that Enel Chile is entitled to effect a redemption of the notes of such series pursuant to their terms and setting forth a statement of facts showing that the condition or conditions precedent to Enel Chile’s right to so redeem have occurred or been satisfied and (2) an opinion of counsel, who is reasonably satisfactory to the Trustee, to the effect that Enel Chile has or will become obligated to pay Additional Amounts above the Minimum Withholding Level, as a result of the change or amendment as described above, and that all governmental approvals necessary for it to effect the redemption have been obtained and are in full force and effect or specifying any such necessary approvals that as of the date of the opinion have not been obtained.

Reacquisition

There is no restriction on Enel Chile’s ability or the ability of any of its subsidiaries, or their respective affiliates, to purchase or repurchase outstanding notes.

Certain Covenants

The Indenture contains, among others, the following covenants:

Limitation on Liens

Enel Chile will not, nor will it permit any Subsidiary to, issue, assume or guarantee any Indebtedness, if such Indebtedness is secured by a Lien upon any Specified Property or any Capital Stock or Indebtedness of any Person, now owned or hereafter acquired, unless, concurrently with the issuance, assumption or guarantee of such Indebtedness, the notes shall be secured equally and ratably with (or prior to) such Indebtedness; provided, however, that the foregoing restriction shall not apply to:

(1) any Lien on any property acquired, constructed or improved by Enel Chile or any Subsidiary which is created, incurred or assumed contemporaneously with, or within one year after, such acquisition (or in the case of any such property constructed or improved, after the completion or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price of such property or the costs of such construction or improvement (including costs such as escalation, interest during construction and finance costs); provided that in the case of any such construction or improvement the Lien shall not apply to any such property theretofore owned by Enel Chile or any Subsidiary, other than any theretofore unimproved real property on which the property so constructed, or the improvement, is located;

(2) any Lien on any property existing at the time of acquisition thereof and which is not created as a result of or in connection with or in anticipation of such acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such property and is otherwise permitted by clause (1) above);

(3) any Lien on any property of a Person which is merged with or into Enel Chile or a Subsidiary or any Lien existing on property of a Person which existed at the time such Person becomes a Subsidiary and, in either such case, which is not created as a result of or in connection with or in anticipation of any such transaction (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such Person and is otherwise permitted by clause (1) above);

(4) any Lien which secures only Indebtedness owing by a Subsidiary to Enel Chile, to one or more Subsidiaries or to Enel Chile and one or more Subsidiaries;

(5) any extension, renewal or replacement (or successive extensions, renewals, or replacements), in whole or in part, of any Lien referred to in foregoing clauses (1) through (4) inclusive; provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);

(6) any Lien to secure the performance of tenders, bids, leases, progress payments, performance or return-of-money bonds and other similar obligations; and

(7) any Lien existing on the date of the Indenture or granted pursuant to an agreement existing on the date of the Indenture.

Enel Chile or any Subsidiary, however, may issue, assume or guarantee Indebtedness secured by a Lien which would otherwise be prohibited under the provisions of the Indenture described in this section or enter into Sale and Leaseback Transactions that would otherwise be prohibited by the provisions of the Indenture described below under “—Limitations on Sale and Leaseback Transactions”; provided that the aggregate amount of such Indebtedness of Enel Chile and its Subsidiaries together with the aggregate Attributable Value of all such Sale and Leaseback Transactions of Enel Chile and its Subsidiaries shall not exceed 15% of Consolidated Net Tangible Assets at the time any such Indebtedness is issued, assumed or guaranteed by Enel Chile or any Subsidiary or at the time any such Sale and Leaseback Transaction is entered into.

Limitations on Sale and Leaseback Transactions

Neither Enel Chile nor any Subsidiary may enter into any Sale and Leaseback Transaction with respect to any Specified Property, unless either (x) Enel Chile or such Subsidiary would be entitled pursuant to the provisions of the Indenture described above under “— Limitations on Liens” to issue, assume or guarantee Indebtedness secured by a Lien on such Specified Property without equally and ratably securing the notes or (y) Enel Chile or such Subsidiary shall apply or cause to be applied, in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the Specified Property so leased, to the retirement, within one year after the effective date of such Sale and Leaseback Transaction, of Indebtedness of Enel Chile ranking at least on a parity with the notes and owing to a Person other than Enel Chile or any Affiliate of Enel Chile or to the acquisition, purchase, construction, development, extension or improvement of real property or personal property used by Enel Chile or any Subsidiary in the ordinary course of business. The restrictions set forth in the preceding sentence will not apply to transactions providing for a lease for a term, including any renewal thereof, of not more than three years or to arrangements between Enel Chile and a Subsidiary or between Subsidiaries.

Certain Definitions

The following terms have the following definitions in the Indenture:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Attributable Value” means, as to any particular lease under which Enel Chile or any Subsidiary is at any time liable as lessee and any date as of which the amount thereof is to be determined, the total net obligations of the lessee for rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) discounted from the respective due dates thereof to such date at a rate per annum equivalent to the interest rate inherent in such lease (as determined in good faith by Enel Chile in accordance with generally accepted financial practice).

“Capital Stock” of any Person means any and all shares, interests, rights to purchase warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into any of the foregoing.

“Consolidated Net Tangible Assets” means the total of all assets (including revaluations thereof as a result of commercial appraisals, price-level restatement or otherwise) appearing on a consolidated balance sheet of Enel Chile and its Subsidiaries, net of all applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets (which term shall not be construed to include such revaluations), less the aggregate of the current liabilities of Enel Chile and its Subsidiaries appearing on such balance sheet.

“Indebtedness” means, with respect to any Person (without duplication), (a) any liability of such Person (1) for borrowed money or under any reimbursement obligation relating to a letter of credit, financial bond or similar instrument or agreement, (2) evidenced by a bond, note, debenture or similar instrument or agreement (including a purchase money obligation) given in connection with the acquisition of any business, properties or assets of any kind (other than a trade payable or a current liability arising in the ordinary course of business or a performance bond or similar obligation), (3) for the payment of money relating to any obligations under any capital lease of real or personal property or (4) for purposes of the “—Limitations on Liens” and “—Limitations on Sale and Leaseback Transactions” sections, under any agreement or instrument in respect of an interest rate or currency swap, exchange or hedging transaction or other financial derivatives transaction; (b) any liability of others described in the preceding clause (a) that the Person has guaranteed or that is otherwise its legal liability; and (c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above. For the purpose of determining any particular amount of

Indebtedness under this definition, guarantees of (or obligations with respect to letters of credit or financial bonds supporting) Indebtedness otherwise included in the determination of such amount shall also not be included.

“Lien” means any mortgage, pledge, lien, security interest, charge or other encumbrance (including any conditional sale or other title retention agreement or lease in the nature thereof other than a title retention agreement in connection with the purchase of goods in the ordinary course of business).

“Person” or “person” means any individual, corporation, limited liability company, partnership, joint venture, association, company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Sale and Leaseback Transaction” means any transaction or series of related transactions pursuant to which Enel Chile or any Subsidiary sells or transfers any property to any Person with the intention of taking back a lease of such property pursuant to which the rental payments are calculated to amortize the purchase price of such property substantially over the useful life thereof and such property is in fact so leased.

“Significant Subsidiary” means a Subsidiary which, at the date of determination, based on Enel Chile’s consolidated financial statements for its most recently completed fiscal year, would be a “significant subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission as in effect on the date of the Indenture, assuming Enel Chile is the registrant referred to in such definition, and applying for purposes of such determination the accounting principles from time to time applicable to the Company under the rules and regulations of the Comisión para el Mercado Financiero (Chilean Financial Market Commission) or any successor or other governmental authority of the Republic of Chile having authority to mandate the accounting principles that Enel Chile may or shall use in preparation of its financial reports.

“Specified Property” means any generation, transformation, transmission or distribution facility of Enel Chile or any Subsidiary, whether at the date of the Indenture owned or thereafter acquired, including any land, buildings, structures or machinery and other fixtures that constitute any such facility, or portion thereof.

“Subsidiary” means any corporation or other business entity of which Enel Chile possesses (either directly or through one or more other Subsidiaries) , whether through ownership or control of share capital or other ownership interests, or through contractual or other rights, the power to elect or appoint, under ordinary circumstances, a majority of the directors, managers or trustees of such corporation or other business entity (whether or not capital stock or other ownership interests or any other class or classes shall or might have voting power upon the occurrence of any contingency).

Events of Default

An “Event of Default,” with respect to the notes is defined in the Indenture as:

(i) a default by Enel Chile in the payment of any principal of the notes when due and payable, whether at maturity, upon redemption or otherwise; or

(ii) a default by Enel Chile in the payment of any interest or any Additional Amounts when due and payable on any notes and the continuance of such default for a period of 30 days; or

(iii) a default in the performance or observance of any other term, covenant, warranty or obligation of Enel Chile or any of its Subsidiaries in the notes or the Indenture, not otherwise expressly defined as an Event of Default in (i) or (ii) above, and the continuance of such default for more than 60 days after there has been given, by registered or certified mail or internationally recognized overnight courier to Enel Chile by the Trustee or the holders of at least 25% in aggregate principal amount of notes then outstanding, a written notice specifying such default or breach and requiring it to be remedied; or

(iv) a default by Enel Chile or any Significant Subsidiary in the payment of principal of, or interest on, any individual note, bond, coupon or other instrument or agreement evidencing or pursuant to which there is outstanding Indebtedness of Enel Chile or any of its Significant Subsidiaries, whether such Indebtedness now exists or shall hereafter be created, having a principal amount exceeding US$150 million (or its equivalent in any other currency), other than the notes, by Enel Chile or any of its Significant Subsidiaries when the Indebtedness shall become due and payable (whether at maturity, upon redemption or acceleration or otherwise), if such default shall continue for more than the period of grace, if any, originally applicable thereto and the time for payment of such amount has not been expressly extended; or

(v) certain events of bankruptcy or insolvency with respect to Enel Chile or a Significant Subsidiary.

The Indenture provides that (i) if an Event of Default (other than an Event of Default described in clause (v) above) shall have occurred and be continuing with respect to the notes, either the Trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding, by notice in writing to Enel (and to the Trustee if given by holders), may declare the principal amount of all such outstanding notes and all the interest accrued thereon to be due and payable immediately and upon any such declaration the same shall become and shall be immediately due and payable, anything in the Indenture or in the notes contained to the contrary notwithstanding, and (ii) if an Event of Default described in clause (v) above shall have occurred and be continuing, the principal of all such outstanding notes and all the interest accrued thereon shall, without any notice to Enel Chile or any declaration or other act on the part of the Trustee or any holder of the notes, become and be immediately due and payable, anything in the Indenture or in the notes contained to the contrary notwithstanding. Upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of or any interest on the notes and compliance with certain covenants) may be waived by the holders of a majority in aggregate principal amount of the notes then outstanding.

The Trustee must give to the holders of the notes notice of all uncured defaults known to it (pursuant to the terms of the Indenture) with respect to the notes within 60 days after a responsible officer of the Trustee receives a written notice of such a default; provided that, except in the case of default in the payment of principal, interest or Additional Amounts, Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the notes.

No holder of any notes may institute any action under the Indenture unless (a) such holder shall have given the Trustee written notice of a continuing Event of Default with respect to the notes, (b) the holders of not less than 25% in aggregate principal amount of the notes then outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default, (c) such holder or holders shall have offered the Trustee such reasonable indemnity as the Trustee may require, (d) the Trustee shall have failed to institute an action for 60 days thereafter and (e) no inconsistent direction shall have been given to the Trustee during such 60-day period by the holders of a majority in aggregate principal amount of the notes. Such limitations, however, do not apply to any suit instituted by a holder of a note for enforcement of payment of the principal of and any interest on the note on or after the respective due dates expressed in the note.

The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of the notes, unless such holders shall have offered to the Trustee reasonable indemnity.

Enel Chile is required to furnish to the Trustee annually a statement as to the performance by it of certain of its obligations under the Indenture and as to any default in such performance.

Except for such additional information, documents and reports with respect to the Enel Chile’s compliance with the conditions and covenants under the Indenture as required by the Indenture, delivery of any reports, information or documents to the Trustee pursuant to the Indenture is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein. Transmission of any reports, information or documents to the holders of the notes is for informational purposes only and shall not constitute a representation or warranty as to the accuracy or completeness of the reports, information or documents.

Modification of the Indenture

From time to time Enel Chile and the Trustee may, without the consent of the holders of notes of each series affected, amend, waive or supplement the Indenture for certain specific purposes, including, among other things:

(i) curing ambiguities or defects or correcting or supplementing inconsistencies;

(ii) making any other provisions with respect to matters or questions arising under the Indenture or the notes or making any other change therein as shall not adversely affect the interest of any holder of the notes in any material respect; or

(iii) conforming the Indenture and/or the notes to the “Description of the Notes” section of this prospectus supplement.

In addition, with certain exceptions, the Indenture may be modified by Enel Chile and the Trustee with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding, but no such modification may be made without the consent of the holder of each outstanding note adversely affected by the modification which would:

(i) change the maturity of any payment of principal or any premium of, or any installment of interest on, any note of such series, or reduce the principal amount thereof or the rate of interest (or Additional Amounts, if any, or premium, if any) payable thereon, or change the method of computing the amount of principal thereof or interest (or Additional Amounts, if any, or premium, if any) payable thereon on any date, or change any place of payment where, or the coin or currency in which, any principal on such note or interest or premium, if any, thereon is payable, or impair the right of holders to institute suit for the enforcement of any such payment on or after the date when due;

(ii) reduce the percentage in aggregate principal amount of the outstanding notes, where the consent of holders is required for any such modification or where the consent of holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences provided for in the Indenture; or

(iii) modify any of the provisions of certain sections of the Indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding note of such series adversely affected by the modification.

The Indenture provides that the notes owned by Enel Chile or any Affiliate of Enel Chile shall be deemed not to be outstanding for, among other purposes, consenting to any such modification.

Defeasance and Covenant Defeasance

Enel Chile may, at its option, at any time upon the satisfaction of certain conditions described below, elect to be discharged from its obligations with respect to the notes (a “defeasance”). In general, upon a defeasance,

Enel Chile shall be deemed to have paid and discharged the entire indebtedness represented by the notes and to have satisfied all of its obligations under the notes and the Indenture except for:

(i) the rights of holders of the notes to receive, solely from the trust fund established for such purposes as described below, payments in respect of the principal of and interest (including Additional Amounts, if any), on the notes when such payments are due;

(ii) certain provisions relating to ownership, registration and transfer of the notes;

(iii) certain provisions relating to the rights, powers, trusts, duties and immunities of the Trustee; and

(iv) the provisions relating to this section, as well as provisions relating to Enel Chile’s obligations to the Trustee regarding payment, reimbursement and indemnification.

In addition, Enel Chile may, at its option, at any time, upon the satisfaction of certain conditions described below, elect to be released with respect to the notes from the covenants described above under the caption “—Certain Covenants” (a “covenant defeasance”). Following such covenant defeasance, the occurrence of a breach or violation of any such covenant with respect to the notes will not constitute an Event of Default under the Indenture, and certain other events (not including, among other things, non-payment or bankruptcy and insolvency events) described under “—Events of Default” also will not constitute Events of Default.

In order to cause a defeasance or covenant defeasance with respect to the notes, Enel Chile will be required to satisfy, among other conditions, the following:

(i) Enel Chile shall have irrevocably deposited with the Trustee in trust cash and/or U.S. Government Obligations, or a combination thereof, sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay and discharge the principal of (and premium, if any), and each installment of interest (including Additional Amounts, if any) on, the notes on the stated maturity of such principal of (and premium, if any) or installment of interest (including Additional Amounts, if any) in accordance with the terms of the Indenture and the notes;

(ii) in the case of an election to fully defease the notes, Enel Chile shall have delivered to the Trustee an opinion of counsel stating that:

(x) Enel Chile has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or

(y) since the date of the Indenture there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon, such opinion shall confirm that, the beneficial owners of the notes will not recognize gain or loss for United States federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

(iii) in the case of a covenant defeasance, Enel Chile shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the notes will not recognize gain or loss for United States federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such deposit and covenant defeasance had not occurred;

(iv) no Event of Default, or event which with notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing with respect to the notes, including, with respect to certain events of bankruptcy or insolvency, at any time during the period ending on the 121st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period); and

(v) Enel Chile shall have delivered to the Trustee an opinion of counsel to the effect that payment of amounts deposited in trust with the Trustee, as described above, will not be subject to future taxes, duties, fines, penalties, assessments or other governmental charges imposed, levied, collected, withheld or assessed by, within or on behalf of the Republic of Chile or any political subdivision or governmental authority having power to tax, except to the extent that Additional Amounts in respect thereof shall have been deposited in trust with the Trustee as described above.

Consolidation, Merger, Conveyance or Transfer

Enel Chile may not consolidate with or merge into or convey or transfer its properties and assets substantially as an entirety to any Person, unless:

(i) the successor shall be a corporation organized and existing under the laws of the Republic of Chile, and shall expressly assume, by a supplemental indenture, in form satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the outstanding notes and the performance of every covenant in the Indenture on the part of Enel Chile to be performed or observed;

(ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing; and

(iii) Enel Chile shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the foregoing provisions relating to such transaction, and that all conditions precedent provided for in the Indenture (or the supplemental indenture) relating to such transaction have been complied with.

In case of any such consolidation, merger, conveyance or transfer, such successor corporation will succeed to and be substituted for Enel Chile, as obligor on the notes, with the same effect as if it had been named in the Indenture as such obligor.

Book-Entry System; Delivery and Form

Enel Chile will issue the notes in the form of one or more global notes in definitive, fully registered book-entry form. The global notes will be deposited with, or on behalf of, The Depository Trust Company (the “Depositary” or “DTC”), and registered in the name of Cede & Co., as nominee of the Depositary.

Except as set forth below, the global notes may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or its nominee to a successor Depositary or any nominee of such successor. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form (the “Certificated Notes”) except in the limited circumstances described below. All interests in the global notes, including those held through Euroclear Bank SA/NV (“Euroclear”) or Clearstream Banking, société anonyme, Luxembourg (“Clearstream”), may be subject to the procedures and requirements of the Depositary. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

Certificated Notes

The Indenture provides that the global notes will be exchangeable for Certificated Notes if:

(a) the Depositary notifies Enel Chile that it is unwilling or unable to continue as Depositary for the global notes or the Depositary for the global notes ceases to be a clearing agency registered as such under the Exchange

Act if so required by the applicable law or regulation, and no successor Depositary for the notes shall have been appointed within 90 days of such notification or of Enel Chile becoming aware of the Depositary’s ceasing to be so registered, as the case may be;

(b) Enel Chile, in its sole discretion, executes and delivers to the Trustee an order to the effect that the global notes shall be so exchangeable; or

(c) an Event of Default has occurred and is continuing with respect to the notes and all principal and accrued interest shall have become immediately due and payable and the Trustee has determined that such notes shall no longer be represented by global notes after being advised by counsel that in connection with such Event of Default it is necessary or appropriate for the Trustee or the holder to obtain possession of the notes.

Upon any such exchange, Enel Chile will execute and the Trustee will authenticate and deliver certificated notes in exchange for interests in the global notes. Enel Chile anticipates that those certificated notes will be registered in such names as the Depositary instructs the Trustee and that those instructions will be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in the global notes.

Certain Book-entry Procedures for the Global Notes

The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience and have been obtained from sources that Enel Chile believes to be reliable. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. None of Enel Chile, the Trustee or the underwriters takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

DTC has advised that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a “banking organization” within the meaning of the New York State Banking Law, (iii) a member of the Federal Reserve System, (iv) a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended, and (v) a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its direct and indirect participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers (including the underwriters), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s electronic book-entry system is also available to other entities such as banks, brokers, dealers and trust companies, or clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through direct participants or indirect participants.

Enel Chile expects that pursuant to procedures established by DTC (i) upon deposit of each global note, DTC will credit the accounts of participants designated by or on behalf of the underwriters with an interest in the global note and (ii) beneficial ownership of the notes will be shown on, and the transfer of beneficial ownership thereof will be effected only through, records maintained by DTC (with respect to the beneficial ownership interests of participants) and the records of participants and the indirect participants (with respect to the beneficial ownership interests of persons other than participants). Likewise, beneficial ownership interests in global note may only be transferred in accordance with DTC’s procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Clearstream.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if such holder is not a direct participant or an indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of notes under the Indenture or such global note. Enel Chile understands that under existing industry practice, in the event that Enel Chile request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders.

Payments with respect to the principal or premium, if any, and interest on any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the paying agent on behalf of the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing such notes under the Indenture. Under the terms of the Indenture, Enel Chile and the Trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, none of Enel Chile or the Trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note (including principal, premium, if any, and interest). Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

None of Enel Chile, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, ownership of beneficial interests in the global note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its direct participants and indirect participants or the relationship between such direct participants and indirect participants and the owners of beneficial interests owning through such direct participants and indirect participants

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC’s rules and operating procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary. However, such cross-market transfers will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transfer meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream, as the case may be.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing a beneficial ownership interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as applicable) immediately following DTC’s settlement date. Cash received in Euroclear or Clearstream as a result of a transfer of a beneficial ownership interest in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on DTC’s settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Although Enel Chile believes that DTC, Euroclear and Clearstream have agreed to the procedures described above to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither Enel Chile nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Governing Law; Consent to Service

The Indenture and the notes will be governed by and construed in accordance with the law of the State of New York.

Enel Chile has irrevocably consented to the nonexclusive jurisdiction of any court of the State of New York or any United States Federal court sitting, in each case, in the Borough of Manhattan, The City of New York, New York, United States of America, and any appellate court from any of these courts, and has waived any immunity from the jurisdiction of such courts over any suit, action or proceeding that may be brought in connection with the Indenture or the notes. Enel Chile has appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011 as its initial authorized agent upon which all writs, process and summonses may be served in any suit, action or proceeding brought in connection with the Indenture or the notes against the Issuer in any court of the State of New York or any United States Federal court sitting in the Borough of Manhattan, The City of New York, and has agreed that such appointment shall be irrevocable so long as any of the notes remain outstanding or until the irrevocable appointment by Enel Chile of a successor in The City of New York as its authorized agent for such purpose and the acceptance of such appointment by such successor. Each of the Company and the Trustee irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture, the notes or the transaction contemplated thereby or by any supplemental indenture.

Concerning the Trustee

The Bank of New York Mellon will be the Trustee under the Indenture and has been appointed by us as the initial security registrar and paying agent with respect to the notes. The address of the Trustee is 101 Barclay Street, 7th Floor East, New York, NY 10286.

The Bank of New York Mellon, in each of its capacities including but not limited to Trustee, initial security registrar, and initial paying agent, has not participated in the preparation of this prospectus supplement and does not assume responsibility for its contents, including, for avoidance of doubt, any reports, or any other information related to or referred to herein. No representation, warranty or undertaking, express or implied, is made and no responsibility or liability is accepted by the Trustee as to the accuracy or completeness of the information contained or incorporated in this prospectus supplement or any other information provided by Enel Chile in connection with the offering of the notes. The Trustee has no liability in relation to the information contained or incorporated by reference in this prospectus supplement or any other information provided by Enel Chile in connection with the offering of the notes or their distribution.

The Trustee shall hold funds related to the notes uninvested without liability for interest, unless otherwise agreed in writing. The Trustee shall not be liable for any tax withholding obligations it may have and Enel Chile will comply upon request with all information required for such withholding obligations.

The Indenture has been qualified under the U.S. Trust Indenture Act of 1939, as amended, and the Trustee is eligible to act as trustee for purposes of compliance with such Act.

In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action. The Trustee shall not be responsible for any loss or damage resulting from any action or inaction based on its good faith reliance upon any opinion or advice received in accordance with the terms of the Indenture or for any errors in judgment made in good faith.

The Trustee shall act at the instruction or other direction of any person upon which the Trustee is authorized to rely pursuant to the terms of the Indenture, and shall not be liable for such actions, except to the extent resulting from the negligence or willful misconduct of the Trustee.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under the Indenture arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

MATERIAL CHILEAN AND U.S. FEDERAL TAX CONSIDERATIONS

Chilean Taxation Considerations

The following is a general summary of the material consequences under Chilean tax law of an investment in the notes made by a Foreign Holder (as defined below). It is based on the tax laws of Chile as in effect on the date of this prospectus supplement, including the tax reform enacted by Law No. 20,780 which entered into force on September 29, 2014, as amended by Law No. 20,899 published in the Chilean Official Gazette (Diario Oficial) on February 8, 2016, as well as regulations, rulings and decisions of the Republic of Chile or any political subdivision thereof available on or before such date and now in effect. All of the foregoing is subject to change. Under Chilean law, provisions contained in statutes such as tax rates applicable to foreign investors, the computation of taxable income for Chilean purposes and the manner in which Chilean taxes are imposed and collected may be amended only by another law. In addition, the Chilean tax authorities issue rulings and regulations of either general or specific application and interpret the provisions of Chilean tax law. Chilean taxes may not be assessed retroactively against taxpayers who act in good faith relying on such rulings, regulations or interpretations. Chilean tax authorities may, however, change such rulings, regulations or interpretations prospectively. As of the date of this prospectus supplement, there is currently no applicable income tax treaty in effect between the United States and Chile. However, the United States and Chile have signed an income tax treaty that will enter into force once the treaty is ratified by both countries. Only Chile has ratified the treaty, and there can be no assurance that the treaty will be ratified by the United States. The following summary assumes that there is no applicable income tax treaty in effect between the United States and Chile.

For purposes of this summary, the term “Foreign Holder” means either (i) in the case of an individual holder, a person who is not resident or domiciled in Chile (for purposes of Chilean taxation, (a) an individual is resident in Chile if he or she has resided in Chile for more than six months in one calendar year, or a total of more than six months in two consecutive fiscal years or (b) an individual is domiciled in Chile if he or she resides in Chile with the intention of remaining in Chile (such intention to be evidenced by circumstances such as the acceptance of employment in Chile or the relocation of the individual’s family to Chile)); or (ii) in the case of a legal entity, an entity that is not organized under the laws of Chile, unless the notes are assigned to a branch, agent, representative or permanent establishment of such entity in Chile.

Payments of interest or premium

Under the Chilean Income Tax Law (Ley de Impuesto a la Renta) payments of interest or premium made by us, if any, made to a Foreign Holder in respect of the notes will generally be subject to a Chilean withholding tax currently at the rate of 4%. However, interest, premiums, remuneration for services, financial expenses and any other contractual surcharges paid, credited to an account or made available to entities related to us in respect of loans or liabilities (e.g., notes) during the year in which the indebtedness is considered to be excessive, are subject to a single tax of 35% that will be applied to us separately, to the extent paid to entities related to us. The 4% withholding tax already paid can be used as a credit against the applicable 35% single tax. Our indebtedness will be considered to be excessive (“Excessive Indebtedness”) when at the end of the corresponding fiscal year we have a “total annual indebtedness” with entities incorporated, domiciled, residing or established in a foreign country or in Chile, either related to us or not, that exceeds three times our equity, pursuant to the provisions of article 41 F of the Chilean Income Tax Law. Consequently, interest or premium paid to entities related to us with respect to debt that exceeds this Excessive Indebtedness ratio will be subject to a 35% tax rate applicable to our indebtedness.

Under the Excessive Indebtedness rules, a lender or creditor, such as a holder of the notes, will be deemed to be related to the payor or debtor, if: (i) the beneficiary (i.e., lender or creditor) is incorporated, domiciled, resident or established in one of the territories or jurisdictions listed in article 41H of the Chilean Income Tax Law (harmful preferential tax regimes, as defined in article 41H); or (ii) the beneficiary (i.e., lender or creditor) or debtor belongs to the same corporate group, or directly or indirectly, owns or participates in 10% or more of the capital or the profits of the other or if lender and debtor have a common partner or shareholder which, directly or indirectly, owns or participates in 10% or more of the capital or the profits of both, and that beneficiary is incorporated, domiciled, resident or established outside Chile; or (iii) the debt is guaranteed directly or indirectly by a third party, unless they are not related to the debtor and such third party guarantees the obligations for a fee determined under market conditions; however, the beneficiary shall be deemed related when the non-related third party has executed an agreement or obtained the funds to guarantee the indebtedness granted to the debtor with a related party of the latter under the terms established in clauses (i) or (ii) above, this clauses (iii) or clause (iv) below; or (iv) it refers to securities placed and acquired by independent entities and that are subsequently acquired or transferred to a related entity according to clauses (i) to (iii) above; or (v) one party conducts one or more transactions with a third party who, in turn, directly or indirectly conducts one or more similar or identical transactions with a related party of such party. The debtor will be required to issue a sworn statement in this regard in the form set forth by the Chilean tax authorities.

As described above, we have agreed, subject to specific exceptions and limitations, to pay Additional Amounts to the Foreign Holders of the notes in respect of the Chilean interest withholding tax in order that any interest or premium the Foreign Holder receives from us, net of the Chilean interest withholding tax, equals the amount which would have been received by such Foreign Holder in the absence of such Chilean interest withholding tax. See “Description of the Notes—Payment of Additional Amounts.”

Payments of principal

Under existing Chilean law and regulations, a Foreign Holder will not be subject to any Chilean taxes in respect of payments of principal made by us with respect to the notes. Any other payment to be made by us (other than interest, premium or principal on the notes and except for some special exceptions granted by Chilean law and tax treaties signed by Chile and currently in force) will be subject to an up to 35% withholding tax.

Capital gains

The Chilean Income Tax Law provides that a Foreign Holder is subject to income tax on its Chilean source income. For this purpose, Chilean source income means earnings from activities performed in Chile or from the sale, disposition or other transactions in connection with assets or goods located in Chile. Pursuant to Ruling No. 604 of 2015 issued by the Chilean tax authority, capital gains earned by a Foreign Holder on the sale or disposition of a note issued outside of Chile by a Chilean company would not be deemed as Chilean-sourced income. Therefore, any capital gains realized on the sale or other disposition by a Foreign Holder of the notes generally will not be subject to any Chilean taxes provided that such sales or other dispositions occur outside of Chile to a Foreign Holder (except that any premium payable on redemption of the notes will be treated as interest and subject to the Chilean interest withholding tax, as described above).

Estate, Gift and Inheritance Tax

A Foreign Holder (other than a Chilean national) will not be liable for estate, gift, inheritance or similar taxes with respect to its holdings unless notes held by a Foreign Holder are either deemed located in Chile at the time of such Foreign Holder’s death, or, if the notes are not deemed located in Chile at the time of a Foreign Holder’s death, if such notes were purchased or acquired with cash obtained from Chilean sources.

Stamp Tax

The issuance of the notes will be subject to stamp tax at a rate of 0.8% of the aggregate principal amount of the notes, which will be payable by us. A Foreign Holder will not be liable for Chilean stamp, registration or similar taxes. If the stamp tax is not paid when due, the Chilean Stamp Tax Law imposes a penalty of three times the amount of the tax plus inflation adjustments and interests. Interest payments that are deferred may be subject to stamp tax if such interest payments are deemed capitalized according to Chilean law. In addition, until such tax (and any penalty) is paid, Chilean courts will not enforce any action brought with respect to the notes.

Material U.S. Federal Income Taxation Considerations

General

The following discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed Treasury Regulations, administrative pronouncements and judicial decisions, all as currently in effect and available and all of which are subject to change (possibly on a retroactive basis) and to different interpretations so as to result in U.S. federal income tax consequences different from those discussed below. This discussion is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes. This discussion applies only to beneficial owners of notes that are “U.S. Holders” (as defined below) that hold notes as capital assets within the meaning of Section 1221 of the Code and that are initial investors that purchase the notes at the issue price within the meaning of Section 1273 of the Code.

This summary does not purport to address all U.S. federal income tax considerations that may be relevant to a particular beneficial owner, and beneficial owners are urged to consult their own tax advisors regarding their specific tax situation. The discussion below does not address tax considerations that may be relevant to beneficial owners in special tax situations, such as:

•	banks and certain other financial institutions;

•	insurance companies;

•	a broker or dealer in securities or foreign currency or dealers and traders in securities that elect to use a mark to market method of tax accounting;

•	beneficial owners that hold our notes as part of a hedge, straddle, conversion, integrated transaction or similar transaction;

•	beneficial owners whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	beneficial owners that purchase or sell the notes as part of a wash sales for tax purposes;

•	partnerships or other entities classified as partnerships or other pass-through entities for U.S. federal income tax purposes;

•	tax-exempt organizations;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	accrual method taxpayers who are required to recognize income for U.S. federal income tax purposes no later than when such income is taken into account in applicable financial statements; or

•	an expatriate or former long-term resident of the United States

This discussion does not address the alternative minimum tax or Medicare contribution tax consequences of holding notes or the consequences to owners of equity interests in partnerships or other entities that own the notes, nor does this discussion address any aspect of U.S. federal non-income tax laws, such as estate and gift tax laws, or any aspect of state, local or non-U.S. tax laws.

Prospective purchasers should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of purchasing, owning and disposing of the notes based on the prospective purchaser’s particular circumstances.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of notes that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof, including the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) that validly elects to be treated as a U.S. person for U.S. federal income tax purposes or (2) if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all of the substantial decisions of the trust.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds the notes, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the consequences of the ownership and disposition of a note.

As of the date of this prospectus supplement, there is currently no applicable income tax treaty in effect between the United States and Chile. However, the United States and Chile have signed an income tax treaty that will enter into force once the treaty is ratified by both countries. Only Chile has ratified the treaty and there can be no assurance that the treaty will be ratified by the United States The following summary assumes that there is no applicable income tax treaty in effect between the United States and Chile.

Certain Contingent Payments

Under the terms of the notes, in certain circumstances we may make additional payments to holders of the notes (e.g., under the circumstances described under “Description of the Notes—Payment of Additional Amounts,” “Description of the Notes—Optional Redemption—Make-Whole Redemption,” and “Description of the Notes—Optional Redemption for Changes in Chilean Tax Law”). Due to a lack of relevant authority regarding certain of these payments, the applicability to the notes of Treasury Regulations governing contingent payment debt instruments (“CDPIs”) is uncertain. Although the matter is not free from doubt, we intend to take the position that the payment of additional amounts is a “remote” or “incidental” contingency, that the possibility of such payments does not result in the notes being treated as CDPIs under the applicable Treasury Regulations, and that additional amounts should be taxable as ordinary interest income at the time they are received or accrued, in accordance with the U.S. Holder’s regular tax accounting method. Our determination is binding on a U.S. Holder unless such U.S. Holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the U.S. Internal Revenue Service (the “IRS”), and if the IRS were to successfully challenge this determination, a U.S. Holder might be required to accrue interest income at a higher rate than the stated interest rate on the notes, and to treat as ordinary income any gain realized on the taxable disposition of a note. The remainder of this discussion assumes that the notes will not be treated as CDPIs. U.S. Holders are urged to consult their own tax advisors regarding the potential application to the notes of the CDPI rules and the consequences thereof.

Interest

It is expected, and this disclosure assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. Interest paid to a U.S. Holder on a note, including any Additional Amounts and any Chilean tax withheld, will be includible in gross income as ordinary interest income in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. Thus, U.S. Holders generally will be required to report income in an amount greater than the actual amount of interest received on the notes. In addition, interest on the notes will be treated as foreign-source income, and for purposes of the U.S. foreign tax credit limitation, generally will constitute “passive category income.” U.S. Holders will generally be eligible to claim a foreign tax credit for any Chilean taxes imposed with respect to interest payments on the notes. In lieu of claiming a credit, U.S. Holders may elect to deduct all foreign taxes paid or accrued in computing their U.S. federal taxable income for the relevant taxable year.

The U.S. foreign tax credit rules are complex and subject to a number of limitations under the Code. U.S. Holders should consult their tax advisors as to the application of the U.S. foreign tax credit rules in their particular circumstances.

Sale, Exchange or Retirement

Upon the sale, exchange or retirement of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or retirement of the note (other than accrued but unpaid interest, which will be taxable as described under “—Interest” above), and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to the U.S. Holder. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year. Certain non-corporate U.S. Holders (including individuals) are eligible for preferential rates of taxation on long-term capital gain. Any gain or loss realized by a U.S. Holder on the sale, exchange or retirement of a note generally will be treated as U.S.-source gain or loss for U.S. federal income tax purposes. The deductibility of capital losses is subject to limitations under the Code. Chilean taxes, if any, imposed on any gain upon the sale, exchange or retirement of the notes may not be fully creditable unless the U.S. Holder otherwise has certain foreign-source income.

FATCA

Under certain provisions of the Code and Treasury Regulations promulgated thereunder (such provisions commonly referred to as “FATCA”), a 30% withholding tax may apply to certain “foreign passthru payments” made by a foreign financial institution (an “FFI”), including an FFI in the chain of ownership between an ultimate beneficial owner and the issuer of an obligation that has entered into an agreement with the IRS pursuant to which it agrees to certain due diligence, reporting and withholding functions (such an FFI referred to as a “participating FFI”). FATCA withholding may apply to payments made by a participating FFI to (a) an FFI that is not a participating FFI and is not otherwise exempt from FATCA and to (b) certain other payees who fail to provide sufficient identifying information (including, in certain cases, regarding their U.S. owners). Certain aspects of the application of these rules are modified by intergovernmental agreements between the United States and certain other countries (“Intergovernmental Agreements”), including Chile. The term “foreign passthru payment” is not defined currently and withholding on foreign passthru payments will not apply until January 1, 2019 at the earliest. It is uncertain how foreign passthru payment withholding will apply under Intergovernmental Agreements, if at all. Although we do not expect FATCA withholding to apply to payments we make on the notes, FATCA may impact payments by custodians or intermediaries in the payment chain between the Issuer and the ultimate beneficial owner of the notes. We have no responsibility for any FATCA withholding applied by any such custodians or intermediaries in the ownership chain and would not be required to pay any Additional Amounts were any amount deducted or withheld from any payment pursuant to FATCA. U.S. Holders should consult their own tax advisors with respect to FATCA and its application to the notes and should consider carefully the FATCA compliance status of any financial intermediaries in the chain of ownership through which they hold notes.

U.S. Backup Withholding Tax and Information Reporting

Backup withholding (at the current statutory rate) and information reporting requirements may apply to certain payments of principal or interest on a note and to proceeds of the sale or redemption of a note paid to certain non-corporate U.S. Holders. Information reporting generally will apply to payments of principal or interest and to proceeds from the sale or redemption of notes made within the United States (and, in some cases, outside of the United States) to a U.S. Holder (other than an exempt recipient). Backup withholding generally will not apply to such payments or proceeds unless the U.S. Holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, the backup withholding requirements. Backup withholding does not increase total federal income tax liability. Any backup withholding generally will be allowed as a credit or refund against such liability, provided the required information is timely furnished to the IRS.

Information with Respect to Foreign Financial Assets

U.S. Holders who hold “specified foreign financial assets” with an aggregate value in excess of US$50,000 (and in some circumstances a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. The notes may be subject to these rules. U.S. Holders are urged to consult their own tax advisors regarding the application of this reporting requirement to their ownership of the notes.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the ownership of notes. Prospective purchasers of notes should consult their own tax advisors concerning the tax consequences of their particular situations.

United Kingdom Provision of Information Requirements

The summary below is of a general nature and is based on current United Kingdom (“UK”) tax law as applied in England and published practice of HM Revenue & Customs (“HMRC”), the UK tax authorities. Such law may be repealed, revoked or modified and such practice may not bind HMRC and/or may change (in each case, possibly with retrospective effect), resulting in UK tax consequences different from those discussed below. The summary below deals only with UK rules relating to information that may need to be provided to HMRC in connection with the notes. They do not deal with any other UK tax consequences of acquiring, owning or disposing of the notes. Each prospective investor should seek advice based on its particular circumstances from an independent tax adviser.

Information relating to the notes may be required to be provided to HMRC in certain circumstances. This may include (but is not limited to) information relating to the value of the notes, amounts paid or credited with respect to the notes, details of the holders or the beneficial owners of the notes (or the persons for whom the notes are held), details of the persons who exercise control over entities that are, or are treated as, holders of the notes, details of the persons to whom payments derived from the notes are or may be paid and information and documents in connection with transactions relating to the notes. Information may be required to be provided by, among others, the issuer of the notes, the holders of the notes, persons by or through whom payments derived from the notes are made or credited or who receive such payments (or who would be entitled to receive such payments if they were made), persons who effect or are a party to transactions relating to the notes on behalf of others and certain registrars or administrators. Accordingly, in order to enable these requirements to be met, holders of the notes may be required to provide information to the issuer of the notes or to other persons. In certain circumstances, the information obtained by HMRC may be exchanged with tax authorities in other countries.

European Union Savings Directive

Under Council Directive 2003/48/EC on the taxation of savings income (the “Directive”) each member state of the European Union (“Member State”) was required to provide to the tax authorities of another Member State the details of payments of interest (and other similar income) paid by a person within its jurisdiction to, or collected by such person for, an individual, or certain types of entity established, in that other Member State, except that Austria chose to impose a withholding system for a transitional period unless the recipient opted for information exchange. A number of non-EU countries and certain dependent or associated territories of Member States adopted similar measures.

On November 10, 2015, the Council of the European Union approved Council Directive 2015/2060/EU which has repealed the Directive from January 1, 2017 in the case of Austria, and from January 1, 2016 in relation to all other Member States, subject to ongoing requirements to fulfil administrative obligations (such as the reporting and exchange of information relating to, and accounting for tax withheld from, payments made before those dates). Repeal was needed to prevent overlap between the Directive and a new automatic exchange of information regime to be implemented under Council Directive 2011/16/EU on Administrative Co-operation in the field of Taxation (as amended by Council Directive 2014/107/EU). Council Directive 2011/16/EU (as amended), which effectively implements the Organization for Economic Co-operation and Development’s common reporting standard on automatic exchange of financial account information in tax matters, requires governments to obtain detailed account information from financial institutions and exchange that information automatically with other jurisdictions annually. Council Directive 2011/16/EU (as amended) is, generally, broader in scope than the Directive but does not impose withholding taxes.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement between us and BBVA Securities Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Santander Investment Securities Inc. and Scotia Capital (USA) Inc., as representatives of the underwriters named below, each of the underwriters has, severally and not jointly, agreed to purchase, and we have agreed to sell to each underwriter, the aggregate principal amount of the notes set forth opposite such underwriter’s name below.

Underwriters	Principal Amount of the Notes
BBVA Securities Inc.	US$	166,667,000
Citigroup Global Markets Inc.	US$	166,667,000
J.P. Morgan Securities LLC	US$	166,667,000
Morgan Stanley & Co. LLC	US$	166,667,000
Santander Investment Securities Inc.	US$	166,666,000
Scotia Capital (USA) Inc.	US$	166,666,000

Total	US$	1,000,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the notes if they purchase any of the notes.

In the underwriting agreement, we have agreed that for a period of 30 days from the date of this prospectus supplement, we will not, without the prior written consent of the representatives, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by us and having a tenor of more than one year.

The underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering of the notes to the public, the underwriters may change the public offering price. The offering of the notes by the underwriters is subject to receipt and acceptance of the notes and subject to the underwriters’ right to reject any order in whole or in part. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discount to be received by the underwriters in connection with this offering:

	Per Note	Total
4.875% Notes due 2028	0.450%	US$	4,500,000

The notes are a new issue of securities. We intend to apply to list the notes on the NYSE. We expect trading in the notes on the NYSE to begin within 30 days after the original issue date. If such a listing is obtained, we will have no obligation to maintain such listing, and we may delist the notes at any time. There is currently no established trading market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market-making with respect to the notes without notice. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes.

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of the notes in excess of the aggregate principal amount of the notes to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of the notes made for the purpose of preventing or retarding a decline in the market price of the notes while this offering is in progress.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering, excluding the underwriting discount, will be approximately US$11.4 million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, cash management, investment banking, commercial banking and general financing services for us and our affiliates in the ordinary course of business for which they have received, or may receive, customary fees and expenses. Affiliates of each of the underwriters are lenders to us and an affiliate of Santander Investment Securities Inc. serves as administrative agent and documentation agent under our 18-month senior unsecured term loan credit agreement. See “Item 5. Operating and Financial Review and Prospects—B. Liquidity and Capital Resources” in the 2017 Form 20-F.

The underwriters or their respective affiliates have engaged, or may in the future engage, in commercial banking or investment banking transactions with us and our affiliates, including participating in commercial paper programs and providing credit facilities and investment management services to us and our affiliates. The underwriters or their affiliates have received, or may in the future receive, customary fees and commissions for these transactions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments including serving as counterparties to certain derivative and hedging arrangements and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. If any of the underwriters or their affiliates have a lending relationship with us or our affiliates, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “relevant member state”), each underwriter has agreed that, with effect from and including the date on which the Prospectus Directive was implemented in that relevant member state (the relevant implementation date), it has not made and will not make an offer of the notes to the public in that relevant member state other than to any legal entity which is a qualified investor as defined in the Prospectus Directive; provided that no such offer of the notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the notes to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the expression may be varied in that relevant member state by any measure implementing the Prospectus Directive in that relevant member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in the relevant member state.

Each underwriter has severally and not jointly represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the notes to any retail investor in the European Economic Area. No key information document required by the Packaged Retail and Insurance-based Investment Products Regulation (“PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the European Economic Area has been prepared. Consequently, offering or selling the notes or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the PRIIPs Regulation. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”), (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes.

The seller of the notes has not authorized and does not authorize the making of any offer of notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the seller of the notes or the underwriters.

In connection with any sales of notes outside of the United States, the underwriters may act through one or more of their affiliates.

United Kingdom

Each underwriter of the notes has agreed that:

(a)	it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000, as amended (“FSMA”) with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom; and

(b)	it has only communicated or caused to be communicated or will only communicate or cause to be communicated any invitation or inducement to engage in investment activities (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any of the notes in circumstances in which Section 21(I) of the FSMA does not apply to us.

Canada

The notes may be sold only to purchasers in Alberta, British Columbia, New Brunswick, Nova Scotia, Ontario, Prince Edward Island and Quebec purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Hong Kong

Each underwriter has represented and agreed that:

(a)	it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than: (i) to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); (ii) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that ordinance; and

(b)	it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that ordinance.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended), and the notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(i)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(ii)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

then securities (as defined in Section 239(1) of the SFA), debentures and units of securities and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA, except:

(i)	to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Chile

The notes being offered will not be registered under the Securities Market Law (Ley de Mercado de Valores) in the Securities Registry (Registro de Valores) or in the Foreign Securities Registry (Registro de Valores Extranjeros) of the CMF and, therefore, the notes are not subject to the supervision of the CMF. As unregistered securities in Chile, we are not required to disclose public information about the notes in Chile.

Accordingly, the notes cannot and will not be publicly offered to persons in Chile unless they are registered in the corresponding Securities Registry. The notes may only be offered in Chile in circumstances that do not constitute a public offering under Chilean law or in compliance with CMF Rule 336. Pursuant to the Securities Market Law, a public offering of securities is an offering that is addressed to the general public or to certain specific categories or groups thereof. Considering that the definition of public offering is quite broad, even an offering addressed to a small group of investors may be considered to be addressed to a certain specific category or group of the public and therefore be considered public under applicable law. However, pursuant to CMF Rule 336, the notes may be privately offered in Chile to certain “qualified investors” identified as such therein (which in turn are further described in CMF Rule 216, dated June 12, 2008).

CMF Rule 336 requires the following information to be provided to prospective investors in Chile:

1. Date of commencement of the offer: May 30, 2018. The offer of the notes is subject General Rule (Norma de Carácter General) No. 336, dated June 27, 2012, issued by the CMF;

2. The subject matter of this offer are securities not registered with the Securities Registry (Registro de Valores) of the CMF, nor with the Foreign Securities Registry (Registro de Valores Extranjeros) of the CMF, due to the notes not being subject to the oversight of the CMF;

3. Since the notes are not registered in Chile there is no obligation by the issuer to make publicly available information about the notes in Chile; and

4. The notes shall not be subject to public offering in Chile unless registered with the relevant Securities Registry of the CMF.

CMF Rule 336 further requires the following information to be included in the Spanish language:

Aviso a los Inversionistas Chilenos

La oferta de los bonos se acoge a la Norma de Carácter General N°336 de la Comisión para el Mercado Financiero. Los bonos que se ofrecen no están inscritos bajo la Ley de Mercado de Valores en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la Comisión para el Mercado Financiero, por lo que tales valores no están sujetos a la fiscalización de ésta. Por tratarse de valores no inscritos en Chile, no existe obligación por parte del emisor de entregar en Chile información pública respecto de estos valores. Los bonos no podrán ser objeto de oferta pública en Chile mientras no sean inscritos en el Registro de Valores correspondiente. Los bonos solo podrán ser ofrecidos en Chile en circunstancias que no constituyan una oferta pública o cumpliendo con lo dispuesto en la Norma de Carácter General N°336 de la Comisión para el Mercado Financiero. De conformidad con la Ley de Mercado de Valores Chilena, se entiende por oferta pública de valores la dirigida al público en general o a ciertos sectores o a grupos específicos de éste. Considerando lo amplio de dicha definición, incluso una oferta dirigida a un pequeño grupo de inversionistas puede ser considerada como una oferta dirigida a ciertos sectores o a grupos específicos del público y por lo tanto considerada como pública bajo la ley aplicable. Sin embargo, en conformidad con lo dispuesto por la Norma de Carácter General N°336, los bonos podrán ser ofrecidos privadamente a ciertos “inversionistas calificados,” identificados como tal en dicha norma (y que a su vez están descritos en la Norma de Carácter General N°216 de la Comisión para el Mercado Financiero de fecha 12 de junio de 2008).

La siguiente información se proporciona a potenciales inversionistas de conformidad con la Norma de Carácter General N°336:

1. La oferta de los bonos comienza el 30 de Mayo de 2018, y se encuentra acogida a la Norma de Carácter General N° 336, de fecha 27 de junio de 2012, de la CMF;

2. La oferta versa sobre valores no inscritos en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la CMF, por lo que tales valores no están sujetos a la fiscalización de la CMF;

3. Por tratarse de valores no inscritos en Chile no existe la obligación por parte del emisor de entregar en Chile información pública sobre los mismos; y

4. Estos valores no podrán ser objeto de oferta pública en Chile mientras no sean inscritos en el Registro de Valores correspondiente.

Peru

The notes have not been and will not be approved by or registered with the Peruvian securities regulatory authority, the Superintendence of the Securities Market (Superintendencia del Mercado de Valores). However, the notes have been registered with the Peruvian Superintendence of Banking, Insurance and Private Pension Funds (Superintendencia de Bancos, Seguros y Administradoras Privadas de Fondos de Pensiones) in order to be offered or sold in private placement transactions addressed to Peruvian institutional investors such as Peruvian private pension funds.

Colombia

The notes will not be authorized by the Colombian Superintendence of Finance (Superintendencia Financiera de Colombia) and will not be registered under the Colombian National Registry of Securities and Issuers (Registro Nacional de Valores y Emisores), and accordingly, the notes will not be offered or sold to persons in Colombia except in circumstances which do not result in a public offering under Colombian law.

Taiwan

Each underwriter has represented and warranted that the offer of the notes has not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and the notes may not be sold, issued or offered within Taiwan through a public offering or in a circumstance which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan requiring registration or approval of the Financial Supervisory Commission of Taiwan. Each underwriter has represented and warranted that no person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the notes in Taiwan.

The Republic of Korea (“Korea”)

Each underwriter has represented and agreed that the notes have not been and will not be offered, delivered or sold directly or indirectly in the Republic of Korea or to any resident of Korea except as otherwise permitted under applicable Korean laws and regulations. Each underwriter has undertaken to ensure that any securities dealer to which it sells the notes confirms that it is purchasing such notes as principal and agrees with such underwriter that it will comply with the restrictions described above.

Italy

The offering has not been cleared by the Commissione Nazionale per la Società e la Borsa (“CONSOB”) (the Italian securities exchange commission), pursuant to Italian securities legislation and will not be subject to formal review by CONSOB. Accordingly, no notes may be offered, sold or delivered, directly or indirectly nor may copies of this prospectus supplement or of any other document relating to the notes be distributed in Italy, except (a) to qualified investors (investitori qualificati) as referred to in Article 100 of the Italian Legislative Decree No. 58 of February 24, 1998, as amended (the “Italian Financial Act”), and as defined in Article 26, first paragraph, letter (d) of CONSOB Regulation No. 16190 of October 29, 2007, as amended (“Regulation 16190”), pursuant to Article 34 ter, first paragraph letter (b) of CONSOB Regulation No. 11971 of May 14, 1999, as amended (the “Issuer Regulation”), implementing Article 100 of the Italian Financial Act; and (b) in any other circumstances which are exempted from the rules on public offerings pursuant to Article 100 of the Italian Financial Act and the implementing CONSOB regulations, including the Issuer Regulation. Any such offer, sale or delivery of the notes or distribution of copies of this prospectus supplement or any other document relating to the notes in Italy must be in compliance with the selling restrictions under (a) and (b) above and must be:

(a)	made by soggetti abilitati (including investment firms, banks or financial intermediaries, as defined by Article 1, first paragraph, letter (r) of the Italian Financial Act), to the extent duly authorized to engage in the placement and/or underwriting and/or purchase of financial instruments in Italy in accordance with the relevant provisions of the Italian Financial Act, Regulation 16190, as amended, Italian Legislative Decree No. 385 of September 1, 1993, as amended (the “Italian Banking Act”), the Issuer Regulation and any other applicable laws and regulations; and

(b)	in compliance with all relevant Italian securities, tax, exchange control and any other applicable laws and regulations and any other applicable requirement or limitation that may be imposed from time to time by CONSOB, the Bank of Italy or any other relevant Italian competent authorities.

Any investor purchasing the notes is solely responsible for ensuring that any offer or resale of the notes by such investor occurs in compliance with applicable laws and regulations.

LEGAL MATTERS

Certain matters of New York law relating to this offering will be passed upon for us by Winston & Strawn, LLP, New York, New York. Certain matters of Chilean law relating to this offering will be passed upon for us by Carey y Cía Ltda., Santiago, Chile. Certain legal matters relating to this offering will be passed upon for underwriters by Cravath, Swaine & Moore LLP, New York, New York and Alessandri & Compañía, Santiago, Chile.

EXPERTS

The consolidated financial statements of Enel Chile and its subsidiaries as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, incorporated in this prospectus by reference from the 2017 Form 20-F, and the effectiveness of its internal control over financial reporting as of December 31, 2017 have been audited by EY Audit S.p.A., an independent registered public accounting firm, as set forth in their reports thereon which are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as expert in accounting and auditing.

The consolidated financial statements of EGPL and its subsidiaries as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, incorporated in this prospectus supplement by reference from the May 2018 Form 6-K, have been audited by EY Audit S.p.A., an independent registered public accounting firm, as set forth in their report thereon which is incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as expert in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a publicly held stock corporation organized under the laws of Chile. None of our directors or executive officers are residents of the United States and all or a substantial portion of our assets and the assets of these persons are located outside the United States. As a result, except as explained below, it may not be possible for investors to effect service of process within the United States upon such persons, or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States or otherwise obtained in U.S. courts.

No treaty exists between the United States and Chile for the reciprocal enforcement of judgments. Chilean courts, however, have enforced final judgments rendered in the United States by virtue of the legal principles of reciprocity and comity, subject to the review in Chile of the United States judgment in order to ascertain whether certain basic principles of due process and public policy have been respected without reviewing the merits of the subject matter of the case. If a United States court grants a final judgment in an action based on the civil liability provisions of the federal securities laws of the United States, enforceability of this judgment in Chile will be subject to the obtaining of the relevant “exequatur” (i.e., recognition and enforcement of the foreign judgment) according to Chilean civil procedure law in force at that time, and consequently, subject to the satisfaction of certain factors. Currently, the most important of these factors are:

•	the existence of reciprocity;

•	the absence of any conflict between the foreign judgment and Chilean laws (excluding for this purpose the laws of civil procedure) and public policies;

•	the absence of a conflicting judgment by a Chilean court relating to the same parties and arising from the same facts and circumstances;

•	the absence of any further means for appeal or review of the judgment in the jurisdiction where judgment was rendered;

•	the Chilean courts’ determination that the United States courts had jurisdiction;

•	that service of process was appropriately served on the defendant and that the defendant was afforded a real opportunity to appear before the court and defend its case; and

•	that enforcement would not violate Chilean public policy.

In general, the enforceability in Chile of final judgments of United States courts does not require retrial in Chile but a review of certain relevant legal considerations (i.e. principles of due process and public policy). However, there is doubt:

•	as to the enforceability in original actions in Chilean courts of liabilities predicated solely on the United States federal securities laws; and

•	as to the enforceability in Chilean courts of judgments of United States courts obtained in actions predicated solely upon the civil liability provisions of the federal securities laws of the United States.

In addition, foreign judgments cannot be enforced in any way against properties located in Chile, which, as a matter of Chilean law, are subject exclusively to Chilean law and to the jurisdiction of Chilean courts.

We have appointed CT Corporation System as its authorized agent upon which service of process may be served in any action which may be instituted against us in any United States federal or state court having subject matter jurisdiction in the State of New York, County of New York arising out of or based upon the debt securities offered pursuant to this prospectus supplement and the accompanying prospectus.

PROSPECTUS

Enel Chile S.A.

Shares of Common Stock

Rights to Subscribe for Shares of Common Stock

Debt Securities

We or any selling shareholder identified in a prospectus supplement may from time to time, in one or more offerings, offer our shares of common stock in the form of common stock or in the form of American Depositary Shares, or ADSs. Each ADS represents 50 shares of common stock. We may from time to time also offer rights to subscribe for shares of our common stock.

We may also from time to time, in one or more offerings, offer our debt securities in one or more series.

This prospectus describes the general terms that may apply to these securities and the general manner in which they may be offered. When we or a selling shareholder offer our securities, the specific terms of the securities, including the offering price, and the specific manner in which they may be offered, will be described in supplements to this prospectus.

You should carefully read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference herein or therein, before you invest in these securities.

We may sell these securities on a continuous or delayed basis, directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth their names.

Our shares of common stock are listed on the Santiago Stock Exchange, the Chilean Electronic Stock Exchange and the Valparaíso Stock Exchange, which we refer to collectively as the Chilean Stock Exchanges, under the symbol “ENELCHILE”. Our ADSs are listed on the New York Stock Exchange under the symbol “ENIC”. On May 29, 2018, the last reported sale price of our shares on the Santiago Stock Exchange was Ch$69.38 per share, and the last reported sale price of our ADSs on the New York Stock Exchange was US$5.48 per ADS. If we decide to list any of the other securities that may be offered hereunder on a national stock exchange upon issuance, the applicable prospectus supplement to this prospectus will identify the exchange and the date when we expect to begin trading.

Investing in the securities described herein involves risks. See “Risk Factors” beginning on page 6 of our annual report on Form 20-F for the year ended December 31, 2017 incorporated by reference into this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Our company and our shares of common stock have been registered with the Comisión para el Mercado Financiero (the Chilean Financial Market Commission, formerly known as the Superintendencia de Valores y Seguros), or the CMF. The CMF has not approved or disapproved of the securities offered hereby (including in the form of ADSs) or determined if this prospectus or any Spanish language prospectus that may be used in Chile is truthful or complete.

This prospectus may not be used to sell these securities unless accompanied by a prospectus supplement.

We may not sell these securities or accept any offer to buy these securities until we deliver this prospectus and an accompanying prospectus supplement in final form. We are not using this prospectus and any accompanying prospectus supplement to offer to sell these securities or to solicit offers to buy these securities in any jurisdiction where their offer or sale is not permitted.

The date of this prospectus is May 30, 2018

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic “shelf” registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may offer to sell any combination of the securities described in this prospectus at any time and from time to time in one or more offerings. This prospectus only provides you with a general description of the securities we may offer. Each time we use this prospectus to offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

In the event the information set forth in a prospectus supplement differs in any way from information set forth in this prospectus, you should rely on the information set forth in the prospectus supplement. We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where their offer or sale is not permitted.

You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date of the document or that the information we have filed or will file with the SEC that is incorporated by reference in this prospectus is accurate as of any date other than the filing date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since then.

Unless the context otherwise requires, references in this prospectus, to “Enel Chile”, the “Company”, “we”, “us” and “our” are to Enel Chile S.A. and its consolidated subsidiaries. The term “you” refers to a prospective investor.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and current reports and other information, including the registration statement of which this prospectus is a part and exhibits to the registration statement, with the SEC. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available on our website at www.enelchile.cl. We are an issuer in Chile of securities registered with the CMF. Shares of our common stock are traded on the Chilean Stock Exchanges, under the symbol “ENELCHILE”. Accordingly, we are currently required to file quarterly and annual reports and issue hechos esenciales o relevantes (notices of significant or material events) with the CMF and provide copies of such reports and notices to the Chilean Stock Exchanges. All such reports are in Spanish and available at www.enelchile.cl and www.cmfchile.cl. The information contained on and linked from our Internet site or the CMF site is not incorporated by reference into this prospectus.

INCORPORATION BY REFERENCE

We are “incorporating by reference” in this prospectus specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information contained in documents that we file in the future with the SEC automatically will update and supersede earlier information contained in or incorporated by reference in this prospectus or a prospectus supplement (any information so updated or superseded will not constitute a part of this prospectus, except as so updated or superseded).

We incorporate by reference in this prospectus the documents listed below and any future Annual Reports on Form 20-F and any future Reports on Form 6-K (to the extent designated in the Form 6-K as being filed and incorporated by reference in this prospectus) that we file with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and prior to the termination of the offering under this prospectus:

•	Our Annual Report on Form 20-F for the year ended December 31, 2017, as amended (the “2017 Form 20-F”);

•	Our Report on Form 6-K filed with the SEC on May 30, 2018 (SEC File No. 001-37723); and

•	The descriptions of our common stock and American Depositary Receipts contained in our Registration Statement on Form 20-F, initially filed with the SEC on March 30, 2016, as amended (SEC File No. 001-37723), including any amendment or report that updates such descriptions.

Except for the Reports on Form 6-K specifically listed or described above, we are not incorporating any document or information furnished and not filed in accordance with SEC rules. Upon written or oral request, we will provide you with a copy of any of the incorporated documents without charge (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents). You may submit such a request for this material to Enel Chile S.A., Santa Rosa 76, 15th Floor, Santiago, Chile, Attention: Investor Relations, +562 2353-4682 or via e-mail to ir@enelchile.cl.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain statements that are or may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. These statements include statements regarding our intent, belief or current expectations, including but not limited to any statements concerning:

•	our capital investment program;

•	trends affecting our financial condition or results from operations;

•	our dividend policy;

•	the future impact of competition and regulation;

•	political and economic conditions in the countries in which we or our related companies operate or may operate in the future;

•	any statements preceded by, followed by or that include the words “believes,” “expects,” “predicts,” “anticipates,” “intends,” “estimates,” “should,” “may” or similar expressions; and

•	other statements contained or incorporated by reference in this prospectus or in the documents incorporated by reference herein regarding matters that are not historical facts.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

•	demographic developments, political events, economic fluctuations and interventionist measures by authorities in Chile;

•	water supply, droughts, flooding and other weather conditions;

•	changes in Chilean environmental regulations and the regulatory framework of the electricity industry;

•	our ability to implement proposed capital expenditures, including our ability to arrange financing where required;

•	the nature and extent of future competition in our principal markets;

•	the risk that the integration of Enel Green Power Latin America S.A. may not be successful or we may not realize the business growth opportunities, revenue benefits or other benefits; and

•	the factors discussed in the 2017 Form 20-F and in any prospectus supplement under the heading “Risk Factors.”

You should not place undue reliance on such statements, which speak only as of the date that they were made. Our independent registered public accounting firm has not examined or compiled the forward-looking statements and, accordingly, does not provide any assurance with respect to such statements. You should consider these cautionary statements together with any written or oral forward-looking statements that we may issue in the future. We do not undertake any obligation to release publicly any revisions to forward-looking statements contained in this prospectus or in the documents incorporated by reference herein to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

For all these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

OUR COMPANY

We are a Chilean electricity utility company engaged, through our subsidiaries and affiliates, in the electricity generation and distribution businesses in Chile. As of December 31, 2017, we had 6,351 MW of installed capacity and 1.9 million distribution customers. Our installed capacity is comprised of 28 generation facilities and a total of 111 generation units, of which 55% consists of hydroelectric power plants. We trace our origins to Enersis S.A. (currently known as Enel Américas S.A.). We were spun off from Enersis S.A. on April 21, 2016 and now own Enersis S.A.’s former electricity generation and distribution businesses in Chile independently from Enel Américas S.A. On April 2, 2018, we completed a corporate reorganization (the “2018 Reorganization”) involving us, our conventional electricity generation business and Enel S.p.A.’s non-conventional renewable energy business in Chile held through Enel Green Power Latin América S.A., which was merged into us. As of the date of this prospectus after giving effect to the 2018 Reorganization, we own 93.6% of Enel Generación Chile S.A., a Chilean electricity generation company holding conventional electricity generation operations in Chile, 100% of Enel Green Power Chile Ltda., a Chilean electricity generation company holding non-conventional renewable electricity generation operations in Chile, and 99.1% of Enel Distribución Chile S.A., a Chilean electricity distribution company with operations in the Santiago Metropolitan Area.

We are part of an electricity group controlled by Enel S.p.A., our ultimate controlling shareholder, which, after giving effect to the 2018 Reorganization, beneficially owns 61.9% of our voting shares (excluding treasury stock which will be cancelled) as of the date of this prospectus.

Enel is an Italian energy company with multinational operations in the power and gas markets, with a focus on Europe and Latin America. Enel operates in over 30 countries across four continents, produces energy through a net installed capacity of 83 GW and distributes electricity and gas through a network covering 2.1 million kilometers. With over 65 million users worldwide, Enel has the largest customer base among European competitors and figures among Europe’s leading power companies in terms of installed capacity and reported EBITDA. Enel shares trade on the Milan Stock Exchange.

As of and for the year ended December 31, 2017, we had consolidated assets of Ch$ 5,695 billion and operating revenues of Ch$ 2,529 billion. Our common stock has been registered with the CMF and is listed for trading on the Chilean Stock Exchanges. Additionally, ADSs representing shares of our common stock are registered with the SEC and listed for trading on the NYSE.

We are a publicly held stock corporation (sociedad anónima abierta) organized on March 1, 2016 under the laws of the Republic of Chile. Our principal executive offices are located at Santa Rosa 76, Santiago, Chile and our general telephone number is +562 2353-4400.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our 2017 Form 20-F and other filings we make with the SEC. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks. The applicable prospectus supplement for any securities we may offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement.

USE OF PROCEEDS

Except as may otherwise be described in a prospectus supplement, we intend to use the net proceeds from the offerings hereunder for general corporate purposes, including funding working capital and capital expenditures and possible acquisitions, as well as repayment of outstanding debt. Subject to contractual or other legal restrictions, the net proceeds from the sale of securities may be available to our affiliates through intercompany loans or other means.

We will not receive any of the proceeds for the shares of our common stock, ADSs or rights to be sold by any selling shareholder. Such proceeds will be received by such selling shareholder.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods indicated. For purposes of this table: “Earnings” are defined as pre-tax income from continuing operations adjusted for undistributed earnings of less than majority owned subsidiaries and fixed charges excluding capitalized interest. “Fixed charges” are defined as interest on borrowings (whether expensed or capitalized), the portion of rental expense applicable to interest, and amortization of debt issuance costs.

	Three Months Ended March 31, 2018	Year Ended December 31,
		2017	2016	2015	2014	2013
Ratio of earnings to fixed charges	10.23	14.82	15.29	4.86	5.60	5.92

DESCRIPTION OF SHARE CAPITAL

Set forth below is certain information concerning our share capital and a brief summary of certain significant provisions of Chilean law and our bylaws.

General

Shareholders’ rights in Chilean companies are governed by the company’s bylaws (estatutos), which have the same purpose as the articles or certificate of incorporation and the bylaws of a company incorporated in the United States, and by the Chilean Corporations Act (Law No. 18,046). In addition, D.L. 3500, or the Pension Funds’ System Law, which permits the investment by Chilean pension funds in stock of qualified companies, indirectly affects corporate governance and prescribes certain rights of shareholders. In accordance with the Chilean Corporations Act, legal actions by shareholders to enforce their rights as shareholders of the company must be brought in Chile in arbitration proceedings or, at the option of the plaintiff, before Chilean courts. Members of the Board of Directors, managers, officers and principal executives of the company, or shareholders that individually own shares with a book value or stock value higher that UF 5,000 (approximately Ch$ 134 million as of December 31, 2017) at the time of filing of the lawsuit do not have the option to bring the procedure to the courts.

The Chilean securities markets are principally regulated by the CMF under the Securities Market Law (Law No. 18,045) and the Chilean Corporations Act. These two laws provide for disclosure requirements, restrictions on insider trading and price manipulation, and protection for minority shareholders. The Securities Market Law sets forth requirements for public offerings, stock exchanges and brokers, and outlines disclosure requirements for companies that issue publicly offered securities. The Chilean Corporations Act and the Securities Market Law, both as amended, also provide rules regarding takeovers, tender offers, transactions with related parties, qualified majorities, share repurchases, directors’ committees, independent directors, stock options and derivative actions.

Public Register

We are a publicly held stock corporation incorporated under the laws of Chile. We were constituted by public deed issued on January 8, 2016 by Mr. Iván Torrealba A., Notary Public of Santiago, and registered on January 19, 2016 in the Commercial Register (Registro de Comercio del Conservador de Bienes Raíces y Comercio de Santiago) on page 4288 No. 2570. Our registry in the Securities Registry of the CMF was approved by the CMF on April 13, 2016, under entry No. 1139. We are also registered with the SEC under the commission file number 001-37723 on March 31, 2016.

Reporting Requirements Regarding Acquisition or Sale of Shares

Under Article 12 of the Securities Market Law and General Rule 269 of the CMF, certain information regarding transactions in shares of a publicly held stock corporation or in contracts or securities whose price or results depend on, or are conditioned in whole or in part on the price of such shares, must be reported to the CMF and the Chilean Stock Exchanges. Since ADSs are deemed to represent the shares of common stock underlying the ADSs, transactions in ADSs will be subject to these reporting requirements and those established in Circular 1375 of the CMF. Shareholders of publicly held stock corporations are required to report to the CMF and the Chilean Stock Exchanges on which the shares are listed:

•	any direct or indirect acquisition or sale of shares made by a holder who owns, directly or indirectly, at least 10% of a publicly held stock corporation’s subscribed capital;

•	any direct or indirect acquisition or sale of contracts or securities whose price or results depend on or are conditioned in whole or in part on the price of shares made by a holder who owns, directly or indirectly, at least 10% of a publicly held stock corporation’s subscribed capital;

•	any direct or indirect acquisition or sale of shares made by a holder who, due to an acquisition of shares of such publicly held stock corporation, results in the holder acquiring, directly or indirectly, at least 10% of a publicly held stock corporation’s subscribed capital; and

•	any direct or indirect acquisition or sale of shares in any amount, made by a director, receiver, principal executive, general manager or manager of a publicly held stock corporation.

In addition, majority shareholders of a publicly held stock corporation must inform the CMF and the Chilean Stock Exchanges if such transactions are entered into with the intention of acquiring control of the company or if they are making a passive financial investment instead.

Under Article 54 of the Securities Market Law and General Rule 104 of the CMF, any person who directly or indirectly intends to take control of a publicly held stock corporation must disclose this intent to the market at least ten business days in advance of the proposed change of control and, in any event, as soon as the negotiations for the change of control have taken place or reserved information of the publicly held stock corporation has been provided.

Corporate Objectives and Purposes

Article 4 of our bylaws states that our corporate objectives and purposes are, among other things, to conduct the exploration, development, operation, generation, distribution, transmission, transformation, or sale of energy in any form, directly or through other companies, as well as activities related with research, development, operation, commercialization, purchase and sale, import and the maintenance of any kind of goods related with telecommunications and information technologies and in general, of any kind of goods related with any of the aforementioned activities, and consultancy services in any of the aforementioned matters. An additional purpose shall be to invest and manage our investments in subsidiaries and affiliates such as generators, transmission companies, distributors, or electricity traders or business whose business activity corresponds to any of the following: (i) energy in any of its forms or nature, (ii) providing public services or services whose main input is energy, (iii) telecommunications and information technology services, and (iv) business intermediation via the Internet.

Board of Directors

Our Board of Directors consists of seven members who are elected by shareholders at an ordinary shareholders’ meeting, or OSM, and are elected for three-year terms, at the end of which they will be re-elected or replaced.

The seven directors elected at the OSM are the seven individual nominees who receive the highest majority of the votes. Each shareholder may vote such shareholder’s shares in favor of one nominee or may apportion such shareholder’s shares among any number of nominees.

The effect of these voting provisions is to ensure that a shareholder owning more than 12.5% of our shares is able to elect a member of the Board.

The compensation of the directors is established annually at the OSM.

Certain Powers of the Board of Directors

Our bylaws provide that every agreement or contract that we enter into with our controlling shareholder, our directors or executives, or their related parties, must be previously approved by the affirmative vote of two-thirds of the Board of Directors and be included in the Board meetings, and must comply with the provisions of Title XVI the Chilean Corporations Act.

Agreements or contracts entered into by us with related parties can only be executed when such agreements or contracts are in the best interests of our company and our shareholders, and their price, terms and conditions are consistent with prevailing market conditions at the time of their approval and comply with all the requirements and procedures indicated in Article 147 of the Chilean Corporations Act.

Our bylaws do not contain provisions relating to:

•	the directors’ power, in the absence of an independent quorum, to vote on compensation for themselves or any members of the Board;

•	borrowing powers exercisable by the directors and how such borrowing powers can be varied;

•	retirement or non-retirement of directors under an age limit requirement; or

•	number of shares, if any, required to be owned for directors’ qualification.

Certain Provisions Regarding Shareholder Rights

As of the date of this prospectus, Enel Chile’s capital is comprised of only one class of shares, all of which are shares of common stock and have the same rights.

Our bylaws do not contain any provisions relating to:

•	redemption provisions;

•	sinking funds; or

•	liability for capital reductions by us.

Under the Chilean Corporations Act, the rights of our shareholders may only be modified by an amendment to the bylaws that complies with the requirements explained below under “—Shareholders’ Meetings and Voting Rights.”

Capitalization

Under the Chilean Corporations Act, only the shareholders of a company acting at an extraordinary shareholders’ meeting, or ESM, have the power to authorize a capital increase. When an investor subscribes for shares, these are officially issued and registered under the subscriber’s name, and the subscriber is treated as a shareholder for all purposes, except for receipt of dividends and return of capital in the event that the shares have been subscribed but not paid for. The subscriber becomes eligible to receive dividends only for the shares that the subscriber has actually paid for or, if the subscriber has paid for only a portion of such shares, the pro rata portion of the dividends declared with respect to such shares unless the company’s bylaws provide otherwise. If a subscriber does not fully pay for shares for which the subscriber has subscribed on or prior to the date agreed upon for payment, notwithstanding the actions intended by the company to collect payment, the company is entitled to auction the shares on the stock exchange where such shares are traded, for the account and risk of the debtor, the number of shares held by the debtor necessary for the company to pay the outstanding balances and disposal expenses. However, until such shares are sold at auction, the subscriber continues to hold all the rights of a shareholder, except the right to receive dividends and return of capital. The chief executive officer, or the person replacing him, will reduce in the shareholders’ register the number of shares in the name of the debtor shareholder to the number of shares that remain, deducting the shares sold by the company and settling the debt in the amount necessary to cover the result of such disposal after the corresponding expenses. When there are authorized and issued shares for which full payment has not been made within the period fixed by shareholders at the same ESM at which the subscription was authorized (which in no case may exceed three years from the date of such meeting), these shall be reduced in the non-subscribed amount until that date. With respect to the shares subscribed and not paid following the term mentioned above, the Board must proceed to collect payment, unless the shareholders’ meeting authorizes (by two thirds of the voting shares) a reduction of the company’s capital to the amount effectively collected, in which case the capital shall be reduced by force of law to the amount effectively paid. Once collection actions have been exhausted, the Board should propose to the shareholders’ meeting the approval by simple majority of the write-off of the outstanding balance and the reduction of capital to the amount effectively recovered.

As of December 31, 2017, our subscribed and fully paid capital totaled Ch$ 2,229 billion and consisted of 49,092,772,762 shares of common stock. As of April 2, 2018, after giving effect to the 2018 Reorganization, our subscribed and fully paid capital totaled Ch$ 3,951 billion and consisted of 70,096,723,897 shares of common stock.

Preemptive Rights and Increases of Share Capital

The Chilean Corporations Act requires Chilean publicly held stock corporations to grant shareholders preemptive rights to purchase a sufficient number of shares to maintain their existing ownership percentage of such company whenever such company issues new shares.

Under the Chilean Corporations Act, preemptive rights are exercisable or freely transferable by shareholders during a 30-day period. The preemptive rights to subscribe for shares in capital increases of the company or of any other securities convertible into shares or that confer future rights over these shares, should be offered, at least once, to the shareholders pro rata to the shares held registered in their name at 11:59 p.m. on the fifth business day prior to the date of the start of the preemptive rights period. The preemptive rights offering and the start of the 30-day period for exercising them must be communicated through the publication of a prominent notice, at least once, in the newspaper that must be used for notifications of shareholders’ meetings. During such 30-day period, and for an additional period of up to 30 days immediately following the initial 30-day period, publicly held stock corporations are not permitted to offer any unsubscribed shares to third parties on terms which are more favorable than those offered to their shareholders. At the end of the second 30-day period, a Chilean publicly held stock corporation is authorized to sell unsubscribed shares to third parties on any terms, provided they are sold on one of the Chilean Stock Exchanges.

Shareholders’ Meetings and Voting Rights

An OSM must be held within the first four months following the end of our fiscal year. Our last OSM was held on April 24, 2018. An ESM may be called (i) by the Board of Directors when deemed appropriate, or when requested by shareholders representing at least 10% of the issued shares with voting rights, or (ii) by the CMF. Our last ESM was held on December 20, 2017 in connection with the approval of, among other things, the proposed Reorganization as a related party transaction, the proposed merger with EGPL and the proposed capital increase related to the tender offer by us for all outstanding shares of common stock and ADSs of Enel Generación Chile S.A. not already owned by us and our affiliates. To convene an OSM or an ESM, notice must be given three times in a newspaper located in our corporate domicile. The newspaper designated by our shareholders is El Mercurio de Santiago. The first notice must be published not less than 15-days and no more than 20-days in advance of the scheduled meeting. Notice must also be mailed to each shareholder, to the CMF and to the Chilean Stock Exchanges.

The OSM shall be held on the day stated in the notice and should remain in session until all the matters stated in the notice have been voted upon. However, once constituted, upon the proposal of the chairman or shareholders representing at least 10% of the shares with voting rights, the majority of the shareholders present may agree to adjourn the OSM and to continue it within the same day and place, with no new constitution of the meeting or qualification of powers being necessary, recorded in one set of minutes. Only those shareholders who were present or represented by proxy at the commencement of the meeting may attend the recommencement of the meeting with voting rights.

Under the Chilean Corporations Act, a quorum for a shareholders’ meeting is established by the presence, in person or by proxy, of shareholders representing at least a majority of the issued shares with voting rights of a company. If a quorum is not present at the first meeting, a reconvened meeting can take place at which the shareholders present are deemed to constitute a quorum regardless of the percentage of the shares represented. This second reconvened meeting must take place within 45-days following the scheduled date for the first meeting. Shareholders’ meetings adopt resolutions by the affirmative vote of a majority of those shares present or represented by proxy at the meeting. An ESM must be called to take the following actions:

•	a transformation of the company into an entity other than a publicly held stock corporation governed by the Chilean Corporations Act, a merger or split-up of the company;

•	an amendment to the term of duration or early dissolution of the company;

•	a change in the company’s domicile;

•	a decrease of corporate capital;

•	an approval of capital contributions in kind and non-monetary assessments;

•	a modification of the authority reserved to shareholders or limitations on the Board of Directors;

•	a reduction in the number of members of the Board of Directors;

•	a disposition of 50% or more of the assets of the company, whether it includes disposition of liabilities or not, as well as the approval or the amendment of the business plan which contemplates the disposition of assets in an amount greater that such percentage;

•	the disposition of 50% or more of the assets of a subsidiary, as long as such subsidiary represents at least 20% of the assets of the company, as well as any disposition of its shares that results in the parent company losing its position as controlling shareholder;

•	the form of distributing corporate benefits;

•	issue of guarantees for third-party liabilities which exceed 50% of the assets (if the third party is a subsidiary of the company, the approval of the Board of Directors is deemed sufficient for approval);

•	the purchase of the company’s own shares;

•	other actions established by the bylaws or by law;

•	certain remedies for the nullification of the company’s bylaws;

•	inclusion in the bylaws of the right to purchase shares from minority shareholders, when the controlling shareholders reaches 95% of the company’s shares by means of a tender offer for all of the company’s shares, where at least 15% of the shares have been acquired from unrelated shareholders; or

•	approval or ratification of acts or contracts with related parties.

Regardless of the quorum present, the vote required for any of the actions described above is at least two-thirds of the outstanding shares with voting rights. Other actions at an ESM are approved with the affirmative vote of an absolute majority of the shares present or represented by proxy at the meeting.

Bylaw amendments for the creation of a new class of shares, or an amendment to or an elimination of those classes of shares that already exist, must be approved by at least two-thirds of the outstanding shares of the affected series.

The Chilean Corporations Act does not require a publicly held stock corporation to provide its shareholders the same level and type of information required by the U.S. federal securities laws regarding the solicitation of proxies. However, shareholders are entitled to examine the financial statements and corporate books of a publicly held stock corporation within the 15-day period before its scheduled OSM. Under the Chilean Corporations Act, a notice of a shareholders meeting listing matters to be addressed at the meeting must be mailed at least 15 days prior to the date of such meeting, and, an indication of the way complete copies of the documents that support the matters submitted for voting can be obtained, which must also be made available to shareholders on the company’s website. In the case of an OSM, the annual report of company’s activities, which includes audited financial statements, must also be made available to shareholders and published on the company’s website.

The Chilean Corporations Act provides that, upon the request by the Directors’ Committee or by shareholders representing at least 10% of the issued shares with voting rights, a Chilean company’s annual report must include, in addition to the materials provided by the Board of Directors to shareholders, such shareholders’ comments and proposals in relation to the company’s affairs. In accordance with Article 136 of the Chilean Corporate Regulations (Reglamento de Sociedades Anónimas), the shareholder(s) holding or representing 10% or more of the shares issued with voting rights, may:

•	make comments and proposals relating to the progress of the corporate businesses in the corresponding year, no shareholder being able to make individually or jointly more than one presentation. These observations should be presented in writing to the company concisely, responsibly and respectfully, and the respective shareholder(s) should state their willingness for these to be included as an appendix to the annual report. The Board shall include in an appendix to the annual report of the year a faithful summary of the pertinent comments and proposals the interested parties had made, provided they are presented during the year or within 30-days after its ending; or

•	make comments and proposals on matters that the Board submits for the knowledge or voting of the shareholders. The Board shall include a faithful summary of those comments and proposals in all information it sends to shareholders, provided the shareholders’ proposal is received at the offices of the company at least 10 days prior to the date the information is sent to shareholders by the company. The shareholders should present their comments and proposals to the company, expressing their willingness for these to be included in the appendix to the respective annual report or in information sent to shareholders, as the case may be. The observations referred to in Article 136 may be made separately by each shareholder holding 10% or more of the shares issued with voting rights or shareholders who together hold that percentage, who should act as one.

Similarly, the Chilean Corporations Act provides that whenever the Board of Directors of a publicly held stock corporation convenes an OSM and solicits proxies for the meeting, or circulates information supporting its decisions or other similar material, it is obligated to include the pertinent comments and proposals that may have been made by the Directors’ Committee or by shareholders owning 10% or more of the shares with voting rights who request that such comments and proposals be so included.

Only shareholders registered as such as of 11:59 p.m. on the fifth Chilean business day prior to the date of a shareholders’ meeting are entitled to attend and vote their shares. A shareholder may appoint another individual, who does not need to be a shareholder, as the shareholder’s proxy to attend the meeting and vote on the shareholder’s behalf. Proxies for such representation shall be given in writing for all the shares held by the owner. The proxy may contain specific instructions to approve, reject, or abstain with respect to any of the matters submitted for voting at the meeting and which were included in the notice. Every shareholder entitled to attend and vote at a shareholders’ meeting shall have one vote for every share held.

There are no limitations imposed by the Chilean Corporations Act or our bylaws on the right of nonresidents or foreigners to hold or vote shares of common stock. However, the registered holder of the shares of common stock represented by ADSs, and evidenced by outstanding ADRs, is the custodian of the depositary, currently Banco Santander-Chile, or any successor thereto. Accordingly, holders of ADSs are not entitled to receive notice of meetings of shareholders directly or to vote the underlying shares of common stock represented by ADSs directly. The Deposit Agreement pursuant to which the ADSs are issued (described under “Description of American Depositary Shares”) contains provisions pursuant to which the depositary has agreed to solicit instructions from registered holders of ADSs as to the exercise of the voting rights pertaining to the shares of common stock represented by the ADSs. Subject to compliance with the requirements of the Deposit Agreement and receipt of such instructions, the depositary has agreed to endeavor, insofar as practicable and permitted under the Chilean Corporations Act and the provisions of the bylaws, to vote or cause to be voted (or grant a discretionary proxy to the Chairman of the Board or to a person designated by the Chairman of the Board to vote) the shares of common stock represented by the ADSs in accordance with any such instruction. The depositary shall not itself exercise any voting discretion over any shares of common stock underlying ADSs. If no voting instructions are received by the depositary from a holder of ADSs with respect to the shares of common stock represented by the ADSs, on or before the date established by the depositary for such purpose, the shares of common stock represented by the ADSs, may be voted in the manner directed by the Chairman of the Board, or by a person designated by the Chairman of the Board, subject to limitations set forth in the Deposit Agreement.

Dividends and Liquidation Rights

According to the Chilean Corporations Act, unless otherwise decided by unanimous vote of its issued shares eligible to vote, all companies must distribute a cash dividend in an amount equal to at least 30% of their consolidated net income, unless and except to the extent they have carried forward losses. The law provides that the Board of Directors must agree to the dividend policy and inform such policy to the shareholders at the OSM.

Any dividend in excess of 30% of net income may be paid, at the election of the shareholders, in cash, in company shares, or in shares of publicly held companies owned by the company. Shareholders who do not expressly elect to receive a dividend other than in cash are legally presumed to have decided to receive the dividend in cash.

Dividends, which are declared but not paid within the appropriate time period set forth in the Chilean Corporations Act (as to minimum dividends, 30-days after declaration; as to additional dividends, the date set for payment at the time of declaration), are adjusted to reflect the change in the value of UF, from the date set for payment to the date such dividends are actually paid. Such dividends also accrue interest at the then-prevailing rate for UF-denominated deposits during such period. The right to receive a dividend lapses if it is not claimed within five years from the date such dividend is payable. Payments not collected in such period are transferred for the benefit of the volunteer fire department.

In the event of a liquidation of the company, the shareholders would participate in the assets available in proportion to the number of paid-in shares held by them, after payment to all creditors.

Approval of Financial Statements

The Board of Directors is required to submit our consolidated financial statements to the shareholders annually for their approval. If the shareholders by a vote of a majority of shares present (in person or by proxy) at the shareholders’ meeting reject the financial statements, the Board of Directors must submit new financial statements no later than 60-days from the date of such meeting. If the shareholders reject the new financial statements, the entire Board of Directors is deemed removed from office and a new Board is elected at the same meeting. Directors who individually approved such financial statements are disqualified for reelection for the following period. Our shareholders have never rejected the financial statements presented by our Board of Directors.

Change of Control

The Securities Market Law establishes a comprehensive regulation related to tender offers. The law defines a tender offer as the offer to purchase shares of companies which publicly offer their shares or securities convertible into shares and which offer is made to shareholders to purchase their shares under conditions which allow the bidder to reach a certain percentage of ownership of the company within a fixed period of time. These provisions apply to both voluntary and hostile tender offers.

Acquisition of Shares

There are no provision in our bylaws that discriminate against any existing or prospective holder of shares as a result of such shareholder owning a substantial number of shares. However, no person may directly or indirectly own more than 65% of the outstanding shares of our stock. The foregoing restriction does not apply to the custodian of the depositary as record owner of shares represented by ADSs, but it does apply to each beneficial holder of ADSs. Additionally, our bylaws prohibit any shareholder from exercising voting power with respect to the common stock owned by such shareholder or on behalf of others representing more than 65% of the outstanding issued shares with voting rights.

Right of Dissenting Shareholders to Tender Their Shares

The Chilean Corporations Act provides that upon the adoption of any of the resolutions enumerated below at a meeting of shareholders, dissenting shareholders acquire the right to withdraw from the company and to compel the company to repurchase their shares, subject to the fulfillment of certain terms and conditions. In order to exercise such withdrawal rights, holders of ADSs must first cancel their ADSs and withdraw the shares represented by their ADSs pursuant to the terms of the Deposit Agreement.

“Dissenting” shareholders are defined as those who at a shareholders’ meeting vote against a resolution that results in the withdrawal right, or who if absent from such meeting, state in writing their opposition to the applicable resolution, within the 30-days following the shareholders’ meeting. Shareholders present or represented by proxy at the meeting and who abstain in exercising voting rights shall not be considered as dissenting. The right to withdraw should be exercised for all the shares that the dissenting shareholder had registered in the dissenting shareholder’s name on the record date for the shareholders’ meeting at which the resolution is adopted that gives rise to the exercise of the withdrawal right, provided that such dissenting shareholder remains a record holder on the date on which the dissenting shareholder’s intention to withdraw is communicated to the company.

The price paid to a dissenting shareholder of a publicly held stock corporation whose shares are quoted and actively traded on one of the Chilean Stock Exchanges is the weighted average of the sales prices for the shares as reported on the Chilean Stock Exchanges on which the shares are quoted for the 60-trading-day period between the 90th trading day and the 30th trading day before the shareholders’ meeting giving rise to the withdrawal right. If, because of the volume, frequency, number and diversity of the buyers and sellers, the CMF determines that the shares are not actively traded on a Chilean Stock Exchange, the price paid to the dissenting shareholder shall be the book value. Book value for this purpose shall equal paid capital plus reserves and profits, less losses, divided by the total number of subscribed shares, whether entirely or partially paid. For the purpose of making this calculation, the last consolidated statements of financial position is used, as adjusted to reflect inflation up to the date of the shareholders’ meeting which gave rise to the withdrawal right.

Article 126 of the Chilean Corporate Regulations establishes that in cases where the withdrawal right is available, the company must inform the shareholders of their availability, the value per share that will be paid to shareholders exercising their withdrawal right and the term for exercising the withdrawal right. Such information should be given to shareholders at the same meeting at which the resolutions are adopted giving rise to the withdrawal right, prior to voting on the resolution. A special communication should be given to the shareholders with withdrawal rights, within two days following the date on which the withdrawal rights are effective. In the case of publicly held stock corporations, such information shall be communicated by a prominent notice in a newspaper with a wide national circulation and on its website, in addition to a written communication addressed to the shareholders with withdrawal rights at the address they have registered with the company. The notice of the shareholders’ meeting that includes a matter that gives rise to withdrawal rights should mention the availability of such withdrawal rights.

The resolutions that result in a shareholder’s right to withdraw include, among others, the following:

•	the transformation of the company into an entity other than a publicly held stock corporation governed by Chilean Corporations Act;

•	the merger of the company with another company;

•	the disposition of 50% or more of the assets of the company, whether it includes disposition of liabilities or not, as well as the approval or the amendment of the business plan which contemplates the disposition of assets in an amount greater than such percentage;

•	the disposition of 50% or more of the assets of a subsidiary, as long as such subsidiary represents at least 20% of the assets of the company, as well as any disposition of its shares that results in the parent company losing its position of controlling shareholder;

•	issue of guarantees for third-party liabilities which exceed 50% of the assets (if the third party is a subsidiary of the company, the approval of the Board of Directors is deemed sufficient for approval);

•	the creation of preferential rights for a class of shares or an amendment to the existing ones. In this case the right to withdraw only accrues to the dissenting shareholders of the class or classes of shares adversely affected;

•	certain remedies for the nullification of the company’s bylaws; and

•	other actions established by the company’s bylaws or by law.

Investments by AFPs

The Pension Funds’ System Law permits AFPs to invest their funds in companies that are subject to Title XII and these companies are subject to greater restrictions than other companies. The determination of which stocks may be purchased by AFPs is made by the Risk Classification Committee. The Risk Classification Committee establishes investment guidelines and is empowered to approve or disapprove those companies that are eligible for AFP investments. We are and have been a company subject to Title XII since April 2016 and are approved by the Risk Classification Committee.

Title XII companies, such as Enel Chile, are required to have bylaws that:

•	limit the ownership of any shareholder to a specified maximum percentage, currently 65%;

•	require that certain actions be taken only at a meeting of the shareholders; and

•	give the shareholders the right to approve certain investment and financing policies.

Registrations and Transfers

Shares issued by us are registered with an administrative agent, which is DCV Registros S.A. This entity is also responsible for our shareholders’ registry. In case of jointly owned shares, an attorney-in-fact must be appointed to represent the joint owners in dealing with us.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A. acts as the depositary for the American Depositary Shares. Citibank, N.A.’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary. ADSs are represented by certificates that are known as “American Depositary Receipts” or “ADRs”. The depositary appoints a custodian to safekeep the securities on deposit. The custodian is Banco Santander-Chile, located at Bandera 140, Santiago, Chile.

We appointed Citibank, N.A. as depositary pursuant to the Deposit Agreement, dated as of April 26, 2016, as amended. A copy of the Deposit Agreement is on file with the SEC under cover of a registration statement on Form F-6. You may obtain a copy of the Deposit Agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-210651 when retrieving such copy.

The following is a summary description of the material terms of the ADSs of Enel Chile (“Enel Chile ADSs”) and your rights as an owner of Enel Chile ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that rights and obligations as an owner of Enel Chile ADSs will be determined by reference to the terms of the Deposit Agreement and not by this summary. We urge you to review the Deposit Agreement in its entirety, as well as the form of ADR attached to the Deposit Agreement.

Each Enel Chile ADS represents 50 shares of common stock of Enel Chile on deposit with the custodian. An Enel Chile ADS will also represent any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of Enel Chile ADSs because of legal restrictions or practical considerations.

If you become an owner of Enel Chile ADSs, you will become a party to the Deposit Agreement and therefore will be bound to its terms and to the terms of the ADR that represents your Enel Chile ADSs. The Deposit Agreement and the ADR specify our rights and obligations, as well as your rights and obligations as owner of Enel Chile ADSs and those of the depositary. As an Enel Chile ADS holder you appoint the depositary to act on your behalf in certain circumstances. The Deposit Agreement and the ADRs are governed by New York law. However, our obligations to the holders of shares of Enel Chile common stock will continue to be governed by the laws of Chile, which are different from New York law.

As an owner of Enel Chile ADSs, you may hold your Enel Chile ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated Enel Chile ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The DRS reflects the uncertificated (book-entry) registration of ownership of Enel Chile ADSs by the depositary. Under the DRS, ownership of Enel Chile ADSs is evidenced by periodic statements issued by the depositary to the holders of the Enel Chile ADSs. The DRS includes automated transfers between the depositary and the Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your Enel Chile ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an Enel Chile ADS owner. Banks and brokers typically hold securities such as the Enel Chile ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of Enel Chile ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All Enel Chile ADSs held through DTC are registered in the name of a nominee of DTC. This summary description assumes you have opted to own the Enel Chile ADSs directly by means of an ADR registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns Enel Chile ADSs and will own Enel Chile ADSs at the relevant time.

Dividends and Distributions

As a holder, you generally have the right to receive the distributions made by us on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the Deposit Agreement in proportion to the number of Enel Chile ADSs held as of a specified record date.

Distributions of Cash

Upon receipt by the custodian of a cash distribution for the securities on deposit, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders. The conversion into U.S. dollars will take place only if reasonable, in the judgment of the depositary, if the U.S. dollars are transferable to the United States and if permitted by Chilean law and regulations. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property, such as undistributed rights, held by the custodian in respect of securities on deposit.

Distributions of Shares

Upon receipt of a dividend or free distribution of shares of Enel Chile common stock, the depositary may and will, at our request, distribute to holders, in proportion to the number of Enel Chile ADSs held, new Enel Chile ADSs representing the shares of Enel Chile common stock deposited. Only whole new Enel Chile ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new Enel Chile ADSs upon a distribution of shares of Enel Chile common stock will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new shares of Enel Chile common stock so distributed.

No such distribution of new Enel Chile ADSs will be made if it would violate a law, including the U.S. securities laws. If the depositary does not distribute new Enel Chile ADSs as described above, it will sell the shares of Enel Chile common stock received and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

If we offer to holders of our shares rights to purchase additional shares of Enel Chile common stock, the depositary has discretion as to the procedures to follow in making such rights available to the holders of Enel Chile ADSs, in selling such rights on behalf of holders and making the net proceeds available in U.S. dollars to such holders or in allowing such rights to lapse. If requested by us, the depositary will take the following actions:

•	If at the time of the offering the depositary determines that it is lawful and feasible to make such rights available to holders, the depositary will distribute such rights to holders in proportion to the number of Enel Chile ADSs held, or the depositary will employ such other method as it may deem feasible in order to facilitate the exercise, sale or transfer of rights by such holders;

•	If at the time of the offering the depositary determines that it is not lawful or not feasible to make such rights available to holders, or if the rights are not exercised and appear about to lapse, the depositary in its discretion may sell such rights at public or private sale, and may allocate the net proceeds of any such sale, upon an averaged or other practicable basis; or

•	If by the terms of the offering or for any other reason the depositary cannot make those rights available to the holders, then the depositary may allow those rights to lapse.

Notwithstanding the foregoing, if at least thirty five (35) days (or thirty (30) days in the case of the Reorganization) prior to the proposed distribution of rights to subscribe for additional shares of Enel Chile common stock to the holders of our shares, we notify the depositary, in a written notice signed by our chief executive officer, chief financial officer or general counsel, that (a) offering of rights is in connection with a capital increase associated with a merger and acquisition transaction, a tender offer, or any other corporate reorganization, (b) the primary goal of such capital increase is something other than raising capital, (c) we do not intend to: (i) engage any underwriters for the offering of rights; (ii) market the offering of rights in Chile or the United States; (iii) distribute any transferable rights to holders of Enel Chile ADSs by means of warrants or otherwise (except as provided in this provision); or (iv) create any market in the United States for the rights, and (d) Chilean law requires that holders of shares of Enel Chile common stock are entitled to such rights to subscribe for additional shares of Enel Chile common stock or any rights of any other nature in connection with capital increase (a “notice of non-capital raising transaction”), then (A) the depositary will, after payment of all fees and expenses of the depositary and receipt by the depositary of any supporting documentation reasonably requested from Enel Chile, deliver such rights in the form distributed to holders of shares of Enel Chile common stock in Chile in accordance with Chilean law, only to the holders of Enel Chile ADSs that surrender their Enel Chile ADSs and withdraw the underlying deposited securities (including the rights associated with the shares of Enel Chile common stock constituting deposited securities), in proportion to the number of shares of Enel Chile common stock constituting deposited securities underlying the Enel Chile ADSs surrendered; and (B) to the extent the holders of Enel Chile ADSs do not take action to surrender their Enel Chile ADSs and withdraw the underlying deposited securities, the depositary will not dispose of such rights and will allow the rights to lapse. We, the depositary and the holders of Enel Chile ADSs agree and acknowledge that: (x) we have the right but not the obligation to deliver any notice of non-capital raising transaction; (y) in the event that a notice of non-capital raising transaction is not timely provided or we notify the depositary in writing that this provision will not apply, then this provision will not apply; and (z) our failure to deliver any notice of non-capital raising transaction or any other written notice or instruction under Section 4.5 of the Deposit Agreement (other than the notice to the depositary of the proposed distribution described in the first paragraph of Section 4.5) will not constitute a breach by us of the Deposit Agreement. Notwithstanding anything contained herein to the contrary, we and all holders of Enel Chile ADSs agree and acknowledge that the depositary assumes no responsibility and shall incur no liability (other than due to the depositary’s own negligence or bad faith) in connection with any failure or delay relating to the delivery of rights to holders who choose to cancel their Enel Chile ADSs against receipt of the underlying deposited securities (including the rights associated with the shares of Enel Chile common stock constituting deposited securities) including any failure or delay (other than due to the depositary’s own negligence or bad faith) that results in insufficient time for such holders to exercise or sell any such rights in Chile.

If the distribution of rights requires the rights to be registered under the Securities Act, the depositary will not distribute such rights unless and until such registration statement is in effect, or unless the transaction is exempt from registration under the provisions of the Securities Act.

If the depositary has distributed the rights to holders of Enel Chile ADSs, the depositary will exercise such rights on behalf of the holders upon receipt of the following:

•	payment of the purchase price for the shares to be purchased upon the exercise of the right;

•	a duly completed and signed exercise instruction; and

•	payment of the applicable fee and charges.

Except as described above in connection with timely delivery of a notice of non-capital raising transaction, the depositary will sell the rights that are not exercised or not distributed if such sale is lawful. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the Deposit Agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional Enel Chile ADSs, in each case as described in the Deposit Agreement.

If the election is not made available to you, you will receive either cash or additional Enel Chile ADSs, depending on what a shareholder in Chile would receive upon failing to make an election, as more fully described in the Deposit Agreement.

Other Distributions

Whenever we distribute property other than cash, shares of common stock or rights to purchase additional shares of Enel Chile common stock, the depositary will consult with us to the extent practicable and distribute such property to holders of Enel Chile ADSs in proportion to the number of Enel Chile ADSs held, in any manner that the depositary, with our consent, deems equitable and practicable for accomplishing the distribution.

If the depositary determines that such distribution cannot be made proportionately among the holders of Enel Chile ADSs, or for any other reason the depositary deems such distribution not to be reasonably practicable, the depositary may, with our approval, adopt such distribution method, including a sale, as it deems equitable and practicable.

If the depositary sells such property, the net proceeds of such sale will be distributed to holders as in the case of a cash distribution, net of fees, expenses, taxes or governmental charges payable by holders under the Deposit Agreement.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Changes Affecting Shares of Common Stock

The shares of Enel Chile common stock held on deposit for Enel Chile ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or classification of such shares of common stock or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your Enel Chile ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the shares of Enel Chile common stock held on deposit. The depositary may, with our approval, or at our request, in such circumstances deliver new Enel Chile ADSs to you or call for the exchange of your existing Enel Chile ADSs for new Enel Chile ADSs. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to holders as in the case of a cash distribution.

Redemption

To the extent permitted by applicable law, whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we have provided all of the documentation contemplated in the Deposit Agreement, the depositary will provide notice of the redemption to the holders of Enel Chile ADSs.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the Deposit Agreement and will establish procedures to enable holders of Enel Chile ADSs to receive the net proceeds from the redemption upon surrender of their Enel Chile ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your Enel Chile ADSs. If less than all Enel Chile ADSs are being redeemed, the Enel Chile ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Issuance of Enel Chile ADSs Upon Deposit of Shares of Common Stock

The depositary may create Enel Chile ADSs on your behalf if you or your broker deposits shares of Enel Chile common stock with the custodian. The depositary will deliver these Enel Chile ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the shares of Enel Chile common stock to the custodian.

The issuance of Enel Chile ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the shares of Enel Chile common stock have been duly transferred to the custodian. The depositary will only issue Enel Chile ADSs in whole numbers.

When you make a deposit of shares of Enel Chile common stock, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	The shares are duly authorized, validly issued, fully paid, non assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such shares have been validly waived or exercised.

•	You are duly authorized to deposit the shares.

•	The shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the Enel Chile ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the Deposit Agreement).

•	The shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties is incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to attempt to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you are entitled to transfer, combine or split up your ADRs and the Enel Chile ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•	duly deliver the ADRs to the depositary at its principal office;

•	ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer; and

•	pay all applicable fees, charges, expenses taxes and other government charges payable by ADR holders pursuant to the terms of the Deposit Agreement, in connection with a transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs to be combined or split up to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the Deposit Agreement, in connection with a combination or split up of ADRs.

Withdrawal of Shares Upon Cancellation of ADSs

As a holder, you are entitled to present your Enel Chile ADSs to the depositary for cancellation and then receive the underlying shares of Enel Chile common stock at the custodian’s offices. In order to withdraw the shares of Enel Chile common stock represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of Enel Chile ADSs and any charges and taxes payable upon the transfer of the shares of Enel Chile common stock being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the Enel Chile ADSs will not have any rights under the Deposit Agreement.

If you hold an Enel Chile ADS registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and certain other documents as the depositary may deem appropriate before it will cancel your Enel Chile ADSs. The withdrawal of the shares of Enel Chile common stock represented by your Enel Chile ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept Enel Chile ADSs for cancellation that represent a whole number of securities on deposit.

You have the right to withdraw the securities represented by your Enel Chile ADSs at any time except for:

•	Temporary delays that are caused by closing of the transfer books for the shares of Enel Chile common stock or the Enel Chile ADSs or the payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed due to laws or regulations applicable to Enel Chile ADSs or the withdrawal of deposited securities.

The Deposit Agreement may not be modified to impair your right to withdraw the securities represented by your Enel Chile ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the Deposit Agreement to instruct the depositary to exercise the voting rights for the shares of Enel Chile common stock represented by your Enel Chile ADSs. The voting rights of holders of shares of Enel Chile common stock are described in “—Description of Share Capital—Shareholders’ Meetings and Voting Rights.”

The depositary will mail to you any notice of a shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by Enel Chile ADSs.

If the depositary timely receives voting instructions from a holder of Enel Chile ADSs, it will endeavor insofar as practicable to vote the securities represented by the holder’s Enel Chile ADSs in accordance with such voting instructions.

Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. There is no assurance that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

If the depositary does not receive your voting instructions in a timely manner you will nevertheless be treated as having instructed the depositary to give a discretionary proxy with full power of substitution to our Chairman of the Board or to a person designated by the Chairman of the Board to vote the shares represented by your Enel Chile ADSs in his/her discretion. The depositary will deliver such discretionary proxy to vote on any matter other than:

•	Any matter where substantial opposition exists by holders of Enel Chile ADSs, it being understood that an election of directors at an annual or extraordinary meeting of shareholders is not a contested matter involving substantial opposition;

•	matters that materially and adversely affect the rights of holders of Enel Chile ADSs; or

•	any matter as to which the Chairman of the Board directs the depositary that he or she does not wish such proxy to be given.

Fees and Charges

The holders of Enel Chile ADSs are required to pay the following fees of the depositary:

	Service Fees	Fees
(1)	Issuance of ADS upon deposit of shares (i.e., an issuance upon a deposit of shares or upon a change in the ADS(s)-to-share(s) ratio), excluding issuances as a result of distributions described in paragraph (4) below.	Up to US$5.00 per 100 ADSs (or fraction thereof) issued.

(2)	Delivery of deposited securities against surrender of ADS	Up to US$5.00 per 100 ADSs (or fraction thereof) surrendered.

(3)	Distribution of cash dividends or other cash distributions (i.e., sale of rights and other entitlements)	Up to US$5.00 per 100 ADSs (or fraction thereof) held.

(4)	Distribution of ADS pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADS	Up to US$5.00 per 100 ADSs (or fraction thereof) held.

(5)	Distribution of securities other than ADS or rights to purchase additional ADS (i.e., spin-off of shares)	Up to US$5.00 per 100 ADSs (or fraction thereof) held.

(6)	Depositary services	Up to US$5.00 per 100 ADSs (or fraction thereof) held on the applicable record date(s) established by the depositary.

As an Enel Chile ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary and certain taxes and governmental charges such as:

•	Fees for the transfer, exchange or registration of shares of common stock, such as upon deposit and withdrawal of shares of common stock;

•	Expenses incurred for converting foreign currency into U.S. dollars;

•	Expenses for cable, telex and fax transmissions and for delivery of securities;

•	Taxes and other governmental charges upon the transfer of securities, such as when shares of common stock are deposited or withdrawn from deposit; and

•	Fees and expenses incurred in connection with the delivery or servicing of shares of common stock on deposit.

We have agreed to pay certain other charges and expenses of the depositary. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes.

Amendments and Termination

We may agree with the depositary to modify the Deposit Agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that increase any fees or charges or that would materially prejudice any of their existing substantial rights under the Deposit Agreement, except in very limited circumstances enumerated in the Deposit Agreement.

You will be bound by the modifications to the Deposit Agreement if you continue to hold your Enel Chile ADSs after the modifications to the Deposit Agreement become effective. The Deposit Agreement cannot be amended to prevent you from withdrawing the shares of Enel Chile common stock represented by your Enel Chile ADSs, except as permitted by law.

We have the right to direct the depositary to terminate the Deposit Agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the Deposit Agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the Deposit Agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your Enel Chile ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of Enel Chile ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of Enel Chile ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

The depositary will maintain Enel Chile ADS holder records at its depositary office. You may inspect such records at such office at all reasonable times but solely for the purpose of communicating with other holders in the interest of matters relating to the Enel Chile ADSs, the Deposit Agreement or our business.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The Deposit Agreement limits our obligations and the depositary’s obligations to you. Please note the following:

•	We and the depositary are obligated only to take the actions specifically stated in the Deposit Agreement without negligence or bad faith.

•	The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the Deposit Agreement.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the Deposit Agreement.

•	We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from, or delayed in, doing or performing any act or thing required by the terms of the Deposit Agreement, by reason of any provision, present or future of any law or regulation, or by reason of any present or future provision of foreign exchange contract or our bylaws, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•	We and the depositary disclaim any liability by reason of the performance or non-performance or delay in the performance of any act or thing that may be done in their discretion.

•	We and the depositary disclaim any liability by reason of any exercise or failure to exercise discretion contemplated in the Deposit Agreement.

•	We and the depositary further disclaim liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any governmental authority, any person presenting shares for deposit, any record or beneficial holder of Enel Chile ADSs or authorized representative thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•	We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of shares but is not, under the terms of the Deposit Agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary also disclaim liability for any consequential or punitive damages resulting from any breach of the terms of the Deposit Agreement.

Pre-Release Transactions

The depositary may, in certain circumstances, issue Enel Chile ADSs before receiving a deposit of shares or release shares of common stock before receiving Enel Chile ADSs. These transactions are commonly referred to as “pre-release transactions.” The Deposit Agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions, including the need to receive collateral, the type of collateral required and the representations required from brokers. The depositary may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the Enel Chile ADSs and the securities represented by the Enel Chile ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue Enel Chile ADSs, to deliver transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduce tax withholding for any distribution on behalf of holders of Enel Chile ADSs. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion can be done on a practicable basis and will distribute the U.S. dollars in accordance with the terms of the Deposit Agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency cannot be done on a practicable basis, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	Convert the foreign currency to the extent permissible and distribute the U.S. dollars to the holders for whom the conversion and distribution is practicable;

•	Distribute the foreign currency to holders for whom the distribution is lawful and practicable; or

•	Hold the foreign currency, without liability for interest, for the applicable holders.

DESCRIPTION OF RIGHTS TO SUBSCRIBE FOR COMMON STOCK OR ENEL CHILE ADSS

We may issue rights to subscribe for shares of Enel Chile common stock or Enel Chile ADSs. These rights may or may not be transferable by the security holder receiving the rights. In connection with any offering of rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed after such offering.

The terms of the rights to subscribe for shares of Enel Chile common stock or Enel Chile ADSs will be set forth in a prospectus supplement which, will describe, among other things:

•	the exercise price;

•	the aggregate number of rights to be issued;

•	the number of shares or Enel Chile ADSs purchasable upon exercise of each right;

•	the procedures for exercising the right;

•	the date upon which the exercise of rights will commence;

•	the expiration date;

•	the extent to which the rights are transferable;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed shares or Enel Chile ADSs;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of the rights; and

•	any other material terms of the rights.

DESCRIPTION OF DEBT SECURITIES

This section describes the terms of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent to which the general provisions described below may apply to such debt securities will be outlined in the applicable prospectus supplement. The debt securities may be issued from time to time in one or more series. As used is this section, “we,” “us,” “our,” “Enel Chile” or “the Company” refers only to Enel Chile S.A., and not to any of our subsidiaries, unless explicitly stated.

The debt securities covered by this prospectus will be issued under an indenture (the “Indenture”) to be entered into between us and The Bank of New York Mellon, as trustee (the “Trustee”). The form of the Indenture is filed as an exhibit to the registration statement of which this prospectus is a part. If we elect to issue debt securities under another indenture, we will describe certain provisions of that indenture in a prospectus supplement.

Wherever we refer to particular sections or defined terms of the Indenture, those sections or defined terms are incorporated by reference in this description as part of the statement made, and the statement is qualified in its entirety by such reference. Because we have included only a summary of the material Indenture terms below, the Indenture should be read in full to understand every detail of the terms of the debt securities.

We encourage you to read carefully the summary below, the applicable prospectus supplement and the Indenture.

General

The Indenture provides that Enel Chile may issue debt securities thereunder from time to time in one or more series to be issued in one of the forms approved from time to time by or pursuant to a Board resolution, an officer’s certificate or one or more supplemental indentures. The Indenture does not limit the aggregate amount of debt securities that may be issued by Enel Chile under the Indenture.

The debt securities will be unsecured and unsubordinated obligations of Enel Chile and will rank pari passu in right of payment with all other existing and future unsecured and unsubordinated obligations of Enel Chile, except for statutory priorities and obligations granted preference by operation of Chilean law. The debt securities will not be obligations of or guaranteed by any of our subsidiaries.

We will prepare a prospectus supplement for each series of debt securities that we issue. Each prospectus supplement will set forth the applicable terms of the debt securities to which it relates. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	the date or dates on which the principal of any of the debt securities will be payable;

•	the rate or rates at which the debt securities will bear interest, if any, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable and the record date for any such interest payable;

•	the place or places where the principal of and any premium and interest on any of such debt securities will be payable;

•	the obligation, if any, we have to redeem or purchase any of the debt securities out of any sinking fund or at the option of the holder, and the period or periods within which, the price or prices at which and the terms and conditions on which any of such debt securities will be redeemed or purchased, in whole or in part;

•	the denominations in which any of the debt securities will be issuable, if other than denominations of US$1,000 and any integral multiple thereof;

•	if the amount of principal, premium, if any, or interest on any of the debt securities may be determined with reference to an index or by a formula, the manner in which such amounts will be determined;

•	if other than the currency of the United States, the currency, currencies or currency units in which the principal, premium, if any, or interest on any of the debt securities will be payable;

•	if the principal, premium, if any, or interest on any of the debt securities is to be payable, at our election or the election of the holder, in one or more currencies other than those in which the debt securities are stated to be payable, the currencies in which payment of the principal, premium, if any, and interest on the debt securities as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable;

•	if other than the entire principal amount thereof, the portion of the principal amount of debt securities which will be payable upon declaration of acceleration of the maturity thereof;

•	whether any of the debt securities will be issuable in whole or in part in the form of one or more global securities;

•	any deletions from, modifications of or additions to the events of default applicable to any of the debt securities;

•	any deletions from, modifications of or additions to the covenants applicable to any debt securities;

•	whether the debt securities are issued as part of a new or existing series of debt securities and the title of such series; and

•	any other terms and conditions of the debt securities not inconsistent with the provisions of the Indenture but which may modify or delete any provision of the Indenture insofar as it applies to such series; provided that no term of the Indenture may be modified or deleted if imposed under the U.S. Trust Indenture Act of 1939, as amended, and that any modification or deletion of the rights, duties or immunities of the Trustee shall have been consented to in writing by the Trustee.

The above is not intended to be an exclusive list of the terms that may be applicable to any debt securities and we are not limited in any respect in our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus, provided that the terms are not inconsistent with the Indenture. Any applicable prospectus supplement will also describe any special provisions for the payment of additional amounts with respect to the debt securities.

Certain Covenants

The Indenture contains, among others, the following covenants:

Limitation on Liens. Enel Chile and its subsidiaries may not issue, assume or guarantee any indebtedness secured by a lien on (i) any generation, transformation, transmission or distribution facility of Enel Chile or any subsidiary or (ii) the capital stock or indebtedness of any person, without equally and ratably securing the outstanding debt securities, subject to certain exceptions.

Enel Chile and its subsidiaries may also issue, assume or guarantee indebtedness secured by a lien which would otherwise be prohibited by the covenant on limitations on liens described above or enter into sale and leaseback transactions that would otherwise be prohibited by the covenant on limitations on sale and leaseback transactions described below if the aggregate amount of such secured indebtedness together with the aggregate value of all outstanding sale and leaseback transactions does not exceed a specified amount.

Limitations on Sale and Leaseback Transactions. Sale and leaseback transactions with respect to any generation, transformation, transmission or distribution facility of Enel Chile or any subsidiary are prohibited, unless Enel Chile or such subsidiary:

•	would be entitled to issue, assume or guarantee indebtedness secured by a lien on such facility without equally and ratably securing the debt securities; or

•	applies within one year after the effective date of such sale and leaseback transaction, in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof and, in the case of a sale or transfer of such facility other than for cash, an amount equal to the fair market value of such facility:

•	to the retirement of indebtedness of Enel Chile ranking at least equally with the debt securities owing to a person other than Enel Chile or any of its affiliates; or

•	to the acquisition, purchase, construction, development, extension or improvement of real or personal property used by Enel Chile or any subsidiary in the ordinary course of business.

The restrictions set forth in the preceding sentence will not apply to sale and leaseback transactions providing for a lease for a term, including any renewal thereof, of not more than three years or to arrangements between Enel Chile and its subsidiaries or between subsidiaries.

Events of Default

An “Event of Default,” with respect to the debt securities is defined in the Indenture as:

•	a default by Enel Chile in the payment of any principal of the debt securities when due and payable, whether at maturity, upon redemption or otherwise;

•	a default by Enel Chile in the payment of any interest or any additional amounts when due and payable on any debt securities and the continuance of such default for a period of 30 days;

•	a default in the performance or observance of any other term, covenant, warranty or obligation of Enel Chile or any of its subsidiaries in the debt securities or the Indenture, not otherwise expressly defined as an Event of Default in the first or second bullet above, and the continuance of such default for more than 60 days after written notice to Enel Chile by the Trustee or the holders of at least 25% in aggregate principal amount of debt securities outstanding, specifying such default or breach and requiring it to be remedied;

•	a default by Enel Chile or any significant subsidiary in the payment of the principal of, or interest on, any individual note, bond, coupon or other instrument or agreement evidencing or pursuant to which there is outstanding indebtedness of Enel Chile or any of its significant subsidiaries, whether such indebtedness now exists or shall hereafter be created, having an aggregate principal amount exceeding a specified amount, other than the debt securities of that series, by Enel Chile or any of its significant subsidiaries when the indebtedness becomes due and payable (whether at maturity, upon redemption or acceleration or otherwise), if such default shall continue for more than the period of grace, if any, originally applicable thereto and the time for payment of such amount has not been expressly extended; or

•	certain events of bankruptcy or insolvency with respect to Enel Chile or a significant subsidiary.

The Indenture provides that (i) if an Event of Default (other than a bankruptcy or insolvency-related Event of Default) has occurred and is continuing with respect to the debt securities, either the Trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding, by notice in writing to Enel Chile (and to the Trustee if given by the holders), may declare the principal amount of all such outstanding debt securities and all the interest accrued thereon to be due and payable immediately and (ii) if a bankruptcy or insolvency-related Event of Default occurs and is continuing, the principal of all such outstanding debt securities and all the interest accrued thereon shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the debt securities. Upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of or any interest on the debt securities and compliance with certain covenants) may be waived by the holders of a majority in aggregate principal amount of the debt securities then outstanding.

The Trustee must deliver to the holders of the debt securities notice of all uncured defaults known to it with respect to the debt securities within 60 days after a responsible officer of the Trustee receives a written notice of such a default; provided, that, except in the case of default in the payment of principal, interest or additional amounts on, any of the debt securities, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the debt securities.

No holder of any debt securities may institute any action under the Indenture unless (a) such holder shall have given the Trustee written notice of a continuing Event of Default with respect to the debt securities, (b) the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default, (c) such holder or holders shall have offered the Trustee such reasonable indemnity as the Trustee may require, (d) the Trustee shall have failed to institute an action for 60 days thereafter and (e) no inconsistent direction shall have been given to the Trustee during such 60-day period by the holders of a majority in aggregate principal amount of the debt securities. Such limitations, however, do not apply to any suit instituted by a holder of a debt security for enforcement of payment of the principal of and any interest on the debt security on or after the respective due dates expressed in the note.

The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of the debt securities, unless such holders shall have offered to the Trustee reasonable indemnity.

Enel Chile is required to furnish to the Trustee annually a statement as to the performance by it of certain of its obligations under the Indenture and as to any default in such performance.

Modification and Waivers

From time to time Enel Chile and the Trustee may, without the consent of the holders of debt securities, amend, waive or supplement the Indenture for certain specific purposes, including, among other things, curing ambiguities or defects or correcting or supplementing inconsistencies, or making any other provisions with respect to matters or questions arising under the Indenture or the debt securities or making any other change therein as shall not adversely affect the interest of any holder of the debt securities in any material respect.

In addition, with certain exceptions, the Indenture may be modified by Enel Chile and the Trustee with the consent of the holders of a majority in aggregate principal amount of the debt securities then outstanding, but no such modification may be made without the consent of the holder of each outstanding note adversely affected thereby that would (i) change the maturity of any payment of principal or any premium of or any installment of interest on any note of such series, or reduce the principal amount thereof or the rate of interest (or additional amounts, if any, or premium, if any) payable thereon, or change the method of computing the amount of principal thereof or interest (or additional amounts, if any, or premium, if any) payable thereon on any date, or change any place of payment where, or the coin or currency in which, any principal on such note or interest or premium, if any, thereon is payable, or impair the right of holders to institute suit for the enforcement of any such payment on or after the date when due, (ii) reduce the percentage in aggregate principal amount of the outstanding debt securities, where the consent of holders is required for any such modification or where the consent of holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences provided for in the Indenture, or (iii) modify any of the provisions of certain sections of the

Indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding note of such series adversely affected thereby. The Indenture provides that the debt securities owned by Enel Chile or any Affiliate of Enel Chile shall be deemed not to be outstanding for, among other purposes, consenting to any such modification.

Consolidation, Merger and Sale of Assets

Enel Chile may not consolidate with or merge into or convey or transfer its properties and assets substantially as an entirety to any person, unless (i) the successor shall be a corporation organized and existing under the laws of the Republic of Chile, and shall expressly assume, by a supplemental indenture, in form satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest and additional amounts, if any, on all the outstanding debt securities and the performance of every covenant in the Indenture on the part of Enel Chile to be performed or observed; (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (iii) Enel Chile shall have delivered to the Trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the foregoing provisions relating to such transaction, and that all conditions precedent provided for in the Indenture (or the supplemental indenture) relating to such transaction have been complied with. In case of any such consolidation, merger, conveyance or transfer, such successor corporation will succeed to and be substituted for Enel Chile, as obligor on the debt securities, with the same effect as if it had been named in the Indenture as such obligor.

Governing Law

The debt securities and the Indenture shall be governed by the laws of the State of New York.

Concerning the Trustee

The Bank of New York Mellon will act as trustee under the Indenture.

The Indenture has been qualified under the U.S. Trust Indenture Act of 1939, as amended, and the Trustee is eligible to act as trustee for purposes of compliance with such Act.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus and any selling shareholder may sell rights to subscribe for shares of common stock or shares of common stock, including shares represented by Enel Chile ADSs, from time to time in one or more transactions, including without limitation:

•	to or through underwriters, brokers or dealers;

•	directly to purchasers or to a single purchaser;

•	through agents; or

•	through a combination of any of these methods.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

The applicable prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	any delayed delivery arrangements;

•	the public offering price or purchase price of the securities and the proceeds to us from the sale of the securities and any discounts, commissions or concessions allowed or reallowed or paid to underwriters, dealers or agents; and

•	any securities exchanges on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the selling shareholder, underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices relating to such prevailing market prices; or

•	at negotiated prices.

Offerings of our equity securities under this prospectus may also be made into an existing trading market for the securities in transactions at other than a fixed price, either:

•	on or through the facilities of any national securities exchange or quotation service on which the securities may be listed, quoted or traded at the time of sale; or

•	to or through a market maker otherwise than on the exchanges or quotation or trading services.

The at-the-market offerings, if any, will be conducted by underwriters, dealers or agents acting as principal or agent for us, who may also be third-party sellers of securities as described above.

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers or agents may be changed from time to time.

Underwriters, dealers or agents that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us or the selling shareholder and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, dealers or agents and describe their commissions, fees or discounts in the applicable prospectus supplement.

Any selling shareholder will act independently of us in making the decision with regards to the timing, manner and size of each sale of shares of common stock covered by this prospectus.

Sales through Underwriters or Dealers

Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities unless otherwise specified in the applicable prospectus supplement in connection with any particular offering of securities.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include short sales, over-allotment and stabilizing transactions and purchases to cover positions created by short sales. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell the offered securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

We or the selling shareholder may sell some or all of the securities covered by this prospectus through:

•	purchases by a dealer, as principal, who may then resell those securities to the public for its account at varying prices determined by the dealer at the time of resale;

•	block trades in which a dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction; or

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers.

Direct Sales and Sales through Agents

We or the selling shareholder may sell the securities directly. Direct sales to investors may be accomplished through subscription offerings or through subscription rights distributed to our shareholders. In connection with subscription offerings or the distribution of subscription rights to shareholders, if all of the underlying offered securities are not subscribed for, we may sell such unsubscribed offered securities to third parties directly and, in addition, whether or not all of the underlying offered securities are subscribed for, we may concurrently offer additional offered securities to third parties directly.

If indicated in an applicable prospectus supplement, we or the selling shareholder may sell the securities through agents from time to time, which agents may be affiliated with us or the selling shareholder. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we or the selling stockholder pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment, unless otherwise specified in the applicable prospectus supplement.

Indemnification; Other Relationships

Agents, underwriters and other third parties described above may be entitled to indemnification by us or the selling shareholder against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us or the selling shareholder in the ordinary course of business.

LEGAL MATTERS

Certain matters of Chilean law, including the validity of the common stock, rights to subscribe for common stock and any debt securities offered pursuant to this prospectus and any prospectus supplement, will be passed upon for us by Carey y Cía. Ltda., Santiago, Chile. Certain matters of New York law, including the validity of any debt securities offered pursuant to this prospectus and any prospectus supplement, will be passed upon for us by Winston  & Strawn LLP, New York, New York.

EXPERTS

The consolidated financial statements of Enel Chile and its subsidiaries as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, incorporated in this prospectus by reference from the Enel Chile 2017 Form 20-F, and the effectiveness of its internal control over financial reporting as of December 31, 2017 have been audited by EY Audit S.p.A., an independent registered public accounting firm, as set forth in their reports thereon which are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as expert in accounting and auditing.

The consolidated financial statements of EGPL and its subsidiaries as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, incorporated in this prospectus by reference from the Report on Form 6-K of Enel Chile filed on May 30, 2018, have been audited by EY Audit S.p.A., an independent registered public accounting firm, as set forth in their report thereon which is incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as expert in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

Enel Chile is a publicly held stock corporation organized under the laws of Chile. None of our directors or executive officers are residents of the United States and all or a substantial portion of our assets and the assets of these persons are located outside the United States. As a result, except as explained below, it may not be possible for investors to effect service of process within the United States upon such persons, or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States or otherwise obtained in U.S. courts.

No treaty exists between the United States and Chile for the reciprocal enforcement of judgments. Chilean courts, however, have enforced final judgments rendered in the United States by virtue of the legal principles of reciprocity and comity, subject to the review in Chile of the United States judgment in order to ascertain whether certain basic principles of due process and public policy have been respected without reviewing the merits of the subject matter of the case. If a United States court grants a final judgment in an action based on the civil liability provisions of the federal securities laws of the United States, enforceability of this judgment in Chile will be subject to the obtaining of the relevant “exequatur” (i.e., recognition and enforcement of the foreign judgment) according to Chilean civil procedure law in force at that time, and consequently, subject to the satisfaction of certain factors. Currently, the most important of these factors are:

•	the existence of reciprocity;

•	the absence of any conflict between the foreign judgment and Chilean laws (excluding for this purpose the laws of civil procedure) and Chilean public policies;

•	the absence of a conflicting judgment by a Chilean court relating to the same parties and arising from the same facts and circumstances;

•	the absence of any further means for appeal or review of the judgment in the jurisdiction where judgment was rendered;

•	the Chilean courts’ determination that the United States courts had jurisdiction;

•	that service of process was appropriately served on the defendant and that the defendant was afforded a real opportunity to appear before the court and defend its case; and

•	that enforcement would not violate Chilean public policy.

In general, the enforceability in Chile of final judgments of United States courts does not require retrial in Chile but a review of certain relevant legal considerations (i.e., principles of due process and public policy). However, there is doubt:

•	as to the enforceability in original actions in Chilean courts of liabilities predicated solely on the United States federal securities laws; and

•	as to the enforceability in Chilean courts of judgments of United States courts obtained in actions predicated solely upon the civil liability provisions of the federal securities laws of the United States.

In addition, foreign judgments cannot be enforced in any way against properties located in Chile, which, as a matter of Chilean law, are subject exclusively to Chilean law and to the jurisdiction of Chilean courts.

Enel Chile has appointed Puglisi & Associates as its authorized agent upon which service of process may be served in any action which may be instituted against us in any United States federal or state court having subject matter jurisdiction in the State of New York, County of New York arising out of or based upon the Enel Chile ADSs or the Deposit Agreement.

Enel Chile has also appointed CT Corporation System at 111 Eighth Avenue, New York, NY 10011 as its authorized agent upon which service of process may be served in the U.S. in any action which may be instituted against Enel Chile arising out of or based upon this prospectus and any prospectus supplement.